As filed with the Securities and Exchange Commission on August 20, 2020.

Registration Statement No. 333-238514

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO:

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

JERRICK MEDIA HOLDINGS, INC.

(to be renamed “Creatd Inc.”)
(Exact name of Registrant as specified in its charter)

Nevada	7819	87-0645394
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2050 Center Avenue Suite 640

Fort Lee, NJ 07024

Telephone: (201) 258-3770

(Address and telephone number of principal executive offices)

Jeremy Frommer

Chief Executive Officer

2050 Center Avenue Suite 640

Fort Lee, NJ 07024

Telephone: (201) 258-3770

(Name, address and telephone number of agent for service)

Copies to:

Andrea Cataneo, Esq. Richard A. Friedman, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 (212) 653-8700	Joseph M. Lucosky, Esq. Scott E. Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4400

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Units, consisting of one share of common stock, par value $0.001 per share, and one warrant to purchase one share of common stock, par value $0.001 per share
Common stock included as part of the Units	$8,625,000	$1,119.53
Warrants included as part of the Units (3)
Shares of common stock issuable upon exercise of the Warrants	$8,625,000	$1,119.53
Total	$17,250,000	$2,239.06	*

(1)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	No fee is required pursuant to Rule 457(i) under the Securities Act.

*	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 20, 2020

PRELIMINARY PROSPECTUS

JERRICK MEDIA HOLDINGS, INC.

(to be renamed “Creatd Inc.”)

833,333 Units

Common Stock and Warrants

This prospectus relates to the sale by Jerrick Media Holdings, Inc. (the “Company” or “Jerrick”) of approximately $7,500,000 of units of securities (the “Units”). The offering price is $          per Unit.

Each Unit consists of (a) one share of our common stock, and (b) one warrant to purchase one share of our common stock at an exercise price equal to $         (100% of the offering price per Unit) until the fifth anniversary of the issuance date. The shares of our common stock and warrants are immediately separable and will be issued separately but will be purchased together in this offering.

We have applied to list our common stock and the warrants on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria. If our common stock and warrants are not approved for listing on the Nasdaq Capital Market, we will not consummate this offering. No assurance can be given that our application will be approved. Upon approval to list our common stock and the warrants on the Nasdaq Capital Market, we will change our name to “Creatd, Inc.” Additionally, upon the securities comprising the Units becoming separately traded, we expect that our common stock and warrants will be listed on the Nasdaq Capital Market under the symbols “CRTD” and “CRTDW,” respectively.

Our common stock is currently trading on the OTCQB Venture Market (the “OTCQB”) under the temporary symbol of “JMDAD,” previously “JMDA.” We have assumed a public offering price of $9.00 per Unit, the last reported sale price for our common stock as reported on the OTCQB on August 18, 2020. The actual public offering price per Unit will be determined between us and the underwriters at the time of pricing and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Quotes of our common stock trading prices on the OTCQB may not be indicative of the market price of our common stock or warrants if listed on the Nasdaq Capital Market.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)
Proceeds to Jerrick Media Holdings, Inc. before expenses

(1)	The Company has also agreed to issue to the underwriters warrants to purchase up to 62,500 shares of the Company’s common stock. See “Underwriting” beginning on page 64 of this prospectus for a description of the Company’s arrangements with the underwriters.

The Company has granted a 45 day option to the representative of the underwriters to purchase up to an additional 125,000 shares of common stock to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers in the offering on or about        , 2020.

Book-Running Manager THE BENCHMARK COMPANY	Co-Manager BROOKLINE CAPITAL MARKETS a division of Arcadia Securities, LLC

The date of this prospectus is         , 2020.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “the Company,” “Jerrick,” “JMDA,” “JMDAD,” “we,” “us,” and “our” refer to Jerrick Media Holdings, Inc. and its consolidated subsidiaries.

This prospectus describes the specific details regarding this offering, the terms and conditions of the common stock being offered hereby and the risks of investing in the Company’s common stock. You should read this prospectus and the additional information about the Company described in the section entitled “Where You Can Find More Information” before making your investment decision.

Neither the Company, nor any of its officers, directors, agents, representatives or underwriters, make any representation to you about the legality of an investment in the Company’s common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in the Company’s common stock.

ADDITIONAL INFORMATION

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different or additional information. The shares of common stock are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks that are protected under applicable intellectual property laws and are the Company’s property or the property of one of the Company’s subsidiaries. This prospectus also contains trademarks, service marks, trade names and/or copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the right of the applicable licensor to these trademarks and trade names.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning the Company’s industry and the markets in which it operates, including market position and market opportunity, is based on information from management’s estimates, as well as from industry publications and research, surveys and studies conducted by third parties. The third-party sources from which the Company has obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but the Company cannot assure you that this information is accurate or complete. The Company has not independently verified any of the data from third-party sources nor has it verified the underlying economic assumptions relied upon by those third parties. Similarly, internal company surveys, industry forecasts and market research, which the Company believes to be reliable, based upon management’s knowledge of the industry, have not been verified by any independent sources. The Company’s internal surveys are based on data it has collected over the past several years, which it believes to be reliable. Management estimates are derived from publicly available information, its knowledge of the industry, and assumptions based on such information and knowledge, which management believes to be reasonable and appropriate. However, assumptions and estimates of the Company’s future performance, and the future performance of its industry, are subject to numerous known and unknown risks and uncertainties, including those described under the heading “Risk Factors” in this prospectus and those described elsewhere in this prospectus, and the other documents the Company files with the Securities and Exchange Commission, or SEC, from time to time. These and other important factors could result in its estimates and assumptions being materially different from future results. You should read the information contained in this prospectus completely and with the understanding that future results may be materially different and worse from what the Company expects. See the information included under the heading “Forward-Looking Statements.”

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “Jerrick,” “we,” “us,” and “our” refer to Jerrick Media Holdings, Inc. and its consolidated subsidiaries.

Overview

Jerrick Media Holdings, Inc. (“JMDA” or “the Company”) is the parent company and creator of the Vocal platform. The Company develops technology-based solutions to solve problems for the creator community, connecting creators with their ideal audiences and with the brands that want to access those audiences. Through a combination of data analysis, design, and development, the Company conceptualizes, creates, and maintains a suite of technology products and provides services that influence a global audience.

Jerrick is committed to identifying and leveraging opportunities within the digital platform and content monetization space. Our proprietary flagship technology platform is Vocal, which provides creators with storytelling tools, engaged communities, and opportunities to monetize their content. Vocal’s architecture was engineered to support a scalable and easy-to-update platform that could adapt its capacity to meet the current and growing demand for digital resources and technologies that foster virtual connection and community.

We maintain a capital-light infrastructure by, among other things, using third party cloud-based service providers. As a result, we are able to focus on platform and revenue growth rather than building and maintaining a costly internal infrastructure. Similarly, while our users can embed rich media, such as video, audio, and product links, into their Vocal stories, the rich media content is hosted elsewhere (such as YouTube, Vimeo, Shopify, Spotify, etc.). As a result, our platform can accommodate rich media content of all kinds without bearing the financial or operational costs associated with hosting the rich media itself.

Vocal’s technology was built to organically sustain and scale multiple lines of revenue, as well as to assimilate external technology platforms and media assets into its existing infrastructure. The Company anticipates continuing to make targeted acquisitions of technologies and public and private companies. The Vocal technology platform, trademark, and related intellectual property are wholly owned and operated by Jerrick.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our common shares. The following and other risks are discussed more fully in the “Risk Factors” section of this prospectus.

●	The Company is a development stage business and subject to the many risks associated with new businesses.

●	Our financial situation creates doubt whether we will continue as a going concern.

●	Our operating expenses exceed our revenues and will likely continue to do so for the foreseeable future.

●	We will need additional capital, which may be difficult to raise as a result of our limited operating history or any number of other reasons.

●	We face intense competition. If we do not provide digital content that is useful to users, we may not remain competitive, and our potential revenues and operating results could be adversely affected.

●	If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products, our revenue, financial results, and business may be significantly harmed.

●	We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

●	Market and economic conditions may negatively impact our business, financial condition and share price.

●	Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

Corporate History and Information

We were originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc.

On February 5, 2016 (the “Merger Closing Date”), we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GPH Merger Sub, Inc., a Nevada corporation and our wholly-owned subsidiary (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as our wholly-owned subsidiary (the “Merger”). Pursuant to the terms of the Merger Agreement, we acquired, through a reverse triangular merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 475,000 shares of our common stock. Additionally, we assumed 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to our current plan.

In connection with the Merger, on the Merger Closing Date, we entered into a Spin-Off Agreement with Kent Campbell (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased (i) all of our interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of our interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 13,030 shares of our common stock held by Mr. Campbell. In addition, Mr. Campbell assumed all of our debts, obligations and liabilities, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Effective February 28, 2016, we entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”), pursuant to which we became the parent company of Jerrick Ventures, LLC, our wholly-owned operating subsidiary (the “Statutory Merger”).

On February 28, 2016, we changed our name to Jerrick Media Holdings, Inc. to better reflect our new business strategy.

On July 25, 2019, we filed a certificate of amendment to our articles of incorporation, as amended (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-twenty (1:20) reverse stock split (the “Reverse Stock Split”) of our common stock without any change to its par value. The Amendment became effective on July 30, 2019. The number of shares of authorized common stock was proportionately reduced as a result of the Reverse Stock Split. The number of shares of authorized preferred stock was not affected by the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share.

All share and per share amounts for the common stock indicated in this prospectus have been retroactively restated to give effect to the Reverse Stock Split.

On July 13, 2020, upon approval from our board of directors and stockholders, we filed Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada.

Upon approval to list our common stock and the warrants on the Nasdaq Capital Market, we will change our name to “Creatd, Inc.”

The Company’s address is 2050 Center Avenue Suite 640 Fort Lee, NJ 07024. The Company’s telephone number is (201) 258-3770. Our website is: https://jerrick.media/. The information on, or that can be accessed through, this website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase the Company’s common stock.

Reverse Stock Split

On August 13, 2020, we filed a certificate of amendment to our second amended and restated articles of incorporation (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-three (1:3) reverse stock split (the “August 2020 Reverse Stock Split”) of our common stock without any change to its par value. The Amendment became effective on August 17, 2020. No fractional shares were issued in connection with the August 2020 Reverse Stock Split as all fractional shares were rounded down to the next whole share. All share and per share amounts of our common stock listed in this prospectus have been adjusted to give effect to the August 2020 Reverse Stock Split.

Employees

As of August 18, 2020, we had 23 full-time employees. None of our employees are subject to a collective bargaining agreement, and we believe that relationship with our employees to be good.

THE OFFERING

Securities offered by us	Each Unit consists of (a) one share of our common stock, par value $0.001 per share, and (b) one warrant to purchase one share of our common stock, at an exercise price equal to $ (100% of the offering price per Unit), exercisable until the fifth anniversary of the issuance date.

Shares of common stock outstanding before this offering (1)	3,319,937

Over-allotment option	The underwriters have an option for a period of 45 days to acquire up to an additional 125,000 shares of common stock from the Company at the public offering price, less the underwriting discount, solely for the purpose of covering over-allotments, if any.

Shares of common stock to be outstanding after this offering (1)	5,798,360 shares (or 5,923,360 shares if the underwriters exercise their over-allotment option in full), which includes the 833,333 units sold in the offering at an assumed price of $9.00 per unit and 1,520,090 shares of common stock issuable upon conversion of promissory notes currently outstanding based on an assumed offering price of $9.00 per unit.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $6,830,000, or approximately $7,870,625 if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The Company intends to use the net proceeds from this offering to conduct operations, increase marketing efforts, repay certain indebtedness, increase investment in the Company’s existing business initiatives and products, pay-off certain outstanding promissory notes and other payables, and for general working capital. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Dividend Policy	The Company has never declared any cash dividends on its common stock. The Company currently intends to use all available funds and any future earnings for use in financing the growth of its business and does not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy.”

Trading Symbol

We have applied to list our common stock on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria. Upon approval to list our common stock and the warrants on the Nasdaq Capital Market, we will change our name to “Creatd, Inc.” and we anticipate that the shares of common stock and warrants underlying the Units (once the warrants have begun to trade separately), will be listed on the Nasdaq Capital Market under the symbols “CRTD” and “CRTDW”, respectively. No assurance can be given that our application will be approved.

Our common stock is currently trading on the OTCQB under the temporary symbol of “JMDAD,” previously “JMDA.”

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 8 of this prospectus before deciding whether or not to invest in the Company’s common stock.

Lock-up	We and our directors, officers and principal stockholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of nine months after the date of this prospectus. See “Underwriting” section on page 64.

(1) The number of shares of common stock outstanding is based on 3,319,937 shares of common stock issued and outstanding as of August 18, 2020 and excludes the following:

●	542,695 shares of common stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $23.67 per share;

●	341,685 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $15.60 per share;

●	455,470 shares of the Company’s common stock underlying convertible notes;

●	62,500 shares of the Company’s common stock underlying the warrants to be issued to the representative of the underwriters in connection with this offering; and

●	2,500,000 shares of common stock reserved for future issuance under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and 300,000 shares of common stock reserved for future issuance under the Jerrick Ventures, Inc. 2015 Incentive Stock and Award Plan (the “2015 Plan”).

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

●	no exercise of the outstanding options or warrants described above;

●	no exercise of the underwriters’ option to purchase up to an additional 125,000 shares of common stock to cover over-allotments, if any; and

●	a 1-for-3 reverse stock split of our common stock that was effectuated on August 17, 2020, pursuant to which (i) every 3 shares of outstanding common stock was decreased to one share of common stock, (ii) the number of shares of common stock for which each outstanding warrant to purchase common stock is exercisable was proportionally decreased on a 1-for-2 basis, and (iii) the exercise price of each outstanding warrant to purchase common stock was proportionately increased on a 1-for-3 basis, (the “August 2020 Reverse Stock Split”).

SUMMARY FINANCIAL INFORMATION

The following summary financial and operating data set forth below should be read in conjunction with the Company’s financial statements, the notes thereto and the other information contained in this prospectus. The summary statement of operations data for the years ended December 31, 2019 and 2018 have been derived from the Company’s audited financial statements appearing elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. The financial data as of June 30, 2020 and 2019 has been derived from our unaudited financial statements and the related notes thereto, which are included elsewhere in this prospectus. The data below reflects a one-for-twenty (1:20) reverse stock split of our common stock on July 30, 2019 and a one-for-three (1:3) reverse stock split of our common stock that was effectuated on August 17, 2020.

Statement of Operations Data:

The following information should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
Statement of operations data:	2019	2018	2020	2019
Revenue	$453,006	$80,898	$615,682	$41,515
Operating expenses	$(7,669,984)	$(5,767,153)	$5,976,883	$3,148,630
(Loss) income from operations	$(7,216,978)	$(5,686,255)	$(5,361,201)	$(3,107,115)
Other expenses	$(818,394)	$(6,327,287)	$(1,766,787)	$(362,740)
Net income (loss)	$(8,035,372)	$(12,013,542)	$(7,127,988)	$(3,469,855)
Income (loss) per common share – basic and diluted(1)	$(2.93)	$(12.47)	$(2.28)	$(1.41)

	December 31,		June 30,
Balance sheet data:	2019	2018	2020	2019
Cash	$11,637	$-	$44,628	$396,363
Total assets	$2,572,046	$208,925	$2,729,415	$801,817
Current liabilities	$10,928,830	$2,569,584	$14,853,962	$5,661,621
Total liabilities	$11,130,774	$2,699,529	$15,453,536	$5,920,532

	Year Ended December 31,		Six Months Ended June 30,
Cash flows from operating activities data:	2019	2018	2020	2019
Net cash used in operating activities	$(5,957,027)	$(4,972,814)	$(2,885,383)	$(3,096,252)
Net cash used in investing activities	$(363,288)	$(27,605)	$(202,622)	$(26,851)
Net cash provided by financing activities	$6,337,947	$4,889,368	$3,149,526	$3,519,466
Net change in cash and cash equivalents	$11,637	$(111,051)	$32,991	$396,363

	Year Ended December 31,		Six Months Ended June 30,
Other financial data (unaudited):	2019	2018	2020	2019
Adjusted EBITDA(2)	$(6,927,944)	$(10,701,362)	$(4,267,306)	$(2,851,303)

(1)	Reflects the 1-for-20 reverse stock split of our common stock that occurred on July 25, 2019, as well as the 1-for-3 reverse stock split of our common stock that occurred on August 17, 2020.

(2)	In addition to net income (loss) presented in accordance with GAAP, we use Adjusted EBITDA to measure our financial performance. Adjusted EBITDA is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted EBITDA should not be considered in isolation or as alternatives to net income (loss), cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted EBITDA is not necessarily comparable to similarly titled measures presented by other companies.

We define Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) depreciation and amortization, (iii) stock-based compensation, and (iv) items that management believes are not part of our core operations. We present Adjusted EBITDA because we believe its assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and our board of directors has begun to use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. We have begun to reference Adjusted EBITDA in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods. In addition, we have based certain of our forward-looking estimates and budgets on Adjusted EBITDA. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP.

	Year Ended December 31,		Six Months Ended June 30,
Reconciliation of Adjusted EBITDA:	2019	2018	2020	2019
Net loss:	$(8,035,372)	$(12,013,542)	$(7,127,988)	$(3,469,855)
Add (deduct):
Interest expense	$612,830	$923,008	$866,736	$164,601
Depreciation	$57,492	$42,218	$76,939	$5,660
Stock-based compensation	$437,106	$346,954	$1,994,792	$448,291
Adjusted EBITDA	$(6,927,944)	$(10,701,362)	$(4,189,521)	$(2,851,303)

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent the Company from achieving its goals. If any of these risks actually occurs, the Company’s business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to our Business

The Company is a development stage business and subject to the many risks associated with new businesses.

Our current line of business has a limited operating history and our business is subject to all of the risks inherent in the establishment of a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with development and expansion of a new business enterprise. We have incurred losses and may continue to operate at a net loss for at least the next several years as we execute our business plan. We had a net loss of approximately $8.0 million for the year ended December 31, 2019, and a working capital deficit and accumulated deficit of approximately $10.7 million and approximately $44.6 million, respectively. Our net loss for the six months ended June 30, 2020 and 2019 was $7.2 million and $3.5 million, respectively, and our accumulated deficit as of June 30, 2020 was $51.7 million.

Our financial situation creates doubt whether we will continue as a going concern.

There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this offering or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital and no assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Based on the report from our independent auditors dated March 30, 2020, management stated that our financial statements for the year ended December 31, 2019, were prepared assuming that we would continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

We are not profitable and may never be profitable.

Since inception through the present, we have been dependent on raising capital to support our working capital needs. During this same period, we have recorded net accumulated losses and are yet to achieve profitability. Our ability to achieve profitability depends upon many factors, including our ability to develop and commercialize our websites. There can be no assurance that we will ever achieve any significant revenues or profitable operations.

Our operating expenses exceed our revenues and will likely continue to do so for the foreseeable future.

We are in an early stage of our development and we have not generated sufficient revenues to offset our operating expenses. Our operating expenses will likely continue to exceed our operating income for the foreseeable future, until such time as we are able to monetize our brands and generate substantial revenues, particularly as we undertake payment of the increased costs of operating as a public company.

We have assumed a significant amount of debt and our operations may not be able to generate sufficient cash flows to meet our debt obligations, which could reduce our financial flexibility and adversely impact our operations.

Currently the Company has considerable obligations under notes, related party notes and lines of credit outstanding with various debtors. Our ability to make payments on such indebtedness will depend on our ability to generate cash flow. The Company may not generate sufficient cash flow from operations to enable us to repay this indebtedness and to fund other liquidity needs, including capital expenditure requirements. Such indebtedness could affect our operations in several ways, including the following:

●	a significant portion of our cash flows could be required to be used to service such indebtedness;

●	a high level of debt could increase our vulnerability to general adverse economic and industry conditions;

●	any covenants contained in the agreements governing such outstanding indebtedness could limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

●	a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, our competitors may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

●	debt covenants to which we may agree may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

A high level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flows to pay the principal or interest on our debt. If we cannot service or refinance our indebtedness, we may have to take actions such as selling significant assets, seeking additional equity financing (which will result in additional dilution to stockholders) or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations and financial condition. If we do not have sufficient funds and are otherwise unable to arrange financing, our assets may be foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

We will need additional capital, which may be difficult to raise as a result of our limited operating history or any number of other reasons.

Upon completion of this offering, we expect that we will have adequate financing for the next 12 months. However, in the event that we exceed our expected growth, we would need to raise additional capital. There is no assurance that additional equity or debt financing will be available to us when needed, on acceptable terms, or even at all. Our limited operating history makes investor evaluation and an estimation of our future performance substantially more difficult. As a result, investors may be unwilling to invest in us or such investment may be offered on terms or conditions that are not acceptable. In the event that we are not able to secure financing, we may have to scale back our growth plans or cease operations.

We face intense competition. If we do not provide digital content that is useful to users, we may not remain competitive, and our potential revenues and operating results could be adversely affected.

Our business is rapidly evolving and intensely competitive, and is subject to changing technologies, shifting user needs, and frequent introductions of new products and services. Our ability to compete successfully depends heavily on providing digital content that is useful and enjoyable for our users and delivering our content through innovative technologies in the marketplace.

We face competition from others in the digital content creation industry and media companies. Our current and potential competitors range from large and established companies to emerging start-ups. Established companies have longer operating histories and more established relationships with customers and users, and they can use their experience and resources in ways that could affect our competitive position, including by making acquisitions, investing aggressively in research and development, aggressively initiating intellectual property claims (whether or not meritorious) and competing aggressively for advertisers and websites. Emerging start-ups may be able to innovate and provide products and services faster than we can.

Additionally, our operating results would suffer if our digital content is not appropriately timed with market opportunities, or if our digital content is not effectively brought to market. As technology continues to develop, our competitors may be able to offer user experiences that are, or that are seen to be, substantially similar to or better than, ours. This may force us to compete in different ways and expend significant resources in order to remain competitive. If our competitors are more successful than we are in developing compelling content or in attracting and retaining users and advertisers, our revenues and operating results could be adversely affected.

If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products, our revenue, financial results, and business may be significantly harmed.

The size of our user base and our user’s level of engagement are critical to our success. Our financial performance will be significantly determined by our success in adding, retaining, and engaging active users of our products, particularly Vocal. We anticipate that our active user growth rate will generally decline over time as the size of our active user base increases, and it is possible that the size of our active user base may fluctuate or decline in one or more markets, particularly in markets where we have achieved higher penetration rates. If people do not perceive Vocal to be useful, reliable, and trustworthy, we may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. A number of other content management systems and publishing platforms that achieved early popularity have since seen their active user bases or levels of engagement decline, in some cases precipitously. There is no guarantee that we will not experience a similar erosion of our active user base or engagement levels. Our user engagement patterns have changed over time, and user engagement can be difficult to measure, particularly as we introduce new and different products and services. Any number of factors could potentially negatively affect user retention, growth, and engagement, including if:

●	users increasingly engage with other competitive products or services;

●	we fail to introduce new features, products or services that users find engaging or if we introduce new products or services, or make changes to existing products and services, that are not favorably received;

●	user behavior on any of our products changes, including decreases in the quality and frequency of content shared on our products and services;

●	there are decreases in user sentiment due to questions about the quality or usefulness of our products or our user data practices, or concerns related to privacy and sharing, safety, security, well-being, or other factors;

●	we are unable to manage and prioritize information to ensure users are presented with content that is appropriate, interesting, useful, and relevant to them;

●	we are unable to obtain or attract engaging third-party content;

●	users adopt new technologies where our products may be displaced in favor of other products or services, or may not be featured or otherwise available;

●	there are changes mandated by legislation, regulatory authorities, or litigation that adversely affect our products or users;

●	technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the user experience, such as security breaches or failure to prevent or limit spam or similar content;

●	we adopt terms, policies, or procedures related to areas such as sharing, content, user data, or advertising that are perceived negatively by our users or the general public;

●	we elect to focus our product decisions on longer-term initiatives that do not prioritize near-term user growth and engagement;

●	we make changes in how we promote different products and services across our family of apps;

●	initiatives designed to attract and retain users and engagement are unsuccessful or discontinued, whether as a result of actions by us, third parties, or otherwise;

●	we fail to provide adequate customer service to users, marketers, developers, or other partners;

●	we, developers whose products are integrated with our products, or other partners and companies in our industry are the subject of adverse media reports or other negative publicity, including as a result of our or their user data practices; or

●	our current or future products, such as our development tools and application programming interfaces that enable developers to build, grow, and monetize mobile and web applications, reduce user activity on our products by making it easier for our users to interact and share on third-party mobile and web applications.

If we are unable to maintain or increase our user base and user engagement, our revenue and financial results may be adversely affected. Any decrease in user retention, growth, or engagement could render our products less attractive to users, marketers, and developers, which is likely to have a material and adverse impact on our revenue, business, financial condition, and results of operations. If our active user growth rate continues to slow, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive revenue growth.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to internet companies, we face competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a very small portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, or if our existing advertisers reduce the amount they spend on our programs, our operating results would be harmed.

Acquisitions may disrupt growth.

We may pursue strategic acquisitions in the future. Risks in acquisition transactions include difficulties in the integration of acquired businesses into our operations and control environment, difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing clients of the acquired entities, assumed or unforeseen liabilities that arise in connection with the acquired businesses, the failure of counterparties to satisfy any obligations to indemnify us against liabilities arising from the acquired businesses, and unfavorable market conditions that could negatively impact our growth expectations for the acquired businesses. Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions and other strategic transactions. These risks may prevent us from realizing the expected benefits from acquisitions and could result in the failure to realize the full economic value of a strategic transaction or the impairment of goodwill and/or intangible assets recognized at the time of an acquisition. These risks could be heightened if we complete a large acquisition or multiple acquisitions within a short period of time.

Our business depends on strong brands and relationships, and if we are not able to maintain our relationships and enhance our brands, our ability to expand our base of users, advertisers and affiliates will be impaired and our business and operating results could be harmed.

Maintaining and enhancing our brands’ profiles may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the brands’ profiles, or if we incur excessive expenses in this effort, our business and operating results could be harmed. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brands’ profiles may become increasingly difficult and expensive. Maintaining and enhancing our brands will depend largely on our ability to be a technology leader and to continue to provide attractive products and services, which we may not do successfully.

We depend on our key management personnel and the loss of their services could adversely affect our business.

We place substantial reliance upon the efforts and abilities of Jeremy Frommer, our Chief Executive Officer, and our other executive officers and directors. Though no individual is indispensable, the loss of the services of these executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not currently maintain key man life insurance on the lives of these individuals.

We have not adopted various corporate governance measures, and, as a result, stockholders may have limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Because our securities are not yet listed on a national securities exchange, we are not required to adopt these corporate governance measures and have not done so voluntarily in order to avoid incurring the additional costs associated with such measures. Among these measures is the establishment of independent committees of the Board of Directors. However, to the extent a public market develops for our securities, such legislation will require us to make changes to our current corporate governance practices. Those changes may be costly and time-consuming. Furthermore, the absence of the governance measures referred to above with respect to our Company may leave our shareholders with more limited protection in connection with interested director transactions, conflicts of interest and similar matters.

If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality, assignment, and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect our proprietary rights. In the United States and internationally, we have filed various applications for protection of certain aspects of our intellectual property, and we currently hold a number of registered trademarks and issued patents in multiple jurisdictions and have acquired patents and patent applications from third parties.  Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have generally taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business. In addition, we regularly contribute software source code under open source licenses and have made other technology we developed available under other open licenses, and we include open source software in our products. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished and competitors may be able to more effectively mimic our products, services, and methods of operations. Any of these events could have an adverse effect on our business and financial results.

We are subject to payment processing risk.

We accept payments using a variety of different payment methods, including credit and debit cards and direct debit. We rely on third parties to process payments. Acceptance and processing of these payment methods are subject to certain certifications, rules and regulations. To the extent there are disruptions in our or third-party payment processing systems, material changes in the payment ecosystem, failure to recertify and/or changes to rules or regulations concerning payment processing, we could be subject to fines and/or civil liability, or lose our ability to accept credit and debit card payments, which would harm our reputation and adversely impact our results of operations.

We are subject to risk as it relates to software that we license from third parties.

We license software from third parties, much of which is integral to our systems and our business. The licenses are generally terminable if we breach our obligations under the license agreements. If any of these relationships were terminated or if any of these parties were to cease doing business or cease to support the applications we currently utilize, we may be forced to spend significant time and money to replace the licensed software.

Failures or reduced accessibility of third-party software on which we rely could impair the availability of our platform and applications and adversely affect our business.

We license software from third parties for integration into our Vocal platform, including open source software. These licenses might not continue to be available to us on acceptable terms, or at all. While we are not substantially dependent upon any third-party software, the loss of the right to use all or a significant portion of our third-party software required for the development, maintenance and delivery of our applications could result in delays in the provision of our applications until we develop or identify, obtain and integrate equivalent technology, which could harm our business.

Any errors or defects in the hardware or software we use could result in errors, interruptions, cyber incidents or a failure of our applications. Any significant interruption in the availability of all or a significant portion of such software could have an adverse impact on our business unless and until we can replace the functionality provided by these applications at a similar cost. Furthermore, this software may not be available on commercially reasonable terms, or at all. The loss of the right to use all or a significant portion of this software could limit access to our platform and applications. Additionally, we rely upon third parties’ abilities to enhance their current applications, develop new applications on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. We may be unable to effect changes to such third-party technologies, which may prevent us from rapidly responding to evolving customer requirements. We also may be unable to replace the functionality provided by the third-party software currently offered in conjunction with our applications in the event that such software becomes obsolete or incompatible with future versions of our platform and applications or is otherwise not adequately maintained or updated.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations, resulting in the failure to generate revenue.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the general strategies of our company we need to maintain and search for hard-working employees who have innovative initiatives, while at the same time, keep a close eye on any and all expanding opportunities in our marketplace.

We plan to generate a significant portion of our revenues from advertising and affiliate sales relationships, and a reduction in spending by or loss of advertisers and general decrease in online spending could adversely harm our business.

We plan to generate a substantial portion of our revenues from advertisers. Our advertisers may be able to terminate prospective contracts with us at any time. Advertisers will not continue to do business with us if their investment in advertising with us does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would adversely affect our revenues and business. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Adverse macroeconomic conditions can also have a material negative impact on the demand for advertising and cause our advertisers to reduce the amounts they spend on advertising, which could adversely affect our revenues and business.

Security breaches could harm our business.

Security breaches have become more prevalent in the technology industry. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect, use, store and disclose, but there is no guarantee that inadvertent (e.g., software bugs or other technical malfunctions, employee error or malfeasance, or other factors) or unauthorized data access or use will not occur despite our efforts. Although we have not experienced any material security breaches to date, we may in the future experience attempts to disable our systems or to breach the security of our systems. Techniques used to obtain unauthorized access to personal information, confidential information and/or the systems on which such information are stored and/or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures.

If an actual or perceived security breach occurs, the market perception of our security measures could be harmed, and we could lose sales and customers and/or suffer other negative consequences to our business. A security breach could adversely affect the digital content experience and cause the loss or corruption of data, which could harm our business, financial condition and operating results. Any failure to maintain the security of our infrastructure could result in loss of personal information and/or other confidential information, damage to our reputation and customer relationships, early termination of our contracts and other business losses, indemnification of our customers, financial penalties, litigation, regulatory investigations and other significant liabilities. In the event of a major third-party security incident, we may incur losses in excess of their insurance coverage.

Moreover, if a high profile security breach occurs with respect to us or another digital entertainment company, our customers and potential customers may lose trust in the security of our business model generally, which could adversely impact our ability to retain existing customers or attract new ones.

The laws and regulations concerning data privacy and data security are continually evolving; our or our platform providers’ actual or perceived failure to comply with these laws and regulations could harm our business.

Customers view our content online, using third-party platforms and networks and on mobile devices. We collect and store significant amounts of information about our customers—both personally identifying and non-personally identifying information. We are subject to laws from a variety of jurisdictions regarding privacy and the protection of this player information. For example, the European Union (EU) has traditionally taken a broader view than the United States and certain other jurisdictions as to what is considered personal information and has imposed greater obligations under data privacy regulations. The U.S. Children’s Online Privacy Protection Act (COPPA) also regulates the collection, use and disclosure of personal information from children under 13 years of age. While none of our content is directed at children under 13 years of age, if COPPA were to apply to us, failure to comply with COPPA may increase our costs, subject us to expensive and distracting government investigations and could result in substantial fines.

Data privacy protection laws are rapidly changing and likely will continue to do so for the foreseeable future. The U.S. government, including the Federal Trade Commission and the Department of Commerce, is continuing to review the need for greater regulation over the collection of personal information and information about consumer behavior on the Internet and on mobile devices and the EU has proposed reforms to its existing data protection legal framework. Various government and consumer agencies worldwide have also called for new regulation and changes in industry practices. In addition, in some cases, we are dependent upon our platform providers to solicit, collect and provide us with information regarding our players that is necessary for compliance with these various types of regulations.

Customer interaction with our content is subject to our privacy policy and terms of service. If we fail to comply with our posted privacy policy or terms of service or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, impact our financial condition and harm our business. If regulators, the media or consumers raise any concerns about our privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against us, damage our reputation, and negatively impact our financial condition and damage our business.

In the area of information security and data protection, many jurisdictions have passed laws requiring notification when there is a security breach for personal data or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. Our security measures and standards may not be sufficient to protect personal information and we cannot guarantee that our security measures will prevent security breaches. A security breach that compromises personal information could harm our reputation and result in a loss of confidence in our products and ultimately in a loss of customers, which could adversely affect our business and impact our financial condition. This could also subject us to liability under applicable security breach-related laws and regulations and could result in additional compliance costs, costs related to regulatory inquiries and investigations, and an inability to conduct our business.

Changes to federal, state or international laws or regulations applicable to our company could adversely affect our business.

Our business is subject to a variety of federal, state and international laws and regulations, including those with respect privacy, data, and other laws. These laws and regulations, and the interpretation or application of these laws and regulations, could change. In addition, new laws or regulations affecting our business could be enacted. These laws and regulations are frequently costly to comply with and may divert a significant portion of management’s attention. If we fail to comply with these applicable laws or regulations, we could be subject to significant liabilities which could adversely affect our business.

If any of our relationships with internet search websites terminate, if such websites’ methodologies are modified or if we are outbid by competitors, traffic to our websites could decline.

We depend in part on various internet search websites, such as Google.com, Bing.com, Yahoo.com and other websites to direct a significant amount of traffic to our websites. Search websites typically provide two types of search results, algorithmic and purchased listings. Algorithmic listings generally are determined and displayed as a result of a set of unpublished formulas designed by search engine companies in their discretion. Purchased listings generally are displayed if particular word searches are performed on a search engine. We rely on both algorithmic and purchased search results, as well as advertising on other internet websites, to direct a substantial share of visitors to our websites and to direct traffic to the advertiser customers we serve. If these internet search websites modify or terminate their relationship with us or we are outbid by our competitors for purchased listings, meaning that our competitors pay a higher price to be listed above us in a list of search results, traffic to our websites could decline. Such a decline in traffic could affect our ability to generate advertising revenue and could reduce the desirability of advertising on our websites.

Our business involves risks of liability claims arising from our media content, which could adversely affect our ability to generate revenue and could increase our operating expenses.

As a distributor of media content, we face potential liability for defamation, invasion of privacy, negligence, copyright or trademark infringement, obscenity, violation of rights of publicity and/or obscenity laws and other claims based on the nature and content of the materials distributed. These types of claims have been brought, sometimes successfully, against broadcasters, publishers, online services and other disseminators of media content. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could have a material adverse effect on us. In addition, measures to reduce our exposure to liability in connection with content available through our internet websites could require us to take steps that would substantially limit the attractiveness of our internet websites and/or their availability in certain geographic areas, which could adversely affect our ability to generate revenue and could increase our operating expenses.

Intellectual property litigation could expose us to significant costs and liabilities and thus negatively affect our business, financial condition and results of operations.

We may be subject to claims of infringement of third party patents and trademarks and other violations of third party intellectual property rights. Intellectual property disputes are generally time-consuming and expensive to litigate or settle, and the outcome of such disputes is uncertain and difficult to predict. The existence of such disputes may require us to set-aside substantial reserves, and has the potential to significantly affect our overall financial standing. To the extent that claims against us are successful, they may subject us to substantial liability, and we may have to pay substantial monetary damages, change aspects of our business model, and/or discontinue any of our services or practices that are found to be in violation of another party’s rights. Such outcomes may severely restrict or hinder ongoing business operations and impact the value of our business. Successful claims against us could also result in us having to seek a license to continue our practices. Under such conditions, a license may or may not be offered or otherwise made available to us. If a license is made available to us, the cost of the license may significantly increase our operating burden and expenses, potentially resulting in a negative effect on our business, financial condition and results of operations.

Although we have been and are currently involved in multiple areas of commerce, internet services, and high technology where there is a substantial risk of future patent litigation, we have not obtained insurance for patent infringement losses. If we are unsuccessful at resolving pending and future patent litigation in a reasonable and affordable manner, it could disrupt our business and operations, including by negatively impacting areas of commerce or putting us at a competitive disadvantage.

If we are unable to obtain or maintain key website addresses, our ability to operate and grow our business may be impaired.

Our website addresses, or domain names, are critical to our business. We currently own more than 415 domain names. However, the regulation of domain names is subject to change, and it may be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our brands. If we are unable to obtain or maintain key domain names for the various areas of our business, our ability to operate and grow our business may be impaired.

We may have difficulty scaling and adapting our existing network infrastructure to accommodate increased traffic and technology advances or changing business requirements, which could cause us to incur significant expenses and lead to the loss of users and advertisers.

To be successful, our network infrastructure has to perform well and be reliable. The greater the user traffic and the greater the complexity of our products and services, the more computer power we will need. We could incur substantial costs if we need to modify our websites or our infrastructure to adapt to technological changes. If we do not maintain our network infrastructure successfully, or if we experience inefficiencies and operational failures, the quality of our products and services and our users’ experience could decline. Maintaining an efficient and technologically advanced network infrastructure is particularly critical to our business because of the pictorial nature of the products and services provided on our websites. A decline in quality could damage our reputation and lead us to lose current and potential users and advertisers. Cost increases, loss of traffic or failure to accommodate new technologies or changing business requirements could harm our operating results and financial condition.

Operating a network open to all internet users may result in legal consequences.

Our Terms and Conditions clearly state that our network and services are only to be used by users who are over 13 years old. Although we will terminate accounts that are known to be held by persons age 13 or younger, it is impractical to independently verify that all activity occurring on our network fits into this description. As such, we run the risk of federal and state law enforcement prosecution.

Unfavorable global economic, business, or political conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of our control, including the impact of health and safety concerns, such as those relating to the current COVID-19 coronavirus (“COVID-19”) pandemic.

On January 30, 2020 the World Health Organization declared COVID-19 a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates.

Additionally, the global financial crisis in connection with the COVID-19 pandemic has caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our Vocal platform and our ability to raise additional capital when needed on acceptable terms, if at all. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

Risks Related To Our Common Stock

The price of our common stock may be subject to wide fluctuations.

Even though we have our shares quoted on the OTCQB Venture Market, a consistently active trading market for our common stock may not exist. You may not be able to sell your shares quickly or at the current market price if trading in our stock is not active.  You may lose all or a part of your investment.  The market price of our Common Stock may be highly volatile and subject to wide fluctuations in response to a variety of factors and risks, many of which are beyond our control.  In addition to the risks noted elsewhere in this prospectus, some of the other factors affecting our stock price may include:

●	variations in our operating results;

●	the level and quality of securities analysts’ coverage of our Common Stock;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	announcements by third parties of significant claims or proceedings against us; and

●	future sales of our Common Stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company.  Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention. You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and dilute our share value

Our Second Amended and Restated Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, and 20,000,000 shares of preferred stock. Currently the Company has no shares of preferred stock outstanding. Additionally, as of August 18, 2020, there are outstanding (i) warrants to purchase 341,685 shares of our common stock; and (ii) options exercisable into 542,695 shares of our common stock.

In addition, the Company has convertible notes outstanding that are convertible into 455,470 shares of the Company’s common stock. Assuming all of the Company’s currently outstanding warrants and options be exercised and all convertible notes be converted, the Company would have to issue an additional 1,339,850 shares of common stock representing 40.4% of our current issued and outstanding common stock. The future issuance of this common stock would result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

SEC Rule 15g-9 establishes the definition of a “penny stock,” in pertinent part, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

For any transaction involving a penny stock, unless exempt, the rules require:

(a)	that a broker or dealer approve a person’s account for transactions in penny stocks; and

(b)	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination, and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Liability of directors for breach of duty is limited under Nevada law.

Nevada law provides that directors must discharge their duties as a director in good faith and with a view to the interests of the corporation. Under Nevada law, directors owe a fiduciary duty to the corporation, which is generally comprised of the duty of care and duty of loyalty to the corporation. Except under limited circumstances set forth in NRS 78.138(7), or unless our Second Amended and Restated Articles of Incorporation or an amendment thereto provide for greater individual liability (which ours does not provide), a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our stockholders’ ability to recover damages for fiduciary breaches may be reduced by this statute.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, and any future loan arrangements we enter into may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We may issue additional shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Pursuant to our Second Amended and Restated Articles of Incorporation, the aggregate number of shares of capital stock which we are authorized to issue is 120,000,000 shares, of which 100,000,000 shares are common stock, and 20,000,000 shares are “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. As of the date of this prospectus, we do not have any preferred stock outstanding.

The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company. In addition, advanced notice is required prior to stockholder proposals, which might further delay a change of control. Additionally, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us.

Each of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that the Eighth Judicial District Court of Clark County, Nevada will be the sole and exclusive forum for certain disputes which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or agents.

Each of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for state law claims with respect to: (i) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (ii)  any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action arising or asserting a claim arising pursuant to any provision of Nevada Revised Statutes Chapters 78 or 92A or any provision of the Company’s Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Company’s Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, each of our Second Amended Articles of Incorporation and our Amended and Restated Bylaws contain a federal forum provision which provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company are deemed to have notice of and consented to this provision. As this provision applies to Securities Act claims, there may be uncertainty whether a court would enforce such a provision.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and other employees. Alternatively, if a court were to find our choice of forum provisions contained in either our Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

Risks Related to this Offering

The Company will have broad discretion in the use of the net proceeds from this offering and may fail to apply these proceeds effectively.

The Company’s management will have broad discretion in the application of the net proceeds of this offering, including using the proceeds to conduct operations, expand the Company’s business lines and for general working capital. The Company may also use the net proceeds of this offering to acquire or invest in complementary businesses, products, or technologies, or to obtain the right to use such complementary technologies. We have no commitments with respect to any acquisition or investment; however, we seek opportunities and transactions that management believes will be advantageous to the Company and its operations or prospects. We cannot specify with certainty the actual uses of the net proceeds of this offering. You may not agree with the manner in which our management chooses to allocate and spend the net proceeds. We may invest the net proceeds from this offering in a manner that does not produce income or that loses value. The failure by our management to apply these funds effectively could harm our business, financial condition and results of operations.

There is no assurance that an active and liquid trading market in our common stock will develop.

This offering will close only if our common stock (and the warrants underlying the Units) are accepted to be listed on the Nasdaq Capital Market. There can be no assurance any broker will be interested in trading our common stock. Therefore, it may be difficult to sell any securities you purchase in this offering if you desire or need to sell them. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our common stock or the warrants will develop or, if developed, that the market will continue.

There is no guarantee that we will successfully have our common stock listed on the Nasdaq Capital Market. Even if our common stock is accepted for listing on the Nasdaq Capital Market, upon our satisfaction of the exchange’s initial listing criteria, the exchange may subsequently delist our common stock if we fail to comply with ongoing listing standards.

In the event we are able to list our common stock and the warrants on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria, the exchange will require us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our common stock. If we fail to meet these continued listing requirements, our common stock may be subject to delisting. If our common stock or warrants are delisted and we are not able to list such common stock or warrants on another national securities exchange, we expect our securities would be quoted on an over-the-counter market; However, if this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our common stock and reduced liquidity for the trading of our securities. In addition, in the event of such delisting, we could experience a decreased ability to issue additional securities and obtain additional financing in the future. Even if our common stock or warrants are listed on the Nasdaq Capital Market, there can be no assurance that an active trading market for our common stock or warrants will develop or be sustained after our initial listing.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

If you purchase shares of common stock in this offering, the value of your shares based on our actual book value will immediately be less than the price you paid. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our existing stockholders paid less than the assumed public offering price when they acquired their shares of common stock. Based upon the issuance and sale of 833,333 shares of common stock by us in this offering at an assumed public offering price of $9.00 per share, you will incur immediate dilution of $0.68 in the net tangible book value per share of common stock. If the underwriters exercise their over-allotment option, or if outstanding options to purchase our common shares are exercised, investors will experience additional dilution. For more information, see “Dilution.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

USE OF PROCEEDS

Assuming the sale of all of the 833,333 Units in this offering at an assumed offering price of $9.00 per Unit, the Company estimates that the net proceeds from the sale of Units it is offering will be approximately $6,830,000. If the underwriters fully exercise the over-allotment option, the net proceeds will be approximately $7,870,625. “Net proceeds” is what the Company expects to receive after deducting the underwriting discount and commission and estimated offering expenses payable by the Company.

The Company intends to use the net proceeds from this offering to conduct operations, increase marketing efforts, and investments in the Company’s existing business initiatives and products, as well as general working capital. The Company anticipates budgeting approximately $6.0 million of the proceeds from the offering for conducting operations and for working capital. The Company also intends to repay certain outstanding promissory notes and other payables totalling $1.5 million and the related interest thereon that are due or are coming due in the near term.

The Company may also use a portion of the net proceeds of this offering to acquire or invest in complementary businesses, products, or technologies, or to obtain the right to use such complementary technologies. The Company has no commitments with respect to any acquisition or investment and is not currently involved in any negotiations with respect to any such transactions.

As of the date of this prospectus, the Company cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of its actual expenditures will depend on numerous factors, including the status of its product development efforts, sales and marketing activities, technological advances, amount of cash generated or used by its operations and competition. Accordingly, the Company’s management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of its management regarding the application of the proceeds of this offering.

DIVIDEND POLICY

The Company has not declared nor paid any cash dividend on its common stock, and it currently intends to retain future earnings, if any, to finance the expansion of its business, and the Company does not expect to pay any cash dividends in the foreseeable future.  The decision whether to pay cash dividends on its common stock will be made by its board of directors, in their discretion, and will depend on the Company’s financial condition, results of operations, capital requirements and other factors that its board of directors considers significant.

CAPITALIZATION

The following table sets forth the Company’s cash and capitalization as of June 30, 2020 on:

●	an actual basis;

●	on a pro forma basis to give effect to the conversion of outstanding promissory notes into 1,520,090 shares of common stock; and

●	a pro forma, as adjusted basis giving further effect to the sale and issuance by the Company of 833,333 shares of common stock being sold as part of the Units in this offering at assumed the public offering price of $9.00 per share, resulting in net proceeds to the Company of $6,830,000 after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The information in this table is unaudited and is illustrative only and the Company’s capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds,” “Summary Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as the financial statements and the notes included elsewhere in this prospectus.

	June 30, 2020	Conversion of debt	Proceeds	Adjusted
	(Unaudited)

Assets

Current Assets
Cash	$44,628	$-	$6,830,000	$6,874,628
Total Liabilities	15,435,536	(12,095,283)	-	3,358,253
Stockholders' Deficit
Common stock par value $0.001: 100,000,000 shares authorized; 3,327,398 issued and 3,319,937 outstanding as of June 30, 2020 and 3,059,646 issued and 3,006,362 outstanding as of December 31, 2019	3,327	1,666	833	5,680
Additional paid in capital	39,075,664	11,333,617	6,829,167	57,238,594
Accumulated deficit	(51,708,425)	760,000	-	(50,948,425)
	(12,724,121)	12,095,283	6,8330,000	6,201,162

Each $1.00 increase (decrease) in the assumed public offering price of $9.00 per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity (deficit) by approximately $0.14, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us at the assumed public offering price of $9.00 per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity (deficit) by approximately $0.82.

The number of shares of common stock outstanding is based on 3,319,937 shares of common stock issued and outstanding as of June 30, 2020, and excludes the following:

●	150,821 shares of common stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $23.67 per share;

●	321,828 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $15.80 per share;

●	62,500 shares of the Company’s common stock underlying the warrants to be issued to the representative of the underwriters in connection with this offering; and

●	2,500,000 shares of common stock reserved for future issuance under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and 300,000 shares of common stock reserved for future issuance under the Jerrick Ventures, Inc. 2015 Incentive Stock and Award Plan (the “2015 Plan”).

Except as otherwise indicated herein, all information in this prospectus assumes:

●	a one-for-twenty reverse stock split of our common stock effected on July 30, 2019 and a one-for-three reverse stock split of our common stock effectuated on August 17, 2020;

●	no exercise of the outstanding options or warrants described above; and

●	no exercise of the underwriters’ option to purchase up to an additional 125,000 shares of common stock to cover over-allotments, if any.

DILUTION

If you invest in the Company’s common stock in this offering, your ownership interest will be diluted to the extent of the difference between the assumed offering price per share of its common stock and the as adjusted net tangible book value per share of its common stock immediately after the offering. Historical net tangible book value per share represents the amount of the Company’s total tangible assets less total liabilities, divided by the number of shares of its common stock outstanding.

The historical net tangible book value (deficit) of the Company’s common stock as of June 30, 2020 was approximately $(15,060,957) or $(4.53) per share based upon shares of common stock outstanding on such date. Historical net tangible book value (deficit) per share represents the amount of its total tangible assets reduced by the amount of its total liabilities, divided by the total number of shares of common stock outstanding. After giving effect to the Company’s sale of all of the 833,333 Units (and the shares of common stock thereunder) offered in this offering at an assumed public offering price of $9.00 per Unit after deducting estimated underwriting discounts and commissions and the Company’s estimated offering expenses, the Company’s pro forma as adjusted net tangible book value as of June 30, 2020 would have been $3,864,326 or $0.66 per share. This represents an immediate increase in net tangible book value of $5.19 per share to the Company’s existing stockholders, and an immediate dilution in net tangible book value of $7.57 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$9.00
Pro forma net tangible book value per share as of June 30, 2020	$(15,060,957)
Increase in net tangible book value per share attributable to new investors in this offering	18,925,283

Pro forma, as adjusted net tangible book value, after this offering		3,864,326

Dilution per share to new investors in this offering		$0.68

The information discussed above is illustrative only, and the dilution information following this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed public offering price of $9.00 per share would increase (decrease) the pro forma as adjusted net tangible book value by $0.14 per share and increase (decrease) the dilution to new investors by $8.04 per share, assuming the number of shares offered by the Company, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by the Company. The Company may also increase or decrease the number of shares it is offering. An increase of 100,000 shares offered by it would increase the pro forma as adjusted net tangible book value by $0.82 per share and decrease the dilution to new investors by $0.14 per share, assuming the assumed public offering price of $9.00 per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by the Company. Similarly, a decrease of 100,000 shares offered by the Company would decrease the pro forma as adjusted net tangible book value by $0.53 per share and increase the dilution to new investors by $(0.15) per share, assuming the assumed public offering price of $9.00 per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by the Company.

If the underwriters’ over-allotment option to purchase additional shares from the Company is exercised in full, and based on the assumed public offering price of $9.00 per share, the pro forma as adjusted net tangible book value per share after this offering would be $0.84 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $5.37 per share and the dilution to new investors purchasing shares in this offering would be $8.06 per share.

The number of shares of common stock outstanding is based on 3,319,937 shares of common stock issued and outstanding as of June 30, 2020, and excludes the following:

●	150,821 shares of common stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $23.67 per share;

●	321,828 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $15.80 per share;

●	62,500 shares of the Company’s common stock underlying the warrants to be issued to the representative of the underwriters in connection with this offering; and

●	2,500,000 shares of common stock reserved for future issuance under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and 300,000 shares of common stock reserved for future issuance under the Jerrick Ventures, Inc. 2015 Incentive Stock and Award Plan (the “2015 Plan”).

Except as otherwise indicated herein, all information in this prospectus assumes:

●	a one-for-twenty reverse stock split of our common stock effected on July 30, 2019 and a one-for-three reverse stock split of our common stock effectuated on August 17, 2020;

●	no exercise of the outstanding options or warrants described above; and

●	no exercise of the underwriters’ option to purchase up to an additional 146,163 shares of common stock to cover over-allotments, if any.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among others, those listed under “forward-looking statements” and “risk factors” and those included elsewhere in this prospectus.

Overview

Jerrick Media Holdings, Inc. (OTCQB: JMDA). provides technology solutions for content creators, brands and their respective audiences through its flagship technology platform Vocal.

Vocal is a user-generated long-form digital publishing platform primarily focused on providing needed resources and opportunities for the virtually infinite number of creators, brands, and audiences that occupy the digital sphere. Since its initial launch in December of 2016, Vocal has grown to become one of the fastest growing digital communities for creators of all kinds–from bloggers, to filmmakers, to musicians, artists, podcasters, entrepreneurs, and more–all of whom rely on Vocal for its storytelling tools, engaged communities, and monetization opportunities that help them get discovered and fund their creativity. Currently, Vocal is home to over 650,000 content creators and brands, and attracts millions of audience members each month across the Company’s network of 100% owned-and-operated communities.

There are over 4.5 billion internet users; of that, 83% publish some form of content on a monthly basis (photos, writing, reviews), and 3.8 billion of them are active on social media (according to data by GlobalWebIndex and Reddit). In 2020, the internet has become the linchpin of the modern information society, as well as the modern social society. Technology platforms such as Vocal exist to help creators capture opportunities within the vast and competitive digital landscape. Given Vocal’s inherent monetization capabilities, topic-specific structure, and adaptability to a wide range of uses and industries, we believe that it is the ideal platform to help users adjust to a world increasingly reliant on digital connectivity. The impact of a global crisis like the 2020 COVID-19 pandemic only further emphasizes how critical a role digital platforms play in society, with the continuation of social distancing measures, businesses undergoing massive digital transformations, increased virtual socialization, and remote workplaces. These factors aside, Vocal exists in an environment where the total addressable market (TAM) of the platform is growing exponentially; given the current conditions, it may see growth even more rapidly.

Vocal makes it easy for creators to produce well-constructed, search engine optimized, and engaging content. The platform’s unique canvas-style editor supports content creation utilizing a wide range of rich-media assets including streaming content, photos, videos, podcasts, product links, written text, and more. Further, Vocal’s proprietary moderation system is vital in a digital environment increasingly characterized by misinformation, toxicity, and hate speech. Vocal’s enforcement of community guidelines and content moderation creates a secure environment for all platform stakeholders, including Vocal creators, brands, and audiences.

Additionally, Freemium (Vocal Free) creators can opt to upgrade to a premium tier, Vocal+, and pay a subscription fee to access a suite of additional features such as an increased rate of cost per mille (CPM) monetization, brand collaborations, the ability to enter exclusive members-only Challenges, early access to new features, and other rewards. In less than one year since first introducing the Vocal+ premium subscription offering, we have successfully onboarded nearly 4,000 paid subscribers. The Vocal+ premium subscription tier is accretive to Jerrick’s overall business model not only in the fact that it represents a highly scalable revenue stream, but in the fact that there is a direct correlation between the number of Vocal+ members and the costs to acquire and retain creators on Vocal. Specifically, historical data shows that as the number of paid Vocal+ subscribers grows, creator acquisition costs decline for both the Freemium and Vocal+ paid tier.

In conjunction with its creator services, the Company’s in-house content studio Vocal for Brands leverages the Company’s technology and Vocal creator platform to help DTC (direct-to-consumer) brands reach their ideal audience in an educational, trustworthy and direct-results focused way, rather than through traditional programmatic advertising methods like display ads and pop ups, that are inherently interruptive.

Vocal for Brands partners brands with authentic Vocal creators to produce beautiful, campaign-optimized stories on Vocal that build brand affinity and trust, and drive results. Additionally, with the introduction of Challenges in early first quarter 2020, brands can now tap into Vocal’s network of approximately 650,000 content creators and encourage them to interact with, learn about and promote their brand while benefiting from Vocal’s brand-safe, moderated, and curated environment. Brand-sponsored Challenges effectively yield a collection of crowdsourced branded content for brands and help them reach a wider audience. In both cases, Vocal for Brands clients uniquely benefit from Vocal’s first-party data, which is what enables our team to create highly targeted and segmented audiences for Vocal for Brands campaigns, and help brands reach their ideal audience.

Jerrick’s resources and Vocal’s proprietary technology were built to simultaneously amplify creators’ discoverability and earnings, help direct-to-consumer brands achieve conversions and reach their target audiences, and yield value for all of Jerrick’s stakeholders. Further, the Vocal platform’s unique underlying architecture generates scalable and sustainable revenues, and lends itself well to future acquisitions and white-label opportunities for Jerrick.

At the Company’s 2020 Annual Meeting of Shareholders on July 8th, 2020,  Jerrick Media Holdings, Inc. received approval to change its name to Creatd, Inc., expected to take effect upon its planned uplisting in mid-third quarter. Once Creatd, Inc. begins trading on the Nasdaq Capital Markets, the Company plans to trade under the ticker symbol ‘CRTD.’

Results of Operations

Summary of Statements of Operations for the Years Ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018
Revenue	$453,006	$80,898
Gross Margin	$453,006	$80,898
Operating Expenses	$(7,669,984)	$(5,767,153)
Loss from operations	$(7,216,978)	$(5,686,255)
Other Expenses	$(818,394)	$(6,327,287)
Net loss	$(8,035,372)	$(12,013,542)
Loss per common share – basic and diluted	$(2.93)	$(12.47)

Revenue

Revenue was $453,006 for the year ended December 31, 2019, as compared to $80,898 for the comparable year ended December 31, 2018, an increase of $372,108. The increase in revenue is primarily attributable to the launch and steady growth of Vocal+ paid subscribers, the rising price points for Vocal for Brands campaigns, and the integration of Seller’s Choice into Jerrick following the Company’s successful acquisition of Seller’s Choice in late third quarter. Over $400,000 of the $453,006 was generated in the second half of the year with approximately $300,000 generated in the fourth quarter alone.

Operating Expenses

Operating expenses for the year ended December 31, 2019 were $7,669,984 as compared to $5,767,153 for the year ended December 31, 2018. The increase of $1,902,831 in operating expenses is the result of an increase in general and administrative expenses and consulting fees. The increase to these expenses is mainly related to the acquisition of Seller’s Choice and the implementation of the Company’s future business plans.

Loss from Operations

Loss from operations for the year ended December 31, 2019 was $7,216,978 as compared to $5,686,255 for the year ended December 31, 2018. The increase in the loss from operations is primarily due to increased expenses due to the continued development of the Vocal platform and the acquisition of Seller’s Choice and the implementation of the Company’s future business plans.

Other Expenses

Other expenses for the year ended December 31, 2019 was $818,394 as compared to $6,327,287 for the year ended December 31, 2018. Other expenses during the year ended December 31, 2019 was comprised of interest expense of $612,830 on notes and related party notes, accretion of debt discount and issuance cost of $348,665 due to the incentives given with debentures, a loss on extinguishment of debt of $162,860. These expenses were offset by other income from an Australian tax credits for research and development of $292,387. During the year ended December 31, 2018, other expenses were comprised of interest expense of $923,008 on notes and related party notes and accretion of debt discount and issuance cost of $2,090,286 due to the incentives given with debentures, loss on extinguishment of liabilities of $3,453,137 for the incentives given to amend or convert debt.

Net Loss

Net loss attributable to common shareholder for the year ended December 31, 2019, was $8,035,372, or loss per share of $2.93, as compared to a net loss attributable to common shareholders of $14,204,408, or loss per share of $12.47, for the year ended December 31, 2018.

Inflation did not have a material impact on the Company’s operations for the applicable period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

Summary of Statements of Operations for the Three Months Ended June 30, 2020 and 2019:

	Three Months Ended June 30,
	2020	2019
Revenue	$322,540	$7,181
Operating Expenses	$(3,857,792)	$(1,409,302)
Loss from operations	$(3,535,252)	$(1,402,121)
Other Expenses	$(606,739)	$(183,293)
Net loss	$(4,141,991)	$(1,585,414)
Loss per common share – basic and diluted	$(1.30)	$(0.59)

Revenue

Revenue was $322,540 for the three months ended June 30, 2020, as compared to $7,181 for the comparable three months ended June 30, 2019, an increase of $315,359. The increase in revenue is primarily attributable to the launch and steady growth of Vocal+ paid subscribers, the rising price points for Vocal for Brands campaigns, and the integration of Seller’s Choice into Jerrick following the Company’s successful acquisition in late third quarter 2019.

Operating Expenses

Operating expenses for the three months ended June 30, 2020 were $3,857,792 as compared to $1,409,302 for the three months ended June 30, 2019. The increase of $2,448,490 in operating expenses is the result of an increase in general and administrative expenses and consulting fees. The increase to these expenses is mainly related to one-time stock-based payments to consultants and employees. In addition, the acquisition of Seller’s Choice and subsequent integration into Jerrick’s infrastructure, as well as the implementation of the Company’s future business plans contributed to this increase.

Loss from Operations

Loss from operations for the three months ended June 30, 2020 was $3,535,252 as compared to $1,402,121 for the three months ended June 30, 2019. The increase in the loss from operations is primarily due to one-time stock-based payments to consultants and employees, as well as increased expenses due to the continued development of the Vocal platform, the acquisition of Seller’s Choice and the implementation of the Company’s future business plans.

Other Expenses

Other expenses for the three months ended June 30, 2020 was $606,739 as compared to $183,293 for the three months ended June 30, 2019. Other expenses during the three months ended June 30, 2020 was comprised of interest expense of $491,206 on notes and related party notes and accretion of debt discount and issuance cost of $140,274 due to the incentives given with debentures. During the three months ended June 30, 2019, other expenses were comprised of interest expense of $110,032 on notes and related party notes and accretion of debt discount and issuance cost of $69,626 due to the incentives given with debentures, loss on extinguishment of liabilities of $3,635 for the incentives given to amend or convert debt.

Net Loss

Net loss attributable to common shareholders for the three months ended June 30, 2020, was $4,141,991, or loss per share of $1.30, as compared to a net loss of $1,585,414, or loss per share of $0.59, for the three months ended June 30, 2019.

Summary of Statements of Operations for the Six Months Ended June 30, 2020 and 2019:

	Six Months Ended June 30,
	2020	2019
Revenue	$615,682	$41,515
Operating Expenses	$(5,976,883)	$(3,148,630)
Loss from operations	$(5,361,201)	$(3,107,115)
Other Expenses	$(1,766,787)	$(362,740)
Net loss	$(7,127,988)	$(3,469,855)
Loss per common share – basic and diluted	$(2.28)	$(1.41)

Revenue

Revenue was $615,682 for the six months ended June 30, 2020, as compared to $41,515 for the comparable six months ended June 30, 2019, an increase of $574,167. The increase in revenue is primarily attributable to the launch and steady growth of Vocal+ paid subscribers, the rising price points for Vocal for Brands campaigns, and the integration of Seller’s Choice into Jerrick following the Company’s successful acquisition in late third quarter 2019.

Operating Expenses

Operating expenses for the six months ended June 30, 2020 were $5,976,883 as compared to $3,148,630 for the six months ended June 30, 2019. The increase of $2,828,253 in operating expenses is mainly related to one-time stock-based payments to consultants and employees. In addition, the acquisition of Seller’s Choice and subsequent integration into Jerrick’s infrastructure, as well as the implementation of the Company’s future business plans contributed to this increase.

Loss from Operations

Loss from operations for the six months ended June 30, 2020 was $5,361,201 as compared to $3,107,115 for the six months ended June 30, 2019. The increase in the loss from operations is primarily due to one-time stock-based payments to consultants and employees, as well as increased expenses due to the continued development of the Vocal platform, the acquisition of Seller’s Choice and the implementation of the Company’s future business plans.

Other Expenses

Other expenses for the six months ended June 30, 2020 was $1,766,787 as compared to $362,740 for the six months ended June 30, 2019. Other expenses during the six months ended June 30, 2020 was comprised of interest expense of $866,736 on notes and related party notes, accretion of debt discount and issuance cost of $327,221 due to the incentives given with debentures, and loss on extinguishment of liabilities of $535,040 for the incentives given to amend or convert debt. During the six months ended June 30, 2019, other expenses were comprised of interest expense of $164,601 on notes and related party notes and accretion of debt discount and issuance cost of $116,990 due to the incentives given with debentures, loss on extinguishment of liabilities of $81,149 for the incentives given to amend or convert debt.

Net Loss

Net loss attributable to common shareholder for the six months ended June 30, 2020, was $7,127,988, or loss per share of $2.28, as compared to a net loss of $3,469,855, or loss per share of $1.41, for the six months ended June 30, 2019.

Inflation did not have a material impact on the Company’s operations for the applicable period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at June 30, 2020 compared to December 31, 2019:

	June 30, 2020	December 31, 2019 (Revised)	Increase / (Decrease)
Current Assets	$308,865	$78,063	$230,802
Current Liabilities	$14,853,962	$10,928,830	$3,925,132
Working Capital Deficit	$(14,545,097)	$(10,850,767)	$(3,694,330)

At June 30, 2020, we had a working capital deficit of $14,545,097 as compared to a working capital deficit of $10,850,767 at December 31, 2019, an increase of $3,694,330. The increase is primarily attributable to an increase in accounts payable and accrued expenses, notes payable, convertible notes payable, and accounts payable. This was offset by an increase of account receivable and marketable securities.

Net Cash

Net cash used in operating activities for the six months ended June 30, 2020 and 2019, was $2,885,383 and $3,096,252, respectively. The net loss for the six months ended June 30, 2020 and 2019 was $7,127,988 and $3,469,855, respectively. This change is primarily attributable to the net loss for the current period offset by share-based payments in the amount of $1,994,792 to employees and consultants for services rendered, the accretion of debt discount and debt issuance costs of $327,221 due to the incentives given with debentures, and a loss on extinguishment of debt of $535,040 in addition to a change in accounts payable and accrued expenses of $1,213,615. These increases were offset by a change in accounts receivable during the six months ended June 30, 2020.

Net cash used in investing activities for the six months ended June 30, 2020 and 2019 was $202,622 and $26,851, respectively. This change is attributable to the cash used to purchase marketable securities.

Net cash provided by financing activities for the six months ended June 30, 2020 and 2019 was $3,149,526 and $3,519,466. During the six months ended June 30, 2020, the Company was predominantly financed by issuance of debt and related party notes of $3,269,554 and $402,989, respectively to fund operations. These increases were offset by repayment of notes and related party notes of $133,226 and $327,773, respectively.

Off-Balance Sheet Arrangements

As of June 30, 2020, we had no off-balance sheet arrangements.

Critical Accounting Policies

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)	Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

(ii)	Fair value of long-lived assets: Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

(iii)	Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred recurring losses, (b) general economic conditions, and (c) its ability to raise additional funds to support its daily operations by way of a public or private offering, among other factors.

(iv)	Estimates and assumptions used in valuation of equity instruments: Management estimates expected term of share options and similar instruments, expected volatility of the Company’s common shares and the method used to estimate it, expected annual rate of quarterly dividends, and risk-free rate(s) to value share options and similar instruments.

(V)	Operating lease Estimates and assumptions: These assets and liabilities are recognized based on the present value of future payments over the lease term at the commencement date. We estimate the incremental borrowing rate for each lease based on an evaluation of our credit ratings and the prevailing market rates for collateralized debt in a similar economic environment with similar payment terms and maturity dates commensurate with the terms of the lease.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Principles of consolidation

The Company consolidates all majority-owned subsidiaries, if any, in which the parent’s power to control exists.

As of December 31, 2019, the Company’s consolidated subsidiaries and/or entities are as follows:

Name of combined affiliate	State or other jurisdiction of incorporation or organization	Company Ownership Interest
Jerrick Ventures LLC	Delaware	100%
Abacus Tech Pty Ltd	Australia	100%
Seller’s Choice, LLC	New Jersey	100%
Jerrick Global, LLC	Delaware	100%
Jerrick Investment Advisors LLC	Delaware	100%
Jerrick Partners LLC	Delaware	100%
Maven Tech LLC	Delaware	100%
OG Collection LLC	Delaware	100%
VMENA LLC	Delaware	100%
Vocal For Brands, LLC	Delaware	100%
Vocal Ventures LLC	Delaware	100%
What to Buy, LLC	Delaware	100%

All inter-company balances and transactions have been eliminated.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued liabilities and accrued liquidating damages approximate their fair value because of the short maturity of those instruments. Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Estimated Useful Life (Years)
Computer equipment and software	3
Furniture and fixtures	5

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

Leases

In February 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842) which amended guidance for lease arrangements to increase transparency and comparability by providing additional information to users of financial statements regarding an entity’s leasing activities. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as ASC 842. The revised guidance seeks to achieve this objective by requiring reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements.

On January 1, 2019, the Company adopted ASC 842 using the modified retrospective approach and recognized a right of use (“ROU”) asset and liability in the condensed consolidated balance sheet in the amount of $289,167 related to the operating lease for office and warehouse space. Results for the year ended December 31, 2019 are presented under ASC 842, while prior period amounts were not adjusted and continue to be reported in accordance with the legacy accounting guidance under ASC Topic 840, Leases.

As part of the adoption the Company elected the practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to:

1.	Not separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component.

2.	Not to apply the recognition requirements in ASC 842 to short-term leases.

3.	Not record a right of use asset or right of use liability for leases with an asset or liability balance that would be considered immaterial.

Long-lived Assets Including Goodwill and Other Acquired Intangibles Assets

We evaluate the recoverability of property and equipment and acquired finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate from the use and eventual disposition. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. We have not recorded any significant impairment charges during the years presented.

We review goodwill for impairment at least annually or more frequently if events or changes in circumstances would more likely than not reduce the fair value of our single reporting unit below its carrying value. As of December 31, 2019, no impairment of goodwill has been identified.

Acquired finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. We routinely review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we change the estimated useful life assumption for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Foreign Currency

Foreign currency denominated assets and liabilities are translated into U.S. dollars using the exchange rates in effect at our Consolidated Balance Sheet dates. Results of operations and cash flows are translated using the average exchange rates throughout the periods. The effect of exchange rate fluctuations on the translation of assets and liabilities is included as a component of shareholders’ equity in accumulated other comprehensive income. Gains and losses from foreign currency transactions, which are included in SG&A, have not been significant in any period presented.

Revenue Recognition

On January 1, 2018, we adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605), using the modified retrospective transition method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported in accordance with our historic accounting under Topic 605. The impact of adopting the new revenue standard was not material to our consolidated financial statements and there was no adjustment to beginning retained earnings on January 1, 2018.

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, we satisfy a performance obligation.

Revenue disaggregated by revenue source for the years ended December 31, 2019 and 2018 consists of the following

	Year Ended December 31,
	2019	2018
Branded Content	$107,335	$60,485
Creator Subscriptions	31,997	-
Managed Services	283,332
Affiliate Sales	15,300	11,553
Other Revenue	15,042	8,860
	$453,006	$80,898

Branded Content

Revenues from branded content in 2019 increased 78% as compared to the previous year. Onboarding of additional brand clients as well as greater pricing strength contributed to a large part of the gain. The increased pricing strength was attributable to improved features, data analytics, and guidance on how to apply it. Clients are increasing their spend on Vocal for Brands campaigns with the company’s improved marketing strategies. The continued development of Vocal’s technology translates into a higher value proposition for brands. Revenue recognized from these tactical improvements occurred in the fourth quarter and have created a foundation for scale, future platform improvements, and continued pricing strength.

Branded content revenue is recognized when the Company fulfills its obligation to create and publish branded articles for clients on the Vocal platform, promote said stories, and meet any required promotional milestones as per the contract with the client. The revenue is recognized over time as the services are performed, with any payments received in advance being deferred until they are earned.

Below are the significant components of a typical agreement pertaining to branded content revenue:

●	The Company typically collects fixed fees ranging from $5,000 to $45,000, depending on duration and scope of third-party marketing spend. Revenue is recognized over the course of services as per the contract, with a predetermined percentage paid upon contract signing and the balance upon campaign completion.

●	The articles are created and published within three months of the signed agreement, or as previously negotiated with the client

●	The articles are promoted on Vocal as well as on third-party platforms, and engagement reports are provided to the client throughout the campaign.

Creator Subscriptions

Vocal+ is a premium subscription offering. The Company initially offered the subscription to a Founding Member beta group starting in May 2019, utilizing our first-party data from the 425,000 ‘Vocal Free’ creators we had onboarded onto Vocal up until that point. We have seen a greater than 50% growth rate in the last 12 months.

Currently, Vocal+ subscribers receive access to value-added features such as increased rate of monetization per reads and views, a decreased minimum withdrawal threshold, a discount on platform processing fees, member badges for their profiles, participation in exclusive Challenges with monetary rewards, and early access to new Vocal features.

Subscription revenues stem from both monthly and annual subscriptions, which cost $9.99 per month and $99 per year, respectively, the latter of which is amortized over a twelve-month period. Any customer payments received are recognized over the subscription period, with any payments received in advance being deferred until they are earned. The subscription revenue model is the most scalable and predictable revenue stream on the platform. New features and opportunities for creators, audiences, and brands can introduce new subscription offerings, thereby scaling the company vertically and horizontally. In the future, premium services generate premium revenues.

The continued development of Vocal’s technology and targeting efficiencies translates into a decreasing cost of acquisition per creator, a scalable onboarding process, and an increasing rate of subscription signups.

Managed Services

Managed Services are provided by Seller’s Choice and encompass a suite of digital marketing solutions for e-commerce brands. Services offered include listing and storefront optimization on e-commerce platforms like Amazon and Shopify, the setup and ongoing management of clients’ websites, search engine optimization, digital advertising, and other various tactics for sales growth and customer retention. Additionally, Seller’s Choice draws upon Vocal for Brand’s storytelling capabilities to provide Seller’s Choice additional value and maximize their success. Seller’s Choice clients generate revenues of between $3,500-$10,000 per month.

Affiliate Sales

Affiliate sales represent the commission the Company receives when a purchase is made through referral links. Affiliate revenue is earned on a “click through” basis, upon referring visitors, via said links, to an affiliate’s site and having them complete a specific outcome, most commonly a product purchase.

The Company maintains multiple affiliate relationships, with platforms such as Skimlinks, Amazon, and Tune, to form and maintain thousands of vendor relationships. Each vendor establishes their own commission percentage payout, which typically range from 5-15%. The revenue is recognized upon receipt of commission fees. This opportunity continues to grow in the current environment as consumer behavior continues to shift online.

Deferred Revenue

Deferred revenue consists of billings and payments from clients in advance of revenue recognition. As of December 31, 2019, and 2018, the Company had deferred revenue of $50,691 and $9,005, respectively.

Accounts Receivable and Allowances

Accounts receivable are recorded and carried when the Company uploads creator content and reaches predetermined metrics and views on the platform. We make estimates for the allowance for doubtful accounts and allowance for unbilled receivables based upon our assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of our customers, current economic conditions, and other factors that may affect our ability to collect from customers. During the year ended December 31, 2019 the Company recorded $33,503 as a reserve for doubtful accounts. As of December 31, 2019, and 2018 the Company has an allowance for doubtful accounts of $33,503 and $0, respectively.

Stock-Based Compensation

The Company recognizes compensation expense for all equity–based payments granted in accordance with ASC 718 “Compensation – Stock Compensation”. Under fair value recognition provisions, the Company recognizes equity–based compensation net of an estimated forfeiture rate and recognizes compensation cost only for those shares expected to vest over the requisite service period of the award.

Restricted stock awards are granted at the discretion of the Company. These awards are restricted as to the transfer of ownership and generally vest over the requisite service periods, typically over a five-year period (vesting on a straight–line basis). The fair value of a stock award is equal to the fair market value of a share of Company stock on the grant date.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model. The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and the expected forfeiture rate. Expected volatility is benchmarked against similar companies in a similar industry over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best estimate.

Determining the appropriate fair value model and calculating the fair value of equity–based payment awards requires the input of the subjective assumptions described above. The assumptions used in calculating the fair value of equity–based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, our equity–based compensation could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the equity–based compensation could be significantly different from what the Company has recorded in the current period.

Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for the years ended December 31, 2019 and 2018 presented in these consolidated financial statements, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

The Company had the following common stock equivalents at December 31, 2019 and 2018:

	December 31,
	2019	2018
Options	303,833	294,166
Warrants	247,407	1,847,651
Convertible notes - related party	1,812	963
Convertible notes	241,583	13,996
Totals	794,635	2,156,776

Reclassifications

Certain prior year amounts in the consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current year presentation. These reclassifications did not affect the prior period total assets, total liabilities, stockholders’ deficit, net loss or net cash used in operating activities.

Recently Adopted Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” Under ASU 2016-02, lessees will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, “Revenue from Contracts with Customers.” ASU 2016-02 became effective for us on January 1, 2019 and initially required transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements,” which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In December 2018, the FASB also issued ASU 2018-20, “Leases (Topic 842) - Narrow-Scope Improvements for Lessors,” which provides for certain policy elections and changes lessor accounting for sales and similar taxes and certain lessor costs. As of January 1, 2019, the Company adopted ASU 2016-02 and has recorded a right-of-use asset and lease liability on the balance sheet for its operating leases. We elected to apply certain practical expedients provided under ASU 2016-02 whereby we will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. We also do not expect to apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). We expect to account for lease and non-lease components separately because such amounts are readily determinable under our lease contracts and because we expect this election will result in a lower impact on our balance sheet.

Recent Accounting Guidance Not Yet Adopted

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The Company is currently evaluating the impact of the new standard.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

BUSINESS

Overview

Jerrick Media Holdings, Inc. (“JMDA,” “the Company,” or “Creatd”) is the parent company and creator of the Vocal platform.

Our mission is to empower creators, entrepreneurs, and brands through technology platforms, partnership, and data-driven innovation.

Through Vocal, creators can create and share their stories in a way that helps them get discovered by their ideal audiences, and fund their creativity. Similarly, brands can access their ideal consumers and drive conversions for their products and services.

In addition to focusing on expanding Vocal, its flagship platform, Jerrick identifies and leverages value-accretive opportunities within the digital space to enhance its portfolio.

Whereas comparable companies traditionally seek a venture capital or private equity-backed IPO, Jerrick instead began trading on the OTCQB in February of 2016, in an effort to maintain a level of transparency while raising the capital necessary to build and scale its technology, with the ultimate goal of achieving an uplisting to a national exchange. Jerrick’s agile business framework and technology capabilities distinguish it from most of the approximately 10,000 companies that trade on the OTC, only a small fraction of which have achieved an uplisting to a national exchange in the last decade. The Company’s Vocal technology is built for scale and relies on a relatively capital light operational infrastructure, while its business model, which can generate a consistent and scalable return on capital by utilizing data, is, in a sense, invaluable, much like the mythic “unicorn” that Silicon Valley seeks.

Per the Company’s 2020 Annual Meeting of Shareholders, held on July 8th, 2020, Jerrick received approval to change its name to Creatd, Inc., and to begin trading under the new ticker symbol CRTD upon the Company’s planned uplisting to the Nasdaq Capital Markets. At its core, Jerrick (which we will at times refer to as Creatd) and its numerous subsidiaries, centers around the philosophy that creators are the driving force of all success that can be achieved in the digital realm, including monetization, audience growth, and community engagement. This philosophy is represented by a framework we call the Creatd Cycle, which operates on the premise that it is content creators who produce content that attracts audiences, who in turn attract brands who are interested in reaching those audiences. The Vocal platform is the company’s first iteration of the Creatd Cycle in practice.

Vocal

The Vocal platform, Jerrick’s flagship technology product, provides creators with storytelling tools, engaged communities, and opportunities that enable audience discovery and monetization.

Quality content submissions from creators attract audiences and brands to Vocal, representing the three primary stakeholders who exist in Vocal’s ecosystem as well as the three spokes of the Creatd Cycle.

Through this essential Creatd Cycle framework, we are able to segment and understand the motivations and behaviors of the key players transacting on the Vocal platform. To that end, our processes have been tested and proven successful by the onboarding of what is currently 679,907 Freemium creators and nearly 4,000 total Vocal+ paid subscribers onto the Vocal platform; along with that, success is measured by the continually declining costs of acquisition and retention for both user segments, the increasing caliber and budgets of our brand clients, and expansion of Vocal’s overall audience.

Creators

There are three primary categories of stakeholders/customers that interact within Vocal’s ecosystem: creators, brands, and audiences (readers).

Vocal provides a large stage for creators to connect with fans and find new audiences. In addition to enabling access to millions of monthly visitors, the platform provides creators with a full suite of tools and services for content creation, discovery, distribution, and monetization, including:

●	Easy-to use, rich media content editor: Vocal’s content editor allows creators to easily add their rich media to their stories. From Spotify songs to Shopify products, Vocal’s open canvas content creation editor makes it easy to create high-quality and engaging stories, and is a cost effective alternative to managing a blog content management system (CMS).

●	Ability to Monetize: Both Vocal Free and Vocal+ memberships provide multiple monetization opportunities for creators. Creators can earn money through visitor engagement as well as from Tips received from visitors (less the payment processing fee). For Vocal Free members, content is monetized at a rate of $3.80 per 1,000 reads (calculated based on time on page, scrolling behavior, and other internal metrics), whereas Vocal+ members monetize at $6.00 per 1,000 reads.

●	Designed for SEO: Creators benefit from the search engine optimization (SEO) inherent to Vocal’s architecture, and the volume of organic traffic the platform receives as a result. Creators can get more views and greater discoverability by publishing content on Vocal as opposed to other sites geared toward short form content, which have limited search capabilities and discovery tools, as well as limited opportunities for content monetization.

●	Transparent Performance Data: Creators can view their “Stats” at any time to view their individual performance data, such as how many Reads a given story received, how much money they have earned, and how many Tips or ‘Likes’ they received.
●	Valuable Audience: The nature of Vocal’s genre-specific community structure is such that it generates a positively selected audience, a quality which makes Vocal an attractive prospect for creators and brands alike. In a topic-based community, audiences are inherently more likely to be interested in the particular content housed in that community.

●	O&O Communities: Vocal’s niche community structure means that our creators and brand partners are set up for success from the get-go. The fundamental thesis is that each community operates in the interest of all constituents. Safe and engaging communities enable all stakeholders to succeed. At the same time, maintaining a portfolio of fully owned and operated communities provides Jerrick, soon to be Creatd, with a rich pool of content and creators with whom we can partner on high-touch production ventures to further expand the Creatd Cycle.

Vocal creators provide a steady stream of user-generated content, which can be monetized through reads, as well as through microtransactions, such as Tips, received from audiences. Creators can monetize even further through participation in Challenges, and collaborations with the brands with whom they co-exist in Vocal’s ecosystem.

The Vocal content creation process can be broken down into three key steps:

1. Create: Vocal’s storytelling tools make it easy for creators of all kinds to produce beautiful, engaging, rich-media content.

2. Share: Creators share stories on one of Vocal’s 34 genre-specific communities to get discovered and connect with like-minded creators and readers.

3. Earn: Creators can earn money every time their story is read, through participation in Challenges, and through Tips received from fans.

In January 2020, Vocal’s product team launched the latest feature for creators and brands, called “Challenges.” Challenges (which are either internally run or sponsored by brands) are themed story contests that incentivize content submissions and engage Vocal’s user base by providing creators with the chance to win cash prizes and other rewards. The introduction of creator Challenges, which represents Vocal’s most important product update to date, showcases Jerrick’s unique ability to leverage its powerful network to host unique content experiences that drive success and value for brands, creators, and audiences simultaneously. Moreover, creator Challenges are accretive to Jerrick’s own marketing efforts; Challenges offer further incentive for new creators to join Vocal and, in particular, to upgrade to Vocal+ (which offers exclusive members-only Challenges). As a result, since the launch of creator Challenges, we’ve seen our creator acquisition costs decrease.

Brands

We believe that digital audiences have become increasingly wary of traditional display and programmatic advertising tactics. Intrusive ads like pop-ups have proven to disrupt the consumer experience, leading to trends such as the fact that over 25% of internet users have ad blockers installed. Brands are actively seeking trustworthy and safe platforms like Vocal to drive engagement through non-interruptive brand storytelling and deliver invaluable performance metrics that help optimize their marketing efforts.

Our in-house content studio, Vocal for Brands, leverages Vocal to produce authentic and educational branded stories and brand-sponsored Challenges that build affinity and trust, while generating sales and awareness. The key value propositions for brands include:

●	Authentic Storytelling: Our internal data group partners brands with real Vocal creators to tell their brand’s story in a way that is both engaging and trustworthy. In addition, brands can opt to sponsor a Challenge.

●	Valuable Audience: Vocal’s first-party data provides an opportunity to create highly targeted and segmented audiences to promote branded content. Most importantly, Vocal’s technology helps brands target the right audience by utilizing and applying that first-party data.

●	Transparent Analytics: For every campaign we produce, our brand clients have access to story performance data, engagement data, behavioral data, and interest data. Brands can apply this data to further increase awareness and optimize audience targeting.

Vocal’s first-party data enables our team to create highly targeted and segmented audiences for Vocal for Brands campaigns, and help the brand reach their ideal audience. Brands can access story performance data, engagement data, behavioral data, and sentiment data, all of which is used to further optimize the campaign’s success. The combination of Vocal’s hyper-engaged audiences, user-generated communities, and brand-safe environment help brands achieve maximum ROAS (return on ad spend).

The Company typically collects fixed fees ranging from $5,000 to $45,000, depending on duration and scope of third-party marketing spend. To date, Vocal for Brands’ client roster includes direct to consumer (DTC) brands such as Daily Harvest, Vimeo, hims, Lull, cleancult, Lelo, Intimina, and more.

With the introduction of Challenges in early first quarter 2020, brands can now tap into Vocal’s network of 679,907 content creators and encourage them to interact with, learn about and promote their brand while benefiting from Vocal’s brand-safe, moderated, and curated environment. Brand-sponsored Challenges effectively yield a collection of crowdsourced branded content for brands and help them reach a wider audience. Typical long-form branded content campaigns within the legacy world of publishing cost as much as $50,000 for a single article, let alone the exponential hundreds of submissions our Challenges can generate. Authentic storytelling from real creators is the common denominator for success.

Audiences (Readers)

The Creatd Cycle represents the fact that creators attract audiences, which in turn attracts the brands who want access to those audiences. We are focused on enabling the discovery and curation of stories for our audiences, or Vocal readers, through a range of service and features built into the platform:

●	Discovery: Readers benefit from our ability to help them safely navigate our network of communities. Every story published on Vocal is run through our proprietary moderation system, which synthesizes machine learning and human curation. Readers know that every story on Vocal complies with our Community Guidelines, which ensures a safe environment for creators, brands, and readers alike.

●	Sentiment: Readers have the option to “Like” their favorite stories, allowing them to interact directly with the creator, while providing the Vocal team with insights into their interests and behavior. Our data science team uses this data to create segmented audiences to optimize content discovery. Simply put, Vocal helps readers find stories personalized to their interests.

●	Tipping: We provide readers with the opportunity to send Tips to creators to show their support and appreciation. Tips have a frictionless and secure user-experience, allowing readers to pay with digital wallets such as Apple Pay and Google Pay.

Moderation and Compliance

One of the key differentiating factors between Vocal and most other user-generated content platforms is the fact that each story submitted to Vocal is run through the Company’s proprietary moderation process before it goes live on the platform. The decision to implement moderation into the submission process was in direct response to the rise of misinformation and bad actors on many social platforms. In response to these inherent pitfalls within the content landscape, Vocal’s proprietary moderation system combines the algorithmic detection of copyrighted material, hate speech, graphic violence, and nudity, and human-led curation to ensure the quality and safety of each story published on Vocal, thus fostering a safe and trustworthy environment for creators, audiences, and brands. Moderation and compliance are more important than ever in a world where ambiguity can systematically damage value. Vocal’s enforcement of community guidelines and emphasis on content moderation protects the platform, its creators, and Jerrick shareholders.

Trust and safety are paramount to the Vocal ecosystem. We follow best practices when handling personally identifiable information, with guidance from the European Union’s General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA), and the Digital Millennium Copyright Act (DMCA).

Platform Compliance Policies include:

●	Human-led, technology assisted moderation of every story submitted;

●	Algorithmic detection of hate speech, nudity, and copyright infringement;

●	Brand, creator, and audience safety enforced through community watch; and

●	The rejection of what we consider toxic content, with the understanding that diverse opinions are encouraged.

Vocal Technology

Vocal’s proprietary technology is built on Keystone, the same underlying open-source framework used by industry-leaders such as Atlassian, a $43-billion Australian technology company. Some of the key differentiating elements of Vocal’s technology are speed, sustainability, and scalability. The Company continues to invest heavily in research and development to continuously improve and innovate its platform, with the goal of optimizing the user experience for creators. Vocal’s architecture allows it to do more with less cost and provides a model capable of turning a profit.

We believe there is a huge opportunity to capture market share for user-generated content. Jerrick does not see Vocal as a substitute or competitor to segment-specific content platforms, such as Vimeo, YouTube, Instagram, or SoundCloud. We don’t want to replace anyone; we built Vocal to be accretive to the entire digital ecosystem. In fact, one of the most powerful components of our technology is the fact that Vocal makes it easy for creators to embed their existing published content, including videos, songs, podcasts, photographs, and more, directly into Vocal. We see this as a growth opportunity by building partnerships with the world’s greatest technology companies and to further spread our roots deeper into the digital landscape. To that end, we have an existing partnership with Unsplash, the world’s largest photography platform with over 1 million royalty free images, whose integration into Vocal makes it easier for creators to be able to search for beautiful, royalty-free photographs in order to elevate their stories. This is the first of many institutional platform integrations to come.

Additionally, we believe that the Vocal platform and its underlying technology allows us to maintain an advantageous capital-light infrastructure. By using cloud service providers, we are able to focus on platform and revenue growth rather than building and maintaining the costly internal infrastructures that have materially affected so many legacy media platforms. Vocal’s technology has been specifically designed and built to scale without a material corresponding increase in operational costs. While our users can embed rich media, such as video, audio, and product links, into their Vocal stories, the rich media content is hosted elsewhere (such as YouTube, Instagram, Vimeo, Shopify, Spotify, etc.). Thus, our platform can accommodate rich media content of all kinds without bearing the financial or operational costs associated with hosting the rich media itself. In addition to the benefits this framework affords to the Company, it is the additional benefit to our content creators, in that a creator can increase their monetization; for example, a creator can embed their YouTube video into a Vocal story and thus derive earnings from both platforms when their video is viewed.

Application of First-Party Data

Jerrick’s business intelligence and marketing teams identify and target individual creators, communities, and brands, utilizing empirical data harnessed from the Vocal platform. The team’s ability to apply its proprietary first-party data works to reduce acquisition costs for new creators and to help provide brands with conversions and an ideal targeted audience. In this way, our ability to apply first-party data is one of the value-drivers for the Company and the key advantages of its closed ecosystem strategy, which we refer to as the Creatd Cycle.

In its simplest definition, first-party data is data that you collect directly from your customers. Even the most simplistic blog website is collecting some degree of first-party data, though Jerrick’s edge is in its application of that data. Our organization is constantly collecting a tremendous amount of first-party behavioral data extracted from the Vocal platform. To date, we have collected hundreds of millions of data points around our customers and our audiences.

Importantly, we do not sell that data, that being a common monetization opportunity for many other businesses. Instead, we use our collected first-party data for the purposes of bettering the platform. Specifically, our data helps us understand the behaviors and attributes that are common among the creators, brands, and audiences within our ecosystem. We then pair our first-party Vocal data with third-party data from distribution platforms such as Facebook and Snapchat to provide a more granular profile of our creators and audiences.

These insights ultimately increase our conversion rates and drive down acquisition costs, as they guide our decisions as to which new features we can implement within our platform that will make it an even more valuable proposition for users, such that they continue creating and sharing content on Vocal, and ultimately drive the growth of the Freemium and Vocal+ paid creator base.

The Freemium Vocal offering (Vocal Free) functions as a funnel into the Vocal+ paid subscription tier and acts as a magnet for audiences. It is those audiences that generate the valuable first-party data that we use to enrich and refine our targeting capabilities for branded content promotion and creator acquisition, and specifically, to reduce our creator acquisition costs (CAC) and subscriber acquisition costs (SAC). Lower acquisition costs combined with increasing lifetime value (LTV) per subscriber, means that our enterprise value is accelerating each time we acquire a new user. Currently, we estimate the LTV of a Vocal+ creator to be roughly $300, spread over two years and accounting for churn. By contrast, our subscriber acquisition cost (SAC) is roughly $200; we anticipate our SAC to continue to decrease as we add more and more creators. At the same time, we anticipate the lifetime value of our subscribers to increase as we introduce more features that cater to the needs of our creators. It is Vocal’s unique capability to collect and apply first-party behavioral data that allows us to simultaneously increase the LTV of our subscribers over time, while lowering the cost to acquire them. In fact, the link between incentivizing creators and lowering creator acquisition costs is a primary focus of the data science team, and an important consideration for every feature we develop for the Vocal platform.

Competition

The idea for Vocal came as a response to what Jerrick’s founders recognized as systemic flaws inherent to the digital media industry and its operational infrastructures. Depreciating value of digital media business models built on legacy technology platforms created a unique opportunity for development of a creator-centric platform that could appeal to a global community and, at the same time, be capable of acquiring undervalued complimentary technology assets.

Jerrick founders built the Vocal platform upon the general thesis that a closed and safe ecosystem utilizing first-party data to increase efficiencies could create a sustainable and defensible business model. Vocal was strategically developed to provide value for content creators, readers, and brands, and to serve as a home for the ever-increasing amount of digital content being produced and the libraries of digital assets lying dormant.

Since 2016, the ‘creator era,’ the industry has been marked by the proliferation of democratized and transparent platforms. The digital space now encompasses an online global audience of over 4.5 billion internet users and over 1.7 billion websites. The “read, write and execute” web, or Web 3.0, is a data-driven and more intelligent web that can adjust its output according to the particular needs and habits of the individual user, fostering more intelligent creation, greater personalization and, ultimately, a more satisfied end user.

In this context, legacy sites and platforms are becoming increasingly threatened by factors like fragmented content creation tools, excessive traffic and marketing dollars required to monetize content, and compressing margins for traditional digital advertising. This has led to a qualitative deterioration of online content. In addition, it means that companies operating on these models will continue to struggle with limited paths to scalable profitability.

There is limited competition that provides the specific type of resources and platform that Vocal provides the creative community. In addition, there are a limited number of digital media companies like Vocal that charge only creators and brands for publishing content, as opposed to charging the audience for accessing content. Jerrick’s management team believes that the primary competition for Vocal are other platforms that can draw attention or time from the creative community in general. These platforms can vary in scope, size, and genre. Simply put, platforms compete for the attention of the digital consumer.

Product Revenues

Revenues are primarily generated through:

Creator Subscriptions:

Vocal+ is a premium subscription membership for Vocal users. Vocal+ members pay a membership fee for premium features, including receiving increased earnings for their content, reduced platform processing fees for Tips received, a Vocal+ badge on their creator page, eligibility to participate in exclusive Vocal+ Weekly Challenges, and more. Creators may sign up for a Vocal+ membership when they create an account, or they can upgrade an existing Vocal Free account to a Vocal+ account at any time. The current cost of a Vocal+ membership is either $9.99 per month or $99 annually.

In its first year since launching its Vocal+ premium subscription tier, the Company onboarded nearly 4,000 paid subscribers.

Brand Agency:

Our in-house content studio, Vocal for Brands, specializes in producing authentic and educational branded stories. We leverage our first-party platform data and creator community to help us do it.

Vocal for Brands pairs brands with active creators in the Vocal network to produce bespoke branded content campaigns, brand-sponsored creator Challenges, and other types of branded experiences on the Vocal platform that build brand engagement and trust, and drive results.

Vocal’s first-party data enables our team to create highly targeted and segmented audiences for Vocal for Brands campaigns, and help the brand reach their ideal audience. Brands can access story performance data, engagement data, behavioral data, and sentiment data, all of which is used to further optimize the campaign’s success.

The Company typically collects fixed fees ranging from $5,000 to $45,000, depending on duration and scope of third-party marketing spend.

Marketing + Consulting Services:

Seller’s Choice, LLC (“Seller’s Choice”), which we acquired in September 2019, is a digital marketing solution provider dedicated to the interests, growth, and profitability of e-commerce brands. Seller’s Choice cohesively focuses on the four key factors of online sellers – sell-through, differentiation, community and compliance – to help e-commerce businesses establish their brand identity and realize profitable and sustainable growth while maximizing customer engagement and retention.

Through Jerrick’s acquisition of Seller’s Choice, restructuring of their product line, and consolidation of staff, Jerrick has been able to expand its reach into the direct-to-consumer marketplace, while enabling some of Seller’s Choice’s clientele to leverage Vocal for Brand’s unique brand storytelling capabilities. With the power of Vocal, Jerrick has the ability to rapidly identify the winning aspects of an acquisition and eliminate unnecessary operational infrastructures.

Platform Processing Fees and Microtransactions:

With Tipping and other types of microtransactions, audiences can engage and support their favorite Vocal creators by actively investing in their creativity. Vocal takes a platform processing fee on all transactions. Each Tip sent on Vocal generates revenue for the Company in the form of platform processing fees. For Vocal Free creators, we retain a 7% platform processing fee for every Tip exchanged. For Vocal+ creators, we retain a 2.9% platform processing fee.

Vocal utilizes Stripe for payment processing, which currently supports Apple Pay and Google Wallet.

Additional applications for microtransactions on Vocal are in development, including the enablement of gated premium content, recurring Tips, affiliate marketing features for brands, and incentivization fees for new creator referrals.

Affiliate sales:

Vocal generates revenue through affiliate marketing relationships, which pays the Company a percentage of purchases made on our platform. Affiliate relationships include Amazon, Skimlinks, Tune, and more. This represents a unique opportunity in the post-pandemic environment where brands need expansive distribution pipelines such as Vocal to reach broader audiences.

E-commerce:

Our e-commerce strategy involves revitalizing archival imagery and media content in dormant legacy portfolios. Our curation and data capabilities have helped us create scalable and definable value for our internal collection of media assets through financing, trademarking, licensing, and production opportunities. Jerrick, or ‘Creatd,’ has an exclusive license to leverage the stories housed on Vocal, reimagining them for films, episodic shows, games, graphic novels, collectibles, books, and more.

Growth Strategy:

Continued growth is likely to be achieved by focusing on the following key areas:

●	Creator Growth: Vocal brings new creators, their audience, and brands to its platform through organic growth, performance marketing, and brand-building campaigns that drive awareness. As the Vocal team continues to collect first-party behavioral data, we are able to further refine an ideal user profile and hone a specific targeting strategy to effectively scale the platform’s creator base. Our product roadmap includes new features that will work to incentivize creators to help us expand the Vocal network organically; upcoming features include creator referrals and gated content, which will enable creators to utilize Vocal’s microtransaction capabilities to charge recurring fees for exclusive content, similar to the model used by companies like Patreon and Cameo). With these new features, creators will have further opportunities to get discovered and earn on Vocal, which works to the benefit of the entire platform.

●	Brand Partnerships: Continued investment in new product offerings for brand storytelling on Vocal with the goal of increasing the value to brands in the form of analytics, audience engagement, and conversion data for their products and services. The Vocal for Brands in-house content studio is constantly evolving in order to elevate brand relationships, both qualitatively and quantitatively.

●	Licensing and Transmedia Opportunities: In collaboration with other production and media companies, as well as with our expanding user base, we look for content that can be leveraged for adaptation to film, television, digital shorts, books, and comic series. We believe that Vocal’s ever-expanding community of creators and influencers affords us with the unique opportunity to cultivate these relationships. This initiative is referred to by the Company as Recreatd.

●	White Label Opportunities: White-labeling Vocal’s underlying platform architecture can be utilized for application in a range of industries, including use by sports franchises, trade companies, education organizations, companies in the financial sector, and others. An example of a white label installation of Vocal currently on our drawing board is a platform called Give. The idea behind Give is to borrow Vocal’s topic-specific community structure and adapt it for the non-profit sector. The Give platform would function as a network of vetted, verified organizations for which creators can raise awareness, funding or discussions using Vocal’s existing features like storytelling tools, community engagement, and microtransactions. Give will provide charities with the tools and resources to capture attention and donations in what is a saturated non-profit space.

●	Vocal Global: Vocal Global is Creatd’s new market expansion strategy for applying Vocal’s technology to international platform opportunities. While the U.S., U.K., and Canada represent the vast majority of our audience, we believe there will be significant demand for our product in overseas markets–including Asia, the Middle East, and South America–particularly for foreign language installations of the product, an initiative which Creatd refers to as “Content Without Borders.” These projects will be executed through Abacus, our Australia-based subsidiary that will focus on ideating our global opportunities and Content Without Borders strategy. The unique cost structure and geographical advantage of Abacus, which has a close relationship with our development partners, Thinkmill, is crucial in enabling generating rapid responses to the growing need for secure, moderated social platforms for the international user base. The Australian government provides an incentive credit for technology based R&D that further fuels the development of platforms for bespoke foreign language installations and other white label opportunities.

●	Acquisitions: Our acquisition of Seller’s Choice in September 2019 successfully expanded our brand product offering and client network. Future acquisition targets include creator platforms, content communities, data science companies, and digital marketing agencies.

●	Created Partners: Created Partners invests in early stage startups who are passionate about solving problems with technology. The Company leverages the Vocal technology and resources, housed under the ‘Vocal Ventures’ umbrella, to help DTC businesses thrive. Most of these partnerships take shape as some combination of sweat equity for the contribution of non-monetary resources and nominal capital investment.

Currently, the Company has begun exploring long-term partnerships with the following Creatd Partners:

o	Plant Camp, whose mission is to give kid-friendly categories a nutritious makeover, and turn childhood classics like mac and cheese into complete, wholesome, veggie-packed healthy meals— without your kids realizing a thing. Plant Camp is currently in development with our award winning agency partner Brains on Fire and is projected to launch Q3 2020. The company has previously completed a seed financing from industry veterans.

o	Magic Fitness is an iOS and Android application that is changing the way fitness is done. With Magic, users pair up with certified fitness trainers for live, 1x1 personal training sessions conducted via video-call. There are no generic routines or pre-recorded workout videos; instead, Magic users enjoy a personalized virtual session, and the expertise of experienced trainers there to guide, correct and motivate them, and only them.

o

Profound, who is a potential Creatd Partner, is disrupting the sports drink category by focusing on a long-neglected audience within sports–women. Profound’s line of functional, stylish, and sustainably packaged sports beverages are healthy, hydrating, and specifically formulated to fit the needs of women and support women’s fitness and active lifestyle. Profound is currently in development and is projected to launch Q4 2020. The company has previously completed a seed financing from industry veterans.

o	Comhear is on a mission is to harness the power of audio technology to make content experiences more intelligent. Their patented audio technology leverages data to create customized sound fields that suit the listener’s physical environment and personal preference, fostering dynamic and adaptive content experiences for the consumer.

Corporate Information

We were originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc.

On February 5, 2016 (the “Merger Closing Date”), we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GPH Merger Sub, Inc., a Nevada corporation and our wholly-owned subsidiary (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as our wholly-owned subsidiary (the “Merger”). Pursuant to the terms of the Merger Agreement, we acquired, through a reverse triangular merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 28,500,000 shares of our common stock. Additionally, we assumed 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to our current plan.

In connection with the Merger, on the Merger Closing Date, we entered into a Spin-Off Agreement with Kent Campbell (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased (i) all of our interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of our interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 781,818 shares of our common stock held by Mr. Campbell. In addition, Mr. Campbell assumed all of our debts, obligations and liabilities, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

 Effective February 28, 2016, we entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”), pursuant to which we became the parent company of Jerrick Ventures, LLC, our wholly-owned operating subsidiary (the “Statutory Merger”).

On February 28, 2016, we changed our name to Jerrick Media Holdings, Inc. to better reflect our new business strategy.

Employees

As of August 18, 2020, we had 23 full-time employees. None of our employees are subject to a collective bargaining agreement, and we believe that relationship with our employees to be good.

Description of Property

Our corporate headquarters consists of a total of 3,000 square feet and is located at 2050 Center Ave, Suite 640 and Suite 660, Fort Lee, NJ 07024. The current lease term is effective June 5, 2018 through July 5, 2023, with monthly rent of $7,693 for the first year and increases at a rate of 3% for each subsequent year thereafter.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

On June 25, 2020, Home Revolution, LLC (“Home Revolution”) filed a lawsuit in the United States District Court for the District of New Jersey (the “Court”), entitled Home Revolution, LLC, et al v. Jerrick Media Holdings, Inc. et al, Case No. 2:20-cv-07775-JMV-MF (the “Action”). The complaint for the lawsuit alleges, among other things, that the Company breached the Membership Interest Purchase Agreement, as modified, and ancillary transaction documents in connection with the acquisition of Seller’s Choice, LLC, from Home Revolution in September 2019. The complaint additionally alleges violation of the New Jersey Uniform Securities Law, violations of the Exchange Act and Rule 10b-5 thereunder, fraud, equitable accounting, breach of fiduciary duty, conversion and unjust enrichment.

The Company continues to believe that the Action lacks merit and has moved to dismiss the Action. In the event this Action is not summarily dismissed, Jerrick intends to vigorously challenge it. At this time, the Company is unable to estimate potential damage exposure, if any, related to the litigation.

In addition to the existing claim for damages contained in the Complaint, on July 29, 2020, Home Revolution moved, by order to show cause, for preliminary injunctive relief. On August 13, 2020, the Court denied Home Revolution’s request for a preliminary injunction.

MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers as of the date of this prospectus:

Name	Age	Positions
Jeremy Frommer	51	Chief Executive Officer, Director
Mark Standish	58	Chairman of the Board of Directors
Leonard Schiller	78	Director
Laurie Weisberg	51	Director
Mark Patterson	68	Director
Justin Maury	31	President
Chelsea Pullano	29	Chief Financial Officer

Jeremy Frommer – Chief Executive Officer and Director

Mr. Frommer has served as our Chief Executive Officer and as a member of our board of directors since February 2016. Mr. Frommer has over 20 years of experience in the financial technology industry. Previously, Mr. Frommer held key leaderships roles in the investment banking and trading divisions of large financial institutions. From 2009 to 2012, Mr. Frommer was briefly retired until beginning concept formation for Jerrick Ventures which he officially founded in 2013. From 2007 to 2009, Mr. Frommer was Managing Director of Global Prime Services at RBC Capital Markets, the investment banking arm of the Royal Bank of Canada, the largest financial institution in Canada, after the sale of Carlin Financial Group, a professional trading firm. From 2004 to 2007, Mr. Frommer was the Chief Executive Officer of Carlin Financial Group after the sale of NextGen Trading, a software development company focused on building equity trading platforms. From 2002 to 2004, Mr. Frommer was Founder and Chief Executive Officer of NextGen Trading. From 2000 to 2002, he was Managing Director of Merger Arbitrage Trading at Bank of America, a financial services firm. Mr. Frommer was also a director of LionEye Capital, a hedge fund from June 2012 to June 2014. He holds a B.A. from the University of Albany. We believe Mr. Frommer is qualified to serve on our board of directors due to his financial and leadership experience.

Mark Standish – Chairman of the Board of Directors

Mr. Standish was elected to our board of directors in July 2020 and serves as its Chairman. He has served as a Senior Partner for HHM Capital since January 2017. Additionally, he has served as a member of the Board of Directors for LightPoint Financial Technology LLC since January 2017. From February 2015 to December 2016, he served as Managing Partner and Chief Information Officers for Deimos Asset Management LLC. In 1995 he joined the Royal Bank of Canada and served as Co-Chief Executive Officer of RBC Capital Markets from 2008 to 2014. He studied banking and finance at Croydon College in England in 1983. We believe Mr. Standish is qualified to serve as a member of our board because of his extensive financial industry and leadership experience.

Leonard Schiller – Director

Mr. Schiller is the Chairman of our board of directors. He is President and Managing Partner of the Chicago law firm of Schiller, Strauss and Lavin PC and has been associated with the firm since 1977. Mr. Schiller also has served as the President of The Dearborn Group, a residential property management and real estate company with properties located in the Midwest. Mr. Schiller has also been involved in the ownership of residential properties and commercial properties throughout the country. Mr. Schiller has acted as a principal in numerous private loan transactions and has been responsible for the structure, and management of these transactions. Mr. Schiller has also served as a member of the Board of Directors of IMALL, an internet search engine company, which was acquired by Excite@Home. He also served as a member of the Board of AccuMed International, Inc., a company which manufactured and marketed medical diagnostic screening products, which was acquired by Molecular Diagnostics, Inc. He presently serves as a director of Milestone Scientific, Inc., a Delaware company. We believe Mr. Schiller is qualified to serve on our board of directors due to his legal and business experience.

Laurie Weisberg – Director

Ms. Weisberg was elected to our board of directors in July 2020. Weisberg, who has served as the Chief Sales Officer at Intent since February 2019, has spent over 25 years at the forefront of sales and marketing innovation in the technology space, having held leadership positions at various technology companies including Thrive Global, Curalate, and Oracle Data Cloud. From October 2010 to April 2015, Ms. Weisberg was a member of the executive leadership team at Datalogix, leading up to its acquisition by Oracle in 2015, at which point she assumed the role of VP of Oracle Data Cloud. Additionally, Ms. Weisberg has served on the Advisory Board at Crowdsmart, an intelligent data-driven investment prediction platform since April 2019. Ms. Weisberg was born and educated in England. We believe Ms. Weisberg is qualified to serve on our board of directors due to her extensive global sales and brand marketing expertise as well as her leadership experience working within the technology space.

Mark Patterson – Director

Mr. Patterson was elected to our board of directors in July 2020. Mr. Patterson, a private equity and hedge fund businessman, co-founded MatlinPatterson Global Advisors, a leading private equity firm in the distressed investing space in 2002. Early in his career, Patterson worked in leveraged finance at Credit Suisse, Scully Brothers & Foss, Salomon Brothers, and Bankers Trust. During his tenure as chairman and chief executive of MatlinPatterson’s asset management division, Mr. Patterson expanded the firm’s portfolio beyond distressed debt, implementing other investment strategies such as credit trading, securitized credit, and senior credit. Mark Patterson currently holds the position of Non-Executive Chairman of MatlinPatterson Asset Management. Mr. Patterson received degrees in Law and Economics from Stellenbosch University in South Africa and an M.B.A. from New York University’s Stern School of Business. We believe Mr. Patterson is qualified to serve on our board of directors due to his extensive experience in financial markets, investment management, and his corporate governance experience on various boards.

Justin Maury – President

Mr. Maury has served as our President since January 2019. He is a full stack design director with an expertise in product development. With over ten years of design and product management experience in the creative industry, Mr. Maury’s passion for the creative arts and technology ultimately resulted in the vision for Vocal. Since joining Jerrick in 2013, Maury has overseen the development and launch of the company’s flagship product, Vocal, an innovative platform that provides storytelling tools and engaged communities for creators and brands to get discovered while funding their creativity. Under Maury’s supervision, Vocal has achieved growth to over 380,000 creators across 34 genre-specific communities in its first two years since launch.

Chelsea Pullano – Chief Financial Officer

Ms. Pullano has been our Chief Financial Officer since June 2020. She has a long history of leadership at Jerrick, serving as a member of the Company’s Management Committee for four years. Prior to her current role, Ms. Pullano was an integral member of our finance department since 2017, most recently serving as our Head of Corporate Finance, a role in which she coordinated our periodic reports under the Exchange Act and other financial matters. Prior to joining the Finance Department, Ms. Pullano was a member of our operations team from 2015 to 2017. She holds a B.A. from the State University of New York College at Geneseo.

Director Terms; Qualifications

Members of our board of directors serve until the next annual meeting of stockholders, or until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the board of directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the board of directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.

Director or Officer Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is averse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

Directors and Officers Liability Insurance

The Company has directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures the Company against losses, which it may incur in indemnifying its officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and the Company’s Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

Director Independence

The listing rules of The Nasdaq Stock Market LLC (“Nasdaq”) require that independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with it that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, the board of directors has determined that Leonard Shiller, Mark Standish, Laurie Weisberg, and Mark Patterson are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee director, and any transactions involving them described in the section captioned “—Certain relationships and related transactions and director independence.”

Board Committees

Upon the consummation of this Offering, the Company’s Board will establish three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of the committees will operate pursuant to its charter. The committee charters will be reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the chairs of the other committees, the Nominating and Corporate Governance Committee may propose revisions to the charters. The responsibilities of each committee are described in more detail below.

Nasdaq permits a phase-in period of up to one year for an issuer registering securities in an initial public offering to meet the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee independence requirements. Under the initial public offering phase-in period, only one member of each committee is required to satisfy the heightened independence requirements at the time our registration statement becomes effective, a majority of the members of each committee must satisfy the heightened independence requirements within 90 days following the effectiveness of our registration statement, and all members of each committee must satisfy the heightened independence requirements within one year from the effectiveness of our registration statement.

Audit Committee

The Audit Committee, among other things, will be responsible for:

●	appointing; approving the compensation of; overseeing the work of; and assessing the independence, qualifications, and performance of the independent auditor;

●	reviewing the internal audit function, including its independence, plans, and budget;

●	approving, in advance, audit and any permissible non-audit services performed by our independent auditor;

●	reviewing our internal controls with the independent auditor, the internal auditor, and management;

●	reviewing the adequacy of our accounting and financial controls as reported by the independent auditor, the internal auditor, and management;

●	overseeing our financial compliance system; and

●	overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies, the activities of our internal audit function, and information technology.

The board of directors has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under SEC rules and Nasdaq listing rules. Effective upon the completion of this offering the board of directors will adopt a written charter setting forth the authority and responsibilities of the Audit Committee. The Board has affirmatively determined that each member of the Audit Committee is financially literate, and that Mr. Standish meets the qualifications of an Audit Committee financial expert.

The Audit Committee will consist of Mr. Standish, Mr. Schiller, Ms. Weisberg, and Mr. Patterson. Mr. Standish will chair the Audit Committee. We believe that, after consummation of this offering, the functioning of the Audit Committee will comply with the applicable requirements of the rules and regulations of the Nasdaq listing rules and the SEC.

Compensation Committee

The Compensation Committee will be responsible for:

●	reviewing and making recommendations to the Board with respect to the compensation of our officers and directors, including the CEO;

●	overseeing and administering the Company’s executive compensation plans, including equity-based awards;

●	negotiating and overseeing employment agreements with officers and directors; and

●	overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

Effective upon the completion of this offering, the board of directors will adopt a written charter setting forth the authority and responsibilities of the Compensation Committee.

The Compensation Committee will consist of Mr. Standish, Mr. Schiller, Ms. Weisberg, and Mr. Patterson. Mr. Patterson will serve as chairman of the Compensation Committee. The board of directors has affirmatively determined that each member of the Compensation Committee meets the independence criteria applicable to compensation committee members under SEC rules and Nasdaq listing rules. The Company believes that, after the consummation of the offering, the composition of the Compensation Committee will meet the requirements for independence under, and the functioning of such Compensation Committee will comply with, any applicable requirements of the rules and regulations of Nasdaq listing rules and the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, will be responsible for:

●	reviewing and assessing the development of the executive officers and considering and making recommendations to the Board regarding promotion and succession issues;

●	evaluating and reporting to the Board on the performance and effectiveness of the directors, committees and the Board as a whole;

●	working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise and experience, including diversity considerations, for the full Board and each committee;

●	annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;

●	reviewing, evaluating, and recommending changes to the Company’s Corporate Governance Principles and Committee Charters;

●	recommending to the Board individuals to be elected to fill vacancies and newly created directorships;

●	overseeing the Company’s compliance program, including the Code of Conduct; and

●	overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

Effective upon completion of this offering., the board of directors will adopt a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee.

The Nominating and Corporate Governance Committee will consist of Mr. Standish, Mr. Schiller, Ms. Weisberg, and Mr. Patterson. Ms. Weisberg will serve as chairman. The Company’s board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of Nasdaq listing rules.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Company’s board of directors or its compensation committee. None of the members of the Company’s compensation committee is, or has ever been, an officer or employee of the company.

Code of Business Conduct and Ethics

Prior to the completion of this offering, the Company’s Board of Directors will adopt a code of business conduct and ethics applicable to its employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of Nasdaq. The code of business conduct and ethics will be publicly available on the Company’s website. Any substantive amendments or waivers of the code of business conduct and ethics or code of ethics for senior financial officers may be made only by the Company’s board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Corporate Governance Guidelines

Prior to the completion of this offering, the Company’s board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of Nasdaq.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2019, and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jeremy Frommer	2019	$168,269	$300,080	-	-	-	-	$104,667	(1)	$573,016
Chief Executive Officer	2018	$152,879	$135,700	-	-	-	-	$96,463	(3)	$385,042

Rick Schwartz	2019	$33,642	-	-	-	-	-	$9,708		$43,350
Former President	2018	$124,476	-	-	-	-	-	-		$124,476

Justin Maury	2019	$117,751	-	-	-	-	-	$8,094	(4)	$125,845
President	2018	$90,846	-	-	-	-	-	-		$90,846

(1)	The $104,667 includes payment to Mr. Frommer for living expenses, health insurance and a vehicle allowance.

(2)	The $9,708 includes payment to Mr. Schwartz for health insurance.

(3)	The $96,463 includes payment to Mr. Frommer for living expenses, health insurance and a vehicle allowance.

(4)	The $8,094 includes payment to Mr. Maury for health insurance.

Employment Agreements

As of August 18, 2020, the Company has not entered into any employment agreements, but intends on entering into such agreements with its Chief Executive Officer and President by the end of fiscal year 2020.

Outstanding Equity Awards at Fiscal Year-End 2019

At December 31, 2019, we had outstanding equity awards as follows:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Weighted Average Exercise Price	Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Jeremy Frommer (1)	66,666	-	66,666	$22.5	May 22, 2022	-	$-	-	-
Rick Schwartz (1)	66,666	-	66,666	$22.5	May 22, 2022	-	$-	-	-
Justin Maury (2)	55,985	-	55,985	$29.7	May 22, 2022	-	-	-	-

(1)	Effective February 5, 2016, Jeremy Frommer was appointed as our Chief Executive Officer and Rick Schwartz was appointed as our President.

(2)	On January 31, 2019, Rick Schwartz resigned from his position as President. The Board of Directors appointed Justin Maury as President on the same date.

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors and received compensation for such service during the fiscal year ended December 31, 2019. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2019.

Director	Option Awards (1)	Fees Earned or Paid in Cash	Total
Andrew Taffin(2)	$3,021	$-	$3,021
Leonard Schiller	$-	$-	$-

(1)	Amounts shown in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, these amounts represent the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718.

(2)	Mr. Taffin resigned from our board of directors on October 23, 2019.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been limited public market for the Company’s common stock, and a liquid trading market for its common stock may not develop or be sustained after this offering. Future sales of substantial amounts of the Company’s common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time, and could impair the Company’s ability to raise capital through sales of equity or equity-related securities.

Only a limited number of shares of the Company’s common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of the Company’s common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of its common stock. Although the Company intends to list its common stock on The Nasdaq Capital Market, the Company cannot assure you that there will be an active market for its common stock.

Of the shares to be outstanding immediately after the completion of this offering, we expect that the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act; these restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once the Company has been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of the Company’s affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of its common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than Company affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, the Company’s affiliates or persons selling shares of its common stock on behalf of its affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

(a)	1% of the number of shares of the Company’s capital stock then outstanding; or

(b)	the average weekly trading volume of the Company’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by the Company’s affiliates or persons selling shares of its common stock on behalf of its affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of the Company’s common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up period described below.

Lock-Up Agreements

In connection with this offering, the Company, and its officers, directors and stockholders have agreed to a nine-month “lock-up” period from the closing of this offering, with respect to the shares that they beneficially own, including shares issuable upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of nine months following the closing of this offering, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriters. The nine-month restricted period is subject to extension upon certain events and the terms of the lock-up agreements may be waived at the underwriters’ discretion. The lock-up restrictions, specified exceptions and the circumstances under which the nine-month lock-up period may be extended are described in more detail under “Underwriting.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF THE COMPANY’S COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of the Company’s common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to the Company’s operations or to the purchase, ownership or disposition of its shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of the Company’s capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold the Company’s common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive the Company’s common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold the Company’s common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

●	persons deemed to sell the Company’s common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds the Company’s common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold the Company’s common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of the Company’s common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

●	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in “Dividend Policy,” the Company has never declared or paid cash dividends on its common stock and do not anticipate paying any dividends on its common stock in the foreseeable future. However, if the Company does make distributions on its common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both the Company’s current and its accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in the Company’s common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Disposition of common stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of the Company’s common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to the Company or its paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from the withholding tax described above. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of the Company’s common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

●	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	the Company’s common stock constitutes a United States real property interest by reason of its status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of the Company’s common stock, or (ii) your holding period for its common stock.

The Company believes that it is not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether it is a USRPHC depends on the fair market value of its U.S. real property relative to the fair market value of its other business assets, there can be no assurance that the Company will not become a USRPHC in the future. Even if it becomes a USRPHC, however, as long as the Company’s common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of (i) the five-year period preceding your disposition of the Company’s common stock, or (ii) your holding period for the Company’s common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, the Company must report annually to the IRS, regardless of whether any tax was withheld, the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of the Company’s common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of the Company’s common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of the Company’s common stock on or after January 1, 2019. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in the Company’s common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of the Company’s common stock, including the consequences of any proposed change in applicable laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the Company’s common stock, beneficially owned as of August 18, 2020 (i) each person known to the Company to beneficially own more than 5% of its common stock, (ii) each executive officer, director and director nominee and (iii) all officers, directors and director nominees as a group. The following table is based on the Company having 3,319,937 shares of common stock issued and outstanding as of August 18, 2020. The Company calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended as of that date. Shares of the Company’s common stock issuable upon exercise of options or warrants or conversion of notes that are exercisable or convertible within 60 days after August 18, 2020 are included as beneficially owned by the holder, but not deemed outstanding for computing the percentage of any other stockholder for Percentage of common stock Beneficially Owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 3,319,937 shares of common stock outstanding at August 18, 2020, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after August 18, 2020. Beneficial ownership generally includes voting and dispositive power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned.

	Shares Beneficially Owned (1)		Percentage Beneficially Owned

Executive Officers and Directors
Jeremy Frommer	392,868	(2)	11.52%
Justin Maury	163,707	(3)	4.83%
Chelsea Pullano	57,818	(6)	1.71%
Leonard Schiller	79,506	(4)	2.39%
Mark Standish	156,000	(7)	4.62%
Mark Patterson	21,830	(8)	* %
Laurie Weisberg	--		--%
All current directors and officers as a group	871,729		25.07%

5% or Greater Stockholders
Chris Gordon	257,572		7.76%
Arthur Rosen	445,816	(5)	13.39%

*	less than one percent

(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days.

(2)	Includes 303,631 shares of common stock, 89,187 shares of common stock underlying stock options, and 50 shares of common stock underlying warrants.

(3)	Includes 95,374 shares of common stock and 68,333 shares of common stock underlying stock options.

(4)	Includes 76,098 shares of common stock and 3,408 shares of common stock underlying warrants.

(5)	Solely based on the Company’s review of filings made on a Schedule 13G on February 14, 2020 with the SEC. Includes (i) 391,570 shares of Common Stock held directly by Mr. Rosen, (ii) 44,247 shares of Common Stock held by Pearl Digital Opportunities Fund LLC (“Pearl”), of which Mr. Rosen is the Managing Member, (iii) warrants to acquire 3,333 shares of the Company’s common stock, and (iv) warrants to acquire 6,666 shares of the Company’s common stock held Mr. Rosen’s minor children.

(6)	Includes 7,818 shares of common stock and 50,000 shares of common stock underlying stock options.

(7)	Includes 102,800 shares of common stock, 13,200 shares of common stock underlying warrants, and 40,000 shares of common stock underlying convertible notes.

(8)	Includes 19,630 shares of common stock underlying convertible notes and 2,200 shares of common stock underlying warrants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended December 31, 2019 and December 31, 2018 to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of  $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this proxy statement. We are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of  $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

The January 2018 Rosen Loan Agreement

On January 16, 2018, the Company entered into a loan agreement (the “January 2018 Rosen Loan Agreement”) with Arthur Rosen, a shareholder of the Company, whereby the Company issued Mr. Rosen a promissory note in the principal amount of $60,000 (the “January 2018 Rosen Note”). The January 2018 Rosen Note is secured by Jeremy Frommer, our Chief Executive Officer, whereby upon default Mr. Frommer’s personal shares of the Company’s common stock would be available to Mr. Rosen in an amount equal to the principal outstanding divided by 12. Pursuant to the January 2018 Rosen Loan Agreement, the January 2018 Rosen Note bears interest at a rate of 6% per annum and is payable on the maturity date of January 31, 2018 (the “January 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the May 2016 Rosen Loan are due. During the year ended December 31, 2018, the Company repaid $60,000 in principal and $200 in interest and the loan is no longer outstanding.

The January 2018 Gordon Loan Agreement

On January 16, 2018, the Company entered into a loan agreement (the “January 2018 Gordon Loan Agreement”) with Christopher Gordon (“Gordon”), whereby the Company issued Mr. Gordon a promissory note in the principal amount of $40,000 (the “January 2018 Gordon Note”). The January 2018 Gordon Note is secured by Jeremy Frommer, our Chief Executive Officer, whereby upon default Mr. Frommer’s personal shares of the Company’s common stock would be available to Mr. Gordon in amount equal to the principal outstanding divided by 12.  Pursuant to the January 2018 Gordon Loan Agreement, the January 2018 Gordon Note bears interest at a rate of 6% per annum and payable on the maturity date of January 31, 2018 (the “January 2018 Gordon Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the January 2018 Gordon Note are due. During the year ended December 31, 2018, the Company repaid $40,000 in principal and $105 in interest and the loan is no longer outstanding.

The First March 2018 Rosen Loan Agreement

On March 4, 2018, the Company entered into a loan agreement (the “First March 2018 Rosen Loan Agreement”) with Mr. Rosen, whereby the Company issued Mr. Rosen a promissory note in the principal amount of $10,000 (the “First March 2018 Rosen Note”). As additional consideration for entering in the First March 2018 Rosen Note Loan Agreement, the Company issued Mr. Rosen a five-year warrant to purchase 166 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the First March 2018 Rosen Loan Agreement, the First March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 19, 2018 (the “First March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First March 2018 Rosen Note was due. During the nine months ended December 31, 2018, the Company repaid $10,000 in principal and $260 in interest and the loan is no longer outstanding.

The Second March 2018 Rosen Loan Agreement

On March 9, 2018, the Company entered into a loan agreement (the “Second March 2018 Rosen Loan Agreement”) with Mr. Rosen, whereby the Company issued Mr. Rosen a promissory note in the principal amount of $15,000 (the “Second March 2018 Rosen Note”). As additional consideration for entering in the Second March 2018 Rosen Loan Agreement, the Company issued Mr. Rosen a five-year warrant to purchase 250 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Second March 2018 Rosen Loan Agreement, the Second March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 24, 2018 (the “Second March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Second March 2018 Rosen Note was due. During the nine months ended December 31, 2018, the Company repaid $15,000 in principal and $365 in interest and the loan is no longer outstanding.

The Third March 2018 Rosen Loan Agreement

On March 13, 2018, the Company entered into a loan agreement (the “Third March 2018 Rosen Loan Agreement”) with Mr. Rosen, whereby the Company issued Mr. Rosen a promissory note in the principal amount of $10,000 (the “Third March 2018 Rosen Note”). As additional consideration for entering in the Third March 2018 Rosen Loan Agreement, the Company issued Mr. Rosen a five-year warrant to purchase 166 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Third March 2018 Rosen Loan Agreement, the Third March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 28, 2018 (the “Third March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Third March 2018 Rosen Note was due. During the nine months ended December 31, 2018, the Company repaid $10,000 in principal and $230 in interest and the loan is no longer outstanding.

The May 2018 Schiller Loan Agreement

On May 2, 2018, the Company entered into a loan agreement (the “May 2018 Schiller Loan Agreement”) with Leonard Schiller, Chairman of our board of directors, whereby the Company issued Mr. Schiller a promissory note in the principal amount of $100,000 (the “May 2018 Schiller Note”). As additional consideration for entering in the May 2018 Schiller Loan Agreement, the Company issued Mr. Schiller a four-year warrant to purchase 5,000 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the May 2018 Schiller Loan Agreement, the May 2018 Schiller Note bears interest at a rate of 13% per annum and is payable on the maturity date of February 02, 2019 (the “May 2018 Schiller Maturity Date”) at which time all outstanding principal, accrued and unpaid interest are due under the May 2018 Schiller Loan.

During the year ended December 31, 2018, the Company converted $100,000 of principal and $4,369 of unpaid interest into the August 2018 Equity Raise (as defined below) and the loan is no longer outstanding.

The June 2018 Frommer Loan Agreement

On June 29, 2018, the Company entered into a loan agreement (the “June 2018 Frommer Loan Agreement”) with Jeremy Frommer our Chief Executive Officer, whereby the Company issued Frommer a promissory note in the principal amount of $10,000 (the “June 2018 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a four-year warrant to purchase 500 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the June 2018 Frommer Loan Agreement, the June 2018 Frommer Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 (the “June 2018 Frommer Maturity Date”) at which time all outstanding principal, accrued and unpaid interest are due under the June 2018 Frommer Loan.  Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued 680 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company executed upon an agreement that extended the maturity date of this loan to May 15, 2019. On December 15, 2019 the Company executed upon an agreement that further extended the maturity date of this loan to May 15, 2020.

The First July 2018 Schiller Loan Agreement

On July 3, 2018, the Company entered into a loan agreement (the “First July 2018 Schiller Loan Agreement”) with Leonard Schiller, a member of the Board, whereby the Company issued Mr. Schiller a promissory note of $35,000 (the “First July 2018 Schiller Note”). As additional consideration for entering in the First July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 at which time all outstanding principal, accrued and unpaid interest were due under the First July 2018 Schiller Loan.  Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued 2,383 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company executed upon an agreement that extended the maturity date of this loan to May 15, 2019.

During the year ended December 31, 2018 the Company repaid $20,000 in principal. During the year ended December 31, 2019, the Company converted $15,000 in principal and $863.33 into the February 2019 Offering and the note is no longer outstanding.

The Second July 2018 Schiller Loan Agreement

On July 17, 2018, the Company entered into a loan agreement (the “Second July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Mr. Schiller a promissory note of $25,000 (the “Second July 2018 Schiller Note”). As additional consideration for entering in the Second July 2018 Schiller Loan Agreement, the Company issued Mr. Schiller a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Second July 2018 Schiller Loan Agreement, the Second July 2018 Schiller Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 at which time all outstanding principal, accrued and unpaid interest were due under the Second July 2018 Schiller Loan. Subsequent to the balance sheet date, on November 8, 2018 the Company entered into an agreement with Mr. Schiller that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued 1,698 warrants to Mr. Schiller to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement that extended the maturity date of this loan to May 15, 2019. On December 15, 2019 the Company executed upon an agreement that further extended the maturity date of this loan to May 15, 2020.

During the year ended December 31, 2019 the Company converted $4,136.67 in principal into the February 2019 Offering.

The First July 2018 Rosen Loan Agreements

On July 12, 2018, the Company entered into a loan agreement (the “First July 2018 Rosen Loan Agreement”) with Mr. Rosen, a shareholder of the Company, whereby the Company issued Mr. Rosen a promissory note of $10,000 (the “First July 2018 Rosen Note”). Pursuant to the First July 2018 Rosen Loan Agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 at which time all outstanding principal, accrued and unpaid interest are due under the First July 2018 Rosen Note. Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued to Mr. Rosen 458 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement that extended the maturity date of this loan to May 15, 2019.

During the year ended December 31, 2019, the Company repaid $10,000 of principal and all unpaid interest and the loan is no longer outstanding.

The Second July 2018 Rosen Loan Agreements

On July 18, 2018, the Company entered into a loan agreement (the “Second July 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Mr. Rosen a promissory note of $50,000 (the “Second July 2018 Rosen Note”) resulting from the conversion of a demand note (as described below). As additional consideration for entering into the Second July 2018 Rosen Loan Agreement, the Company issued Mr. Rosen a four-year warrant to purchase 2,500 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Second July 2018 Rosen Loan Agreement, the Second July 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 at which time all outstanding principal, accrued and unpaid interest are due under the Second July 2018 Rosen Note. Subsequent to the balance sheet date, on November 8, 2018 the Company entered into an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued to Mr. Rosen 3,399 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement that extended the maturity date of this loan to May 15, 2019.

During the year ended December 31, 2019, the Company repaid $50,000 of principal and all unpaid interest and the loan is no longer outstanding.

The November 2018 Rosen Loan Agreement

On November 29, 2018, the Company entered into a loan agreement (the “November 2018 Rosen Loan Agreement”) with Mr. Rosen, whereby the Company issued Mr. Rosen a promissory note in the principal amount of $25,000 (the “November 2018 Rosen Note”). As additional consideration for entering in the November 2018 Rosen Note Loan Agreement, the Company issued Mr. Rosen a four-year warrant to purchase 416 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the November 2018 Rosen Loan Agreement, the November 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of December 23, 2018 (the “November 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest are due under the November 2018 Rosen Loan.

During the year ended December 31, 2018, the Company repaid $25,000 of principal and $33 of unpaid interest and the loan is no longer outstanding.

The December 2018 Rosen Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Rosen Loan Agreement”) with Mr. Rosen, whereby the Company issued Mr. Rosen a promissory note in the principal amount of $75,000 (the “December 2018 Rosen Note”). As additional consideration for entering in the December 2018 Rosen Note Loan Agreement, the Company issued Mr. Rosen a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the December 2018 Rosen Loan Agreement, the December 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of January 26, 2018 (the “December 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest are due under the November 2018 Rosen Loan. On March 29, 2019 the Company entered into an agreement that extended the maturity date of this loan to May 15, 2019.

During the year ended December 31, 2019, the Company converted this loan and all unpaid interest into the June 2019 Loan Agreement and the loan is no longer outstanding.

The December 2018 Gravitas Capital Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $50,000 (the “December 2018 Gravitas Capital Note”). As additional consideration for entering in the December 2018 Gravitas Capital Note Loan Agreement, the Company issued Gravitas Capital a four-year warrant to purchase 833 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the December 2018 Gravitas Capital Loan Agreement, the December 2018 Gravitas Capital Note bears interest at a rate of 6% per annum and payable on the maturity date of January 27, 2018 (the “December 2018 Gravitas Capital Maturity Date”) at which time all outstanding principal, accrued and unpaid interest are due under the November 2018 Gravitas Capital Loan. In January 2019, the Company repaid $50,000 in principal and $250 in interest, and the loan is no longer outstanding.

The January 2019 Rosen Loan Agreement

On January 30, 2019, the Company entered into a loan agreement (the “January 2019 Rosen Loan Agreement”) with Mr. Rosen, whereby the Company issued Mr. Rosen a promissory note in the principal amount of $175,000 (the “January 2019 Rosen Note”). As additional consideration for entering in the January 2019 Rosen Note Loan Agreement, the Company issued Mr. Rosen a four-year warrant to purchase 5,000 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the January 2019 Rosen Loan Agreement, the January 2019 Rosen Note bears interest at a rate of 10% per annum and payable on the maturity date of February 15, 2019 (the “January 2019 Rosen Maturity Date”). On February 19, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Mr. Rosen warrants to purchase 11,731 shares of common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that extended the maturity date of this loan to May 15, 2019.

On August 8, 2019 the Company entered into an agreement further extending the maturity date to September 20, 2019.

During the year ended December 31, 2019 the Company repaid $175,000 in principal and $15,073 in interest and the loan is no longer outstanding.

The February 2019 Rosen Loan Agreement

On February 14, 2019, the Company entered into a loan agreement (the “February 2019 Rosen Loan Agreement”) with Mr. Rosen, whereby the Company issued Mr. Rosen a promissory note in the principal amount of $50,000 (the “February 2019 Rosen Note”). As additional consideration for entering in the February 2019 Rosen Note Loan Agreement, the Company issued Mr. Rosen a four-year warrant to purchase 1,666 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the February 2019 Rosen Loan Agreement, the February 2019 Rosen Note bears interest at a rate of 10% per annum and payable on the maturity date of February 28, 2019 (the “February 2019 Rosen Maturity Date”). On March 29, 2019 the Company entered into an agreement with Mr. Rosen that extended the maturity date of this loan to May 15, 2019. On August 8, 2019 the Company entered into an agreement further extending the maturity date to September 20, 2019.

During the year ended December 31, 2019 the Company repaid $50,000 in principal and $3,208 in interest and the loan is no longer outstanding.

The June 2019 Loan Agreement

On June 3, 2019, the Company entered into a loan agreement (the “June 2019 Loan Agreement”) with Mr. Rosen, pursuant to which the Company was to be indebted in the amount of $2,400,000, of which $1,200,000 was funded by September 30, 2019 and $1,200,000 was exchanged from the May 2016 Rosen Loan Agreement dated May 26, 2016 in favor of Rosen for a joint and several interest in the Term Loan pursuant to the Debt Exchange Agreement. The June 2019 Loan Agreement, the June 2019 Loan bears interest at a rate of 12.5% per annum, compounded annually and payable on the maturity date of December 3, 2019 (the “June 2019 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the June 2019. In connection with the conversion of the May 2016 Rosen Loan Agreement the Company recorded a debt discount of $92,752. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

The August 2019 Schiller Loan Agreement

On August 6, 2019, the Company entered into a loan agreement (the “August 2019 Schiller Loan Agreement”) with Mr. Schiller, whereby the Company issued a promissory note to Mr. Schiller in the principal amount of $15,000 (the “August 2019 Schiller Note”). Pursuant to the August 2019 Schiller Loan Agreement, the August 2019 Schiller Note bears interest at a rate of $750 per month. As additional consideration for entering in the August 2019 Schiller Loan Agreement, the Company issued a five-year warrant to purchase 75 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2019 the Company repaid $15,000 in principal and $750 in interest and the loan is no longer outstanding.

The September 2019 Schiller Loan Agreement

On September 26, 2019, the Company entered into a loan agreement (the “September 2019 Schiller Loan Agreement”) with Mr. Schiller, whereby the Company issued Mr. Schiller a promissory note in the principal amount of $50,000 (the “September 2019 Schiller Note”). Pursuant to the September 2019 Schiller Loan Agreement, the September 2019 Schiller Note bears interest at a rate of $2,250 per month. As additional consideration for entering in the First September 2019 Schiller Loan Agreement, the Company issued Schiller a five-year warrant to purchase 333 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2019 the Company repaid $50,000 in principal and $2,250 in interest and the loan is no longer outstanding.

The October 2019 Frommer Loan Agreement

On October 7, 2019, the Company entered into a loan agreement (the “October 2019 Frommer Loan Agreement”) with Mr. Frommer, whereby the Company issued Mr. Frommer a promissory note in the principal amount of $10,000 (the “October 2019 Frommer Note”). Pursuant to the October 2019 Frommer Loan Agreement, the October 2019 Frommer Note bears interest at a flat rate of $500. As additional consideration for entering in the October 2019 Frommer Loan Agreement, the Company issued Mr. Frommer a five-year warrant to purchase 50 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2019 the Company repaid $10,000 in principal and $225 in interest and the loan is no longer outstanding.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with The Benchmark Company as representative for the underwriters in this offering. Each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of Units, consisting of shares of our common stock and warrants, set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Units
The Benchmark Company, LLC
Brookline Capital Markets, a division of Arcadia Securities, LLC
Total	833,333

The underwriters are committed to purchase all of the Units offered by us other than those covered by the option to purchase additional securities described below, if they purchase any such securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The Company has agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

The Company has granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 125,000 additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, it will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $8,625,000 and the total net proceeds, before expenses, to us will be $7,870,625.

Discount

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.  The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over- Allotment Option	Total With Over Allotment Option
Public offering price	$	$	$
Underwriting discount (7.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $         per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

The Company will pay the out-of-pocket accountable expenses of the underwriters in connection with this offering.  The underwriting agreement, however, provides that in the event the offering is terminated, any advance expense deposits paid to the underwriters will be returned to the extent that offering expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

The Company has agreed to pay the underwriters’ non-accountable expenses allowance equal to 1% of the aggregate gross proceeds of this offering. The Company has also agreed to pay for a certain amount of the underwriter’s accountable expenses including actual accountable road show expenses for the offering; prospectus tracking and compliance software for the offering; the reasonable and documented fees and disbursements of the underwriter’s counsel up to an amount of $75,000; background checks of the Company’s officers and directors; preparation of bound volumes and cube mementos in such quantities as the underwriter may reasonably request; provided that these actual accountable expenses of the underwriter shall not exceed $100,000 in the aggregate, including the fees and disbursements of the underwriter’s counsel.

The Company estimates that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $          ..

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, the Company, its executive officers, directors and holders of the Company’s common stock and securities exercisable for or convertible into its common stock outstanding immediately upon the closing of this offering,  have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the underwriters, for a period of nine (9) months from the date of effectiveness of the offering.

The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period, the Company issues an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the underwriters waive this extension in writing; provided, however, that this lock-up period extension shall not apply to the extent that FINRA has amended or repealed NASD Rule 2711(f)(4), or has otherwise provided written interpretive guidance regarding such rule, in each case, so as to eliminate the prohibition of any broker, dealer, or member of a national securities association from publishing or distributing any research report, with respect to the securities of an emerging growth company (as defined in the JOBS Act) prior to or after the expiration of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its stockholders that restricts or prohibits the sale of securities held by the emerging growth company or its stockholders after the initial public offering date.

Underwriter Warrants

The Company has agreed to issue to the underwriters warrants to purchase up to a total of 7.5% of the shares of common stock sold in this offering (excluding the shares sold through the exercise of the over-allotment option). The warrants are exercisable at $9.90 per share (110% of the public offering price) commencing on a date which is six (6) months from the effective date of the offering under this prospectus supplement and expiring on a date which is no more than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants have been deemed compensation by FINRA and are therefore subject to a 6-month lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 12 months from effectiveness. The warrants may be exercised as to all, or a lesser number of shares of common stock, and will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of common stock and unlimited “piggyback” registration rights, both for a period of no greater than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The Company will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation.  However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically.  The underwriters may agree to allocate a number of shares for sale to its online brokerage account holders.  Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.  Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over- allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permits the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Company’s shares of common stock or preventing or retarding a decline in the market price of its shares of common stock.  As a result, the price of the Company’s common stock or warrants in the open market may be higher than it would otherwise be in the absence of these transactions.  Neither the Company nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the Company’s common stock.  These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the Company’s common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution.  A passive market maker must display its bid at a price not in excess of the highest independent bid of that security.  However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their respective affiliates may, in the future provide various investment banking, commercial banking and other financial services for the Company and its affiliates for which they have received, and may in the future receive, customary fees.  However, except as disclosed in this prospectus, the Company has no present arrangements with the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.  The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

The following description of the Company’s capital stock and provisions of its Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the Company’s Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part.

The Company is authorized to issue 120,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of common stock and 20,000,000 are shares of “blank check” preferred stock.

On August 13, 2020, we filed a certificate of amendment to our Second Amended and Restated Articles of Incorporation (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-three (1:3) reverse stock split (the “August 2020 Reverse Stock Split”) of our common stock without any change to its par value. The Amendment became effective on August 17, 2020. No fractional shares were issued in connection with the August 2020 Reverse Stock Split as all fractional shares were rounded down to the next whole share.

As of August 18, 2020, the Company had outstanding 3,319,937 shares of common stock held by 274 shareholders of record.

Units Offered Hereby

We are offering 833,333 Units at an assumed price of $9.00 per Unit, the last reported sale price for our common stock as reported on the OTCQB on August 18, 2020. Each Unit shall consist of (a) one share of our common stock, and (b) one warrant to purchase one share of our common stock, with an exercise price of $9.00 per share. The actual public offering price per Unit will be determined between us and the underwriters at the time of pricing and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Common Stock

The holders of the Company’s common stock are entitled to one vote per share. In addition, the holders of the Company’s common stock will be entitled to receive dividends ratably, if any, declared by the Company’s board of directors out of legally available funds; however, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the Company’s common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Warrants Offered Hereby

The warrants entitle the registered holder to purchase one share of our common stock at a price equal to $9.00 per share, subject to adjustment as discussed below, at any time commencing on date of issuance (the “Issuance Date”) and terminating at 5:00 p.m., New York City time, on the fifth (5th) anniversary of the Issuance Date.

The warrants will be issued in registered form under a warrant agent agreement (the “Warrant Agent Agreement”) between us and our warrant agent, Pacific Stock Transfer (the “Warrant Agent”). The material provisions of the warrants are set forth herein and a copy of the Warrant Agent Agreement has been filed as an exhibit to the Registration Statement on Form S-1, of which this prospectus forms a part. The Company and the Warrant Agent may amend or supplement the Warrant Agent Agreement without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agent Agreement as the parties thereto may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the holders. All other amendments and supplements shall require the vote or written consent of holders of at least 50.1%. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of the exercise a prospectus or prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agent Agreement, we have agreed to use our best efforts to maintain a current prospectus or prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. If we are unable to maintain the qualification or effectiveness of such registration statement until the expiration of the warrants, and therefore are unable to deliver registered shares of common stock, the warrants may become worthless. Such expiration would result in each holder paying the full Unit purchase price solely for the shares of common stock underlying the Units. Additionally, the market for the warrants may be limited if the prospectus or prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of such warrants reside. In no event will the registered holders of a Warrant be entitled to receive a net-cash settlement, stock or other consideration in lieu of physical settlement in shares of our common stock.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. If multiple warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the warrants.

The price of the warrants has been arbitrarily established by us and the Underwriter after giving consideration to numerous factors, including but not limited to, the pricing of the Units in this offering. No particular weighting was given to any one aspect of those factors considered. We have not performed any method of valuation of the warrants.

Preferred Stock

The Company’s board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by its stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Company’s board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Company’s common stock until the board of directors determines the specific rights of the holders of its preferred stock.  However, the effects might include, among other things:

●	Impairing dividend rights of the Company’s common stock;

●	Diluting the voting power of the Company’s common stock;

●	Impairing the liquidation rights of the Company’s common stock; and

●	Delaying or preventing a change of control without further action by the Company’s stockholders.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for the Company’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire the Company.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Common Stock Purchase Warrants

As of August 18, 2020 the Company had outstanding warrants to purchase 341,685 shares of its common stock outstanding with various exercise prices and expiration dates, held by 66 warrant holders.

Common Stock Purchase Options

As of August 18, 2020 the Company had stock options to purchase 542,695 shares of its common stock outstanding, all of which were exercisable, with various exercise prices and expiration dates, held by 22 option holders.

Listing

Our shares of common stock are currently quoted on The OTCQB Venture Market, operated by OTC Markets Group, under the temporary symbol of “JMDAD,” previously “JMDA.” We have applied to list our common stock on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria. Upon approval to list our common stock and the warrants on the Nasdaq Capital Market, we will change our name to “Creatd, Inc.” and we anticipate that the shares of common stock and warrants underlying the Units (once the warrants have begun to trade separately), will be listed on the Nasdaq Capital Market under the symbols “CRTD” and “CRTDW”, respectively. No assurance can be given that our application will be approved. If our common stock and the warrants are not approved for listing on the Nasdaq Capital Market, we will not consummate this offering.

Exclusive Forum

Each of our Second Amended Articles of Incorporation and our Amended and Restated Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for state law claims with respect to: (i) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (ii) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action arising or asserting a claim arising pursuant to any provision of Nevada Revised Statutes Chapters 78 or 92A or any provision of the Company’s Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Company’s Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The enforceability of similar exclusive forum provisions in other corporations’ bylaws has been challenged in legal proceedings, and it is possible that a court could rule that this provision in our Amended and Restated Bylaws is inapplicable or unenforceable.

Additionally, each of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company are deemed to have notice of and consented to this provision. As this provision applies to Securities Act claims, there may be uncertainty whether a court would enforce such a provision.

Transfer Agent and Warrant Agent

The Company’s transfer agent and Warrant Agent is Pacific Stock Transfer with an address 6725 Via Austi Parkway, Suite 300 Las Vegas, NV 89119.

Indemnification of Directors and Officers

Each of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors and officers. Our Amended and Restated Bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, without more, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

2015 Incentive Stock and Award Plan

On February 5, 2016, the Company assumed the Jerrick Ventures, Inc. 2015 Incentive Stock and Award Plan (the “2015 Plan”), and all awards thereunder, which provides for the issuance of up to 900,000 shares of the Company’s common stock. As described below, no further awards shall be issued pursuant to the 2015 Plan as a result of the approval by our stockholders of the Company’s 2020 Equity Incentive Plan. As a result of the reverse stock split effectuated on August 17, 2020, the number authorized shares of common stock issuable under the 2015 Plan was adjusted to 300,000.

The purpose of the 2015 Plan is to provide additional incentive to those officers, employees, consultants and non-employee directors of the Company and its parents, subsidiaries and affiliates whose contributions are essential to the growth and success of the Company’s business.

Eligible recipients of option awards are employees, officers, consultants, attorneys, advisors or directors (including non-employee directors) of the Company or of any parent, subsidiary or affiliate of the Company. Upon recommendation from the Compensation Committee, the board has the authority to grant to any eligible recipient any options, restricted stock or other awards valued in whole or in part by reference to, or otherwise based on, the Company’s Common Stock; provided, however, that Incentive Options may only be granted to employees of the Company or its subsidiaries.

The provisions of each option granted need not be the same with respect to each option recipient. Option recipients have entered into award agreements with the Company, in such form as the Compensation Committee of the board of directors (or the full board of directors) has determined.

The 2015 Plan is administered by the Compensation Committee consisting of two or more independent, non-employee and outside directors. In the absence of such a committee, the board of directors administers the 2015 Plan.

Each stock option under the 2015 Plan contains the following material terms:

(i) the purchase price of each share of common stock with respect to Incentive Options shall be determined by the Compensation Committee at the time of grant, shall not be less than 100% of the Fair Market Value (defined as the closing price on the final trading day immediately prior to the grant on the principal exchange or quotation system on which the common stock is listed or quoted, as applicable) of the common stock of the Company, provided that if the recipient of the stock option owns more than ten percent (10%) of the total combined voting power of the Company, the exercise price shall be at least 110% of the Fair Market Value;

(ii) The purchase price of each share of common stock purchasable under a Nonqualified Option shall be at least 100% of the Fair Market Value of such share of common stock on the date the Nonqualified Option is granted, unless the Compensation Committee, in its sole and absolute discretion, determines to set the purchase price of such Nonqualified Option below Fair Market Value.

(iii) the term of each stock option shall be fixed by the Compensation Committee, provided that such stock option shall not be exercisable more than five (5) years after the date such stock option is granted, and provided further that with respect to an Incentive Option, if the recipient owns more than ten percent (10%) of the total combined voting power of the Company, the Incentive Option shall not be exercisable more than five (5) years after the date such Incentive Option is granted;

(iv) subject to acceleration in the event of a Change of Control of the Company (as further described in the 2015 Plan), the period during which the stock options vest shall be designated by the Compensation Committee or, in the absence of any stock option vesting periods designated by the Compensation Committee at the time of grant, shall vest and become exercisable in equal amounts on each fiscal quarter of the Company through the four (4) year anniversary of the date on which the stock option was granted;

(v) no stock option is transferable and each is exercisable only by the recipient of such option except in the event of the death of the recipient; and

(vi) with respect to Incentive Options, the aggregate Fair Market Value of Common Stock exercisable for the first time during any calendar year shall not exceed $100,000.

Each award of Restricted Stock is subject to the following material terms:

(i) no rights to an award of Restricted Stock are granted to the intended recipient of Restricted Stock unless and until the grant of Restricted Stock is accepted within the period prescribed by the Compensation Committee;

(ii) No certificates evidencing shares of Restricted Stock shall be delivered until such shares are free of any restrictions specified by the Compensation Committee at the time of grant;

(iii) recipients of Restricted Stock have the rights of a stockholder of the Company as of the date of the grant of the Restricted Stock, subject to vesting with respect to dividends and certain other non-transferability and forfeiture restrictions described below;

(iv) shares of Restricted Stock are forfeitable until the terms of the Restricted Stock grant have been satisfied or the recipient’s employment with the Company is terminated; and

(v) the Restricted Stock is not transferable until the date on which the Compensation Committee has specified such restrictions have lapsed.

2020 Equity Incentive Plan

The following is a summary of the material features of our 2020 Equity Incentive Plan (the “2020 Plan”). This summary is qualified in its entirety by the full text of the 2020 Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Authorized Shares. A total of 7,500,000 shares of our common stock were originally reserved for issuance pursuant to the 2020 Plan. Our board of directors adopted the 2020 Plan on May 7, 2020 and our stockholders approved the 2020 Plan on July 8, 2020 (the “Effective Date”). Following the Effective Date, no further awards may be issued under our 2015 Plan, but all awards under the 2015 Plan that are outstanding as of the Effective Date will continue to be governed by the terms, conditions and procedures set forth in the 2015 Plan and any applicable award agreement. As a result of the reverse stock split effectuated on August 17, 2020, the number authorized shares of common stock issuable under the 2020 Plan was adjusted to 2,500,000.

Types of Awards.    The 2020 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards. Items described above in the Section called “Shares Available” are incorporated herein by reference.

Administration.    The 2020 Plan will be administered by our board of directors, or if our board of directors does not administer the 2020 Plan, a committee or subcommittee of our board of directors that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (each of our board of directors or such committee or subcommittee, the “plan administrator”). The plan administrator may interpret the 2020 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2020 Plan, provided that, subject to the equitable adjustment provisions described below, the plan administrator will not have the authority to reprice or cancel and re-grant any award at a lower exercise, base or purchase price or cancel any award with an exercise, base or purchase price in exchange for cash, property or other awards without first obtaining the approval of our stockholders.

The 2020 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Restricted Stock and Restricted Stock Units.    Restricted stock and RSUs may be granted under the 2020 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, and any other conditions that apply to a grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the 2020 Plan and the applicable award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in instalments.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder; provided that dividends will only be paid if and when the underlying restricted stock vests. RSUs will not be entitled to dividends prior to vesting, but may be entitled to receive dividend equivalents if the award agreement provides for them. The rights of participants granted restricted stock or RSUs upon the termination of employment or service to us will be set forth in the award agreement.

Options.    Incentive stock options and non-statutory stock options may be granted under the 2020 Plan. An “incentive stock option” means an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code. A “non-statutory stock option” is an option that is not subject to statutory requirements and limitations required for certain tax advantages that are allowed under specific provisions of the Internal Revenue Code. A non-statutory stock option under the 2020 Plan is referred to for federal income tax purposes as a “non-qualified” stock option. Each option granted under the Plan will be designated as a non-qualified stock option or an incentive stock option. At the discretion of the administrator, incentive stock options may be granted only to our employees, employees of our “parent corporation” (as such term is defined in Section 424(e) of the Code) or employees of our subsidiaries.

The exercise period of an option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to ten percent stockholders). The exercise price for shares of common stock subject to an option may be paid in cash, or as determined by the administrator in its sole discretion, (i) through any cashless exercise procedure approved by the administrator (including the withholding of shares of common stock otherwise issuable upon exercise), (ii) by tendering unrestricted shares of common stock owned by the participant, (iii) with any other form of consideration approved by the administrator and permitted by applicable law or (iv) by any combination of these methods. The option holder will have no rights to dividends or distributions or other rights of a stockholder with respect to the shares of Common Stock subject to an option until the option holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of an participant’s termination of employment or service, the participant may exercise his or her option (to the extent vested as of such date of termination) for such period of time as specified in his or her option agreement.

Stock Appreciation Rights.    SARs may be granted either alone (a “free-standing SAR”) or in conjunction with all or part of any option granted under the 2020 Plan (a “tandem SAR”). A free-standing SAR will entitle its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the base price of the free-standing SAR (which shall be no less than 100% of the fair market value of the related shares of common stock on the date of grant) multiplied by the number of shares in respect of which the SAR is being exercised. A tandem SAR will entitle its holder to receive, at the time of exercise of the SAR and surrender of the applicable portion of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. The exercise period of a free-standing SAR may not exceed ten years from the date of grant. The exercise period of a tandem SAR will also expire upon the expiration of its related option.

The holder of a SAR will have no rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of an participant’s termination of employment or service, the holder of a SAR may exercise his or her SAR (to the extent vested as of such date of termination) for such period of time as specified in his or her SAR agreement.

Other Stock-Based Awards.    The administrator may grant other stock-based awards under the 2020 Plan, valued in whole or in part by reference to, or otherwise based on, shares of common stock. The administrator will determine the terms and conditions of these awards, including the number of shares of common stock to be granted pursuant to each award, the manner in which the award will be settled, and the conditions to the vesting and payment of the award (including the achievement of performance goals). The rights of participants granted other stock-based awards upon the termination of employment or service to us will be set forth in the applicable award agreement. In the event that a bonus is granted in the form of shares of common stock, the shares of common stock constituting such bonus shall, as determined by the administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such bonus is payable. Any dividend or dividend equivalent award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying award.

Equitable Adjustment and Treatment of Outstanding Awards Upon a Change in Control

Equitable Adjustments.    In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the 2020 Plan, (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2020 Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs and other stock-based awards granted under the 2020 Plan and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets). Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control.    The 2020 Plan provides that, unless otherwise determined by the plan administrator and evidenced in an award agreement, if a “change in control” (as defined below) occurs and a participant is employed by us or any of our affiliates immediately prior to the consummation of the change in control, then the plan administrator, in its sole and absolute discretion, may (i) provide that any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable; and (ii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award granted under the 2020 Plan to lapse, and the awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels. The administrator shall have discretion in connection with such change in control to provide that all outstanding and unexercised options and SARs shall expire upon the consummation of such change in control.

For purposes of the 2020 Plan, a “change in control” means, in summary, the first to occur of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our board of directors; (iii) a merger or consolidation of us or any of our subsidiaries, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our board of directors immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the beneficial owner of our voting securities representing more than 50% of our combined voting power; or (iv) stockholder approval of a plan of our complete liquidation or dissolution or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than (A) a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale or (B) a sale or disposition to an entity controlled by our board of directors. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the 2020 Plan, as determined by us. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2020 Plan

The 2020 Plan provides our board of directors with authority to amend, alter or terminate the 2020 Plan, but no such action impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law. The 2020 Plan will terminate on the tenth anniversary of the Effective Date (although awards granted before that time will remain outstanding in accordance with their terms).

Clawback.    If we are required to prepare a financial restatement due to the material non-compliance with any financial reporting requirement, then the plan administrator may require any Section 16 officer to repay or forfeit to us that part of the cash or equity incentive compensation received by that Section 16 officer during the preceding three years that the plan administrator determines was in excess of the amount that such Section 16 officer would have received had such cash or equity incentive compensation been calculated based on the financial results reported in the restated financial statement. The plan administrator may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each Section 16 officer (which need not be the same amount or proportion for each Section 16 officer). The amount and form of the incentive compensation to be recouped shall be determined by the administrator in its sole and absolute discretion.

LEGAL MATTERS

The validity of the issuance of the Units, and the common stock and warrants underlying the Units, offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Lucosky Brookman LLP, Woodbridge, New Jersey.

EXPERTS

The financial statements as of and for the years ended December 31, 2019 and 2018 have been audited by Rosenberg Rich Baker Berman, P.A., 265 Davidson Avenue, Suite 210, Somerset, NJ 08873, an independent registered public accounting firm as set forth in their report and are included in reliance upon such report given as authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company has filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to the Company and the securities being offered under this prospectus, please refer to the complete registration statement and the exhibits and schedules filed as a part of the registration statement.

You may read and copy the registration statement, as well as the Company’s reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Internet site can be found at http://www.sec.gov. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge on the SEC’s website.

INDEX TO FINANCIAL STATEMENTS

Jerrick Media Holdings, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Jerrick Media Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jerrick Media Holdings, Inc. (the Company) as of December 31, 2019 and 2018, and the related statements of comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had an accumulated deficit at December 3 1, 2019, and a net loss and net cash used in operating activities for the year then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

Somerset, New Jersey

March 30, 2020

Jerrick Media Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2019	December 31, 2018
Assets

Current Assets
Cash	$11,637	$-
Prepaid expenses	4,127	-
Accounts receivable	50,849	6,500
Note receivable – related party	11,450	-
Current portion of operating lease right of use asset	105,763	-
Total Current Assets	183,826	6,500

Property and equipment, net	42,363	42,443

Intangible assets	1,087,278	-

Goodwill	1,035,795	-

Deferred offering costs	-	143,146

Security deposit	16,836	16,836

Operating lease right of use asset	205,948	-

Total Assets	$2,572,046	$208,925

Liabilities and Stockholders’ Deficit

Current Liabilities
Cash overdraft	$-	$33,573
Accounts payable and accrued liabilities	1,763,222	1,246,207
Demand loan	225,000	-
Convertible Notes - related party, net of debt discount	20,387	-
Convertible Notes, net of debt discount and issuance costs	2,896,425	-
Current portion of operating lease payable	105,763	-
Note payable - related party, net of debt discount	5,129,342	1,223,073
Note payable, net of debt discount and issuance costs	660,000	49,926
Unrecognized tax benefit	68,000	-
Deferred revenue	50,691	9,005
Warrant liability	10,000	-
Deferred rent	-	7,800

Total Current Liabilities	10,928,830	2,569,584

Non-current Liabilities:
Operating lease payable	201,944	-
Deferred rent	-	6,150
Convertible Notes - related party, net of debt discount	-	314
Convertible Notes, net of debt discount and issuance costs	-	123,481

Total Non-current Liabilities	201,944	129,945

Total Liabilities	11,130,774	2,699,529

Commitments and contingencies

Stockholders’ Deficit
Common stock par value $0.001: 100,000,000 shares authorized; 3,059,645 issued and 3,006,362 outstanding as of December 31, 2019 and 2,158,446 issued and 2,149,224 outstanding as of December 31, 2018 (1)	3,059	2,158
Additional paid in capital	36,391,819	34,14,644
Accumulated deficit	(44,580,437)	(36,545,065)
Accumulated other comprehensive income	(5,995)	-
Less: Treasury stock, 53,283 and 9,222 shares, respectively	(367,174)	(52,341)
	(8,564,848)	(2,494,921)

Total Liabilities and Stockholders’ Deficit	$2,572,046	$208,925

(1) The shares have been retroactively restated to reflect the 1-for-3 reverse stock split effectuated on August 17, 2020, of the Company’s issued and outstanding shares of common stock (see Note 12).

The accompanying notes are an integral part of these consolidated financial statements.

Jerrick Media Holdings, Inc.

Consolidated Statements of Comprehensive Income (Loss)

	For the Year Ended December 31,
	2019	2018

Net revenue	$453,006	$80,898

Gross margin	453,006	80,898

Operating expenses
Compensation	2,204,265	2,378,664
Consulting fees	1,624,786	1,086,557
Research and development	1,131,180	636,180
General and administrative	2,709,753	1,665,752

Total operating expenses	7,669,984	5,767,153

Loss from operations	(7,216,978)	(5,686,255)

Other expenses
Other income	292,387	-
Interest expense	(612,830)	(923,008)
Accretion of debt discount and issuance cost	(348,665)	(2,090,286)
Settlement of vendor liabilities	13,574	122,886
Loss on extinguishment of debt	(162,860)	(3,453,137)
Gain (loss) on settlement of debt	-	16,258

Other expenses, net	(818,394)	(6,327,287)

Loss before income tax provision	(8,035,372)	(12,013,542)

Income tax provision	-	-

Net loss	(8,035,372)	(12,013,542)

Deemed dividend	-	174,232
Inducement expense	-	2,016,634

Net loss attributable to common shareholders	(8,035,372)	(14,204,408)

Other comprehensive income

Currency translation loss	(5,995)	-

Comprehensive loss	$(8,041,367)	$(14,204,408)

Per-share data
Basic and diluted loss per share	$(2.93)	$(12.47)

Weighted average number of common shares outstanding (1)	2,741,136	1,139,497

(1) The shares have been retroactively restated to reflect the 1-for-3 reverse stock split effectuated on August 17, 2020, of the Company’s issued and outstanding shares of common stock (see Note 12).

The accompanying notes are an integral part of these consolidated financial statements.

Jerrick Media Holdings, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Years Ended December 31, 2019 and 2018

	Series A Preferred Stock		Series B Preferred Stock		Common Stock (1)		Treasury stock		Additional Paid In	Accumulated	Other Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balance, December 31, 2017	31,581	31	8,063	$8	658,678	$659	(9,222)	$(19,007)	$14,426,148	$(21,775,107)	$-	$(7,367,307)

Common stock issued to settle vendor liabilities	-	-	-	-	313	-	-	-	3,375	-	-	3,375

Stock based compensation	-	-	-	-	27,283	27	-	-	547,278	-	-	547,305

Issuance of common stock and warrants in exchange for Series A and accrued dividend	(31,581)	(31)	-	-	370,829	371	-	-	2,199,752	-	-	2,200,092

Issuance of common stock and warrants in exchange for series B and accrued dividend	-	-	(8,063)	(8)	76,947	77	-	-	469,107	-	-	469,176

Cash received for common stock and warrants	-	-	-	-	185,831	186	-	-	2,787,276	-	-	2,787,462

Common stock and warrants issued upon conversion of notes payable	-	-	-	-	752,149	752	-	-	11,940,011	-	-	11,940,763

Stock issuance cost	-	-	-	-	70,000	70	-	-	(161,473)	-	-	(161,403)

Stock warrants issued with note payable	-	-	-	-	-	-	-	-	1,660,986	-	-	1,660,986

Issuance of common stock for prepaid services	-	-	-	-	10,167	10	-	-	116,290	-	-	116,300

Common stock issued with note payable	-	-	-	-	6,250	6	-	-	77,481	-	-	77,487

BCF issued with note payable	-	-	-	-	-	-	-	-	38,413	-	-	38,413

Purchase of treasury stock	-	-	-	-	-	-	-	(33,334)	-	-	-	(33,334)

Inducement expense	-	-	-	-	-	-	-	-	-	(2,016,635)	-	(2,016,635)

Dividends	-	-	-	-	-	-	-	-	-	(739,782)	-	(739,782)

Net loss for the year ended December 31, 2018	-	-	-	-	-	-	-	-	-	(12,013,542)	-	(12,013,542)

Balance, December 31, 2018	-	-	-	-	2,158,447	2,158	(9,222)	(52,341)	34,104,644	(36,545,065)	-	(2,490,604)

Stock based compensation	-	-	-	-	41,742	43	-	-	437,063	-	-	437,106

Cash received for common stock and warrants	-	-	-	-	43,322	43	-	-	649,786	-	-	649,829

Tender offering	-	-	-	-	700,058	700	-	-	(700)	-	-	-

Stock issuance cost	-	-	-	-	-	-	-	-	(178,146)	-	-	(178,146)

Stock warrants issued with note payable	-	-	-	-	-	-	-	-	427,692	-	-	427,692

Purchase of treasury stock and warrants	-	-	-	-	-	-	(44,061)	(314,833)	(271,658)	-	-	(586,491)

Shares issued for acquisition	-	-	-	-	111,111	111	-	-	1,166,558	-	-	1,166,669

BCF issued with note payable	-	-	-	-	-	-	-	-	4,444	-	-	4,444

Shares issued to settle vendor payable	-	-	-	-	4,966	5	-	-	52,135	-	-	52,140

Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	-	(5,995)	(5,995)

Net loss for the year ended December 31, 2019	-	-	-	-	-	-	-	-	-	(8,035,372)	-	(8,035,372)

Balance, December 31, 2019	-	$-	-	$-	3,059,646	$3,060	(53,283)	$(367,174)	$36,391,818	$(44,580,437)	$(5,995)	$(8,558,728)

(1) The shares have been retroactively restated to reflect the 1-for-3 reverse stock split effectuated on August 17, 2020, of the Company’s issued and outstanding shares of common stock (see Note 12).

The accompanying notes are an integral part of these consolidated financial statements.

Jerrick Media Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,035,372)	$(12,013,542)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	57,492	42,218
Accretion of debt discount and issuance cost	348,665	2,090,286
Share-based compensation	437,106	346,954
Bad debt expense	33,503	-
Gain (loss) on settlement of vendor liabilities	(13,574)	(122,886)
Gain (loss) on settlement of debt	-	(16,257)
Gain on extinguishment of debt	162,860	3,610,049
Amortization of ROU Asset	60,764	-
Changes in operating assets and liabilities:
Operating Lease liability	(56,240)
Prepaid expenses	(3,458)	40,680
Accounts receivable	(54,174)	(5,175)
Security deposit	-	164
Deferred revenue	41,686	9,005
Accounts payable and accrued expenses	985,716	1,039,690
Unrecognized tax benefit	68,000	-
Warrant liability	10,000
Deferred rent	-	6,000
Net Cash Used In Operating Activities	(5,957,027)	(4,972,814)

CASH FLOWS FROM INVESTING ACTIVITIES:

Issuance of note receivable	(11,450)	-
Cash paid for property and equipment	(27,887)	(27,605)
Cash consideration for acquisition	(340,000)	-
Net cash received in business combination	16,049	-
Net Cash Used In Investing Activities	(363,288)	(27,605)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash overdraft	(33,573)	33,573
Net proceeds from issuance of notes	-	791,833
Repayment of notes	(50,000)	(264,939)
Proceeds from issuance of demand loan	250,000	50,000
Repayment of demand Loan	(25,000)	-
Proceeds from issuance of convertible note	2,472,525	1,525,154
Repayment of convertible notes	-	(226,250)
Proceeds from issuance of convertible notes - related party	-	299,852
Proceeds from issuance of note payable - related party	4,186,500	465,000
Repayment of note payable - related party	(501,500)	(205,000)
Proceeds from issuance of common stock and warrants	684,829	2,787,462
Repayment of line of credit	-	(44,996)
Cash paid to preferred holder	-	(87,111)
Cash paid for debt issuance costs	-	(166,761)
Cash paid for stock issuance costs	(35,000)	(35,115)
Purchase of treasury stock and warrants	(575,834)	(33,334)
Net Cash Provided By Financing Activities	6,337,947	4,889,368

Effect of exchange rate changes on cash	(5,995)	-

Net Change in Cash	11,637	(111,051)

Cash - Beginning of Year	-	111,051

Cash - End of Year	$11,637	$-

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Year for:
Income taxes	$-	$-
Interest	$55,987	$64,892

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Settlement of vendor liabilities	$32,500	$123,750
Deferred offering costs	$143,146	$143,146
Beneficial conversion feature on convertible notes	$4,444	$38,413
Accrued dividends	$-	$174,232
Warrants issued with debt	$427,692	$1,133,820
Issuance of common stock for prepaid services	$-	$116,300
Operating Lease liability	$349,997	$-
Conversion of note payable and interest into convertible notes	$-	$341,442
Warrants with amendment to notes payable	$-	$135,596
Issuance of common stock and warrants in exchange for Series A and accrued dividend	$-	$2,200,123
Issuance of common stock and warrants in exchange for series B and accrued dividend	$-	$469,184
Common stock and warrants issued upon conversion of notes payable	$-	$11,940,763
Promissory Note issued for acquisition	$660,000	$-
Shares issued for acquisition	$1,166,669	$-
Conversion of note payable - related party and interest into convertible notes - related party	$4,119	$-
Conversion of accounts payable and interest into convertible notes	$318,678	$-
Conversion of interest into note payable - related party	$128,992	$-
Leasehold improvements reclassified to right-of-use asset	$22,478	$-

The accompanying notes are an integral part of these consolidated financial statements.

Jerrick Media Holdings, Inc.

December 31, 2019 and 2018

Notes to the Consolidated Financial Statements

Note 1 – Organization and Operations

Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Jerrick Media” or “Jerrick”) is a technology company focused on the development of digital communities, marketing branded digital content, and e-commerce opportunities. Jerrick’s content distribution platform, Vocal, delivers a robust long-form, digital publishing platform organized into highly engaged niche-communities capable of hosting all forms of rich media content. Through Jerrick’s proprietary algorithm dynamics, Vocal enhances the visibility of content and maximizes viewership, providing advertisers access to target markets that most closely match their interests.

The Company was originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. as part of its plan to diversify its business.

On February 5, 2016 (the “Closing Date”), GTPH, GPH Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of GTPH (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), entered into an Agreement and Plan of Merger (the “Merger”) pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as a wholly-owned subsidiary of GTPH (the “Merger”). GTPH acquired, pursuant to the Merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 1,425,000 shares of GTPH’s common stock. In connection therewith, GTPH acquired 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

In connection with the Merger, on the Closing Date, GTPH and Kent Campbell entered into a Spin-Off Agreement (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased from GTPH (i) all of GTPH’s interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of GTPH’s interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 39,091 shares of GTPH’s Common Stock held by Mr. Campbell. In addition, Mr. Campbell assumed all debts, obligations and liabilities of GTPH, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick Media.

Effective February 28, 2016, GTPH entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which GTPH became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”) and GTPH changed its name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

On September 11, 2019, the Company acquired 100% of the membership interests of Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”). Seller’s Choice is digital e-commerce agency based in New Jersey (see Note 4).

Note 2 – Significant and Critical Accounting Policies and Practices

Management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company’s significant and critical accounting policies and practices are disclosed below as required by the accounting principles generally accepted in the United States of America.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)	Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

(ii)	Fair value of long-lived assets: Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

(iii)	Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred recurring losses, (b) general economic conditions, and (c) its ability to raise additional funds to support its daily operations by way of a public or private offering, among other factors.

(iv)	Estimates and assumptions used in valuation of equity instruments: Management estimates expected term of share options and similar instruments, expected volatility of the Company’s common shares and the method used to estimate it, expected annual rate of quarterly dividends, and risk-free rate(s) to value share options and similar instruments.

(v)	Operating lease Estimates and assumptions: These assets and liabilities are recognized based on the present value of future payments over the lease term at the commencement date. We estimate the incremental borrowing rate for each lease based on an evaluation of our credit ratings and the prevailing market rates for collateralized debt in a similar economic environment with similar payment terms and maturity dates commensurate with the terms of the lease.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Principles of consolidation

The Company consolidates all majority-owned subsidiaries, if any, in which the parent’s power to control exists.

As of December 31, 2019, the Company’s consolidated subsidiaries and/or entities are as follows:

Name of combined affiliate	State or other jurisdiction of incorporation or organization	Company Ownership Interest

Jerrick Ventures LLC	Delaware	100%
Abacus Tech Pty Ltd	Australia	100%
Seller’s Choice, LLC	New Jersey	100%
Jerrick Global, LLC	Delaware	100%
Jerrick Investment Advisors LLC	Delaware	100%
Jerrick Partners LLC	Delaware	100%
Maven Tech LLC	Delaware	100%
OG Collection LLC	Delaware	100%
VMENA LLC	Delaware	100%
Vocal For Brands, LLC	Delaware	100%
Vocal Ventures LLC	Delaware	100%
What to Buy, LLC	Delaware	100%

All inter-company balances and transactions have been eliminated.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued liabilities. Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Estimated Useful Life (Years)

Computer equipment and software	3
Furniture and fixture	5

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

Long-lived Assets Including Goodwill and Other Acquired Intangibles Assets

We evaluate the recoverability of property and equipment and acquired finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate from the use and eventual disposition. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. We have not recorded any significant impairment charges during the years presented.

We review goodwill for impairment at least annually or more frequently if events or changes in circumstances would more likely than not reduce the fair value of our single reporting unit below its carrying value. As of December 31, 2019, no impairment of goodwill has been identified.

Acquired finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. We routinely review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we change the estimated useful life assumption for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Foreign Currency

Foreign currency denominated assets and liabilities are translated into U.S. dollars using the exchange rates in effect at our Consolidated Balance Sheet dates. Results of operations and cash flows are translated using the average exchange rates throughout the periods. The effect of exchange rate fluctuations on the translation of assets and liabilities is included as a component of shareholders’ equity in accumulated other comprehensive income. Gains and losses from foreign currency transactions, which are included in SG&A, have not been significant in any period presented.

Revenue Recognition

On January 1, 2018, we adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605), using the modified retrospective transition method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported in accordance with our historic accounting under Topic 605. The impact of adopting the new revenue standard was not material to our consolidated financial statements and there was no adjustment to beginning retained earnings on January 1, 2018.

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, we satisfy a performance obligation.

Revenue disaggregated by revenue source for the years ended December 31, 2019 and 2018 consists of the following:

	Year Ended December 31,
	2019	2018
Branded content	$107,115	$60,485
Managed Services	283,332	-
Creator Subscriptions	31,997	-
Affiliate sales	15,300	11,553
Other revenue	15,042	8,860
	$453,006	$80,898

Branded Content

Branded content represents the revenue recognized from the Company’s obligation to create and publish branded articles for clients on the Vocal platform and promote said stories, tracking engagement for the client. The performance obligation is satisfied when the Company successfully publishes the articles on its platform and meets any required promotional milestones as per the contract. The revenue is recognized over time as the services are performed.

Below are the significant components of a typical agreement pertaining to branded content revenue:

●	The Company collects fixed fees ranging from $5,000 to $45,000

●	The articles are created and published within three months of the signed agreement, or as previously negotiated with the client

●	The articles are promoted per the contract and engagement reports are provided to the client

●	The client pays 50% at signing and 50% upon completion

●	Most contracts include provisions for clients to acquire content rights at the end of the campaign for a flat fee

Affiliate Sales

Affiliate sales represents the commission the Company receives when a purchase is made through affiliate links placed within content hosted on the Vocal platform. Affiliate revenue is earned on a “click through” basis, upon referring visitors, via said links, to an affiliate’s site and having them complete a specific outcome, most commonly a product purchase. The Company uses multiple affiliate platforms, such as Skimlinks, Amazon, and Tune, to form and maintain thousands of vendor relationships. Each vendor establishes their own commission percentage, which typically range from 2-20%. The revenue is recognized upon receipt as reliable estimates could not be made.

Subscription

Vocal+ is a premium subscription offering for Vocal creators.  In addition to joining for free, Vocal creators now have the option to sign up for a Vocal+ membership for either $9.99 monthly or $99 annually. Vocal+ subscribers receive access to value-added features such as increased rate of CPM cost per mille (thousand) (“CPM”) monetization, a decreased minimum withdrawal threshold, a discount on platform processing fees, member badges for their profiles, and early access to new Vocal features. Subscription revenues stem from both monthly and annual subscriptions, the latter of which is amortized over a twelve-month period. Any customer payments received are recognized over the subscription period, with any payments received in advance being deferred until they are earned.

Managed Services

The Company provides Studio/Agency Service offerings to business-to-business (B2B) and business-to-consumer (B2C) product and service brands which encompasses a full range of digital marketing and e-commerce solutions. The Company’s services include the setup and ongoing management of clients’ websites, Amazon and Shopify storefronts and listings, social media pages, search engine marketing, and other various tools and sales channels utilized by e-commerce sellers for sales and growth optimization. Contracts are broken into three categories Partners, Monthly Services, and Projects. Contract amounts Partner and Monthly Services clients range from approximately $500-$7,500 per month while project amounts vary depending on the scope of work. Partner and Monthly clients are billed monthly for the work completed within that month. Partner Clients may or may not have an additional billing component referred to as Sales Performance Fee, which is a fee based upon a previously agreed upon percentage point of the client’s total sales for the month.

Deferred Revenue

Deferred revenue consists of billings and payments from clients in advance of revenue recognition. As of December 31, 2019 and 2018, the Company had deferred revenue of $50,691 and $9,005, respectively.

Accounts Receivable and Allowances

Accounts receivable are recorded and carried when the Company uploads the articles and reaches the required number of views on the platform. We make estimates for the allowance for doubtful accounts and allowance for unbilled receivables based upon our assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of our customers, current economic conditions, and other factors that may affect our ability to collect from customers. During the year ended December 31, 2019 the Company recorded $33,503 as reserve doubtful accounts. As of December 31, 2019 and 2018 the Company has an allowance for doubtful accounts of $33,503 and $0 respectively.

Stock-Based Compensation

The Company recognizes compensation expense for all equity–based payments granted in accordance with ASC 718 “Compensation – Stock Compensation”. Under fair value recognition provisions, the Company recognizes equity–based compensation net of an estimated forfeiture rate and recognizes compensation cost only for those shares expected to vest over the requisite service period of the award.

Restricted stock awards are granted at the discretion of the Company. These awards are restricted as to the transfer of ownership and generally vest over the requisite service periods, typically over a five-year period (vesting on a straight–line basis). The fair value of a stock award is equal to the fair market value of a share of Company stock on the grant date.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model. The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and the expected forfeiture rate. Expected volatility is benchmarked against similar companies in a similar industry over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best estimate.

Determining the appropriate fair value model and calculating the fair value of equity–based payment awards requires the input of the subjective assumptions described above. The assumptions used in calculating the fair value of equity–based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, our equity–based compensation could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the equity–based compensation could be significantly different from what the Company has recorded in the current period.

Income Taxes

Income taxes are provided in accordance with ASC No. 740, “Accounting for Income Taxes”. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the period of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

During the year ended December 31, 2019, we recognized a $292,383 benefit for research and development tax credits in other income on the Statements of Comprehensive Income (Loss). The tax credits were claimed on our previous Australian tax returns and were based upon a research and development costs paid to an Australian company. Unrecognized tax benefits associated with these tax credits total $68,000.

Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for the years ended December 31, 2019 and 2018 presented in these consolidated financial statements, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

The Company had the following common stock equivalents at December 31, 2019 and 2018:

	December 31,
	2019	2018
Options	303,833	294,166
Warrants	247,407	1,847,651
Convertible notes - related party	1,812	963
Convertible notes	241,583	13,996
Totals	794,635	2,156,776

Reclassifications

Certain prior year amounts in the consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current year presentation. These reclassifications did not affect the prior period total assets, total liabilities, stockholders’ deficit, net loss or net cash used in operating activities.

Recently Adopted Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” Under ASU 2016-02, lessees will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, “Revenue from Contracts with Customers.” ASU 2016-02 became effective for us on January 1, 2019 and initially required transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements,” which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In December 2018, the FASB also issued ASU 2018-20, “Leases (Topic 842) - Narrow-Scope Improvements for Lessors,” which provides for certain policy elections and changes lessor accounting for sales and similar taxes and certain lessor costs. As of January 1, 2019, the Company adopted ASU 2016-02 and has recorded a right-of-use asset and lease liability on the balance sheet for its operating leases. We elected to apply certain practical expedients provided under ASU 2016-02 whereby we will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. We also do not expect to apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). We expect to account for lease and non-lease components separately because such amounts are readily determinable under our lease contracts and because we expect this election will result in a lower impact on our balance sheet.

Recent Accounting Guidance Not Yet Adopted

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The Company is currently evaluating the impact of the new standard.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates the requirement to calculate the implied fair value of goodwill (i.e., Step 2 of the current goodwill impairment test) to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (i.e., measure the charge based on the current Step 1). We do not believe the new guidance, which is effective for fiscal years beginning after December 15, 2019, will have a material impact on our consolidated financial statemen

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates the requirement to calculate the implied fair value of goodwill (i.e., Step 2 of the current goodwill impairment test) to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (i.e., measure the charge based on the current Step 1). We do not believe the new guidance, which is effective for fiscal years beginning after December 15, 2019, will have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement - Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements for fair value measurements. We do not believe the updated guidance, which is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2019, will have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other - Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. This guidance requires companies to apply the internal-use software guidance in Accounting Standards Codification (“ASC”) 350-40 to implementation costs incurred in a hosting arrangement that is a service contract to determine whether to capitalize certain implementation costs or expense them as incurred. We do not believe the new guidance, which is effective for fiscal years beginning after December 15, 2019, will have a material impact on our consolidated financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

Note 3 – Going Concern

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the consolidated financial statements, the Company had an accumulated deficit at December 31, 2019, a net loss of $8.0 million and net cash used in operating activities of $5.9 million for the reporting period then ended. The Company is also in default on debentures as of the date of this filing. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.

The Company is attempting to further implement its business plan and generate sufficient revenues; however, its cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to further implement its business plan and generate sufficient revenues and in its ability to raise additional funds by way of a public or private offering of its debt or equity securities, there can be no assurance that it will be able to do so on reasonable terms, or at all. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenues and its ability to raise additional funds by way of a public or private offering.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Acquisition of Seller’s Choice

On September 11, 2019, the Company entered into a Membership Interest Purchase Agreement (the “Seller’s Choice Purchase Agreement”) by and between the Company and Home Revolution, LLC, a Delaware limited liability company (the “Seller”). Pursuant to the Seller’s Choice Purchase Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Seller’s Choice Purchase Agreement (the “Seller’s Choice Closing”), the Company acquired 100% of the membership interests of Seller’s Choice. As a result of the transactions contemplated by the Seller’s Choice Purchase Agreement, Seller’s Choice became a wholly owned subsidiary of the Company (collectively, the “Seller’s Choice Acquisition”).

At the Seller’s Choice Closing, the aggregate consideration (the “Consideration”) paid to the Seller was as follows: (i) $340,000, in cash; (ii) 111,111 shares of the Company’s common stock; and (iii) a secured promissory note in the principal amount of $660,000 (the “Seller’s Choice Note”). In connection with the Seller’s Choice Note, the Company, Seller, and Seller’s Choice entered into a Security Agreement whereby the Seller’s Choice Note is secured by the assets of Seller’s Choice.

Following the closing of the transaction, Seller’s Choice’s financial statements as of the Closing were consolidated with the Consolidated Financial Statements of the Company. These amounts are provisional and may be adjusted during the measurement period.

Following the closing of the merger transaction the Company’s investment in Seller’s Choice consisted of the following:

	Shares	Amount
Consideration paid prior to Closing:
Cash paid		$40,000
Total consideration paid	-	$40,000
Consideration paid at Closing:
Cash paid		$300,000
Common stock issued at closing (1)	111,111	$1,166,669
Note payable due March 11, 2020		660,000
Total consideration to be paid		$2,126,669

Total consideration		$2,166,669

(1)	The common stock issued at the closing of the Seller’s Choice Acquisition had a closing price of $10.50 per share on the date of the transaction.

The following presents the unaudited pro-forma combined results of operations of the Company with Seller’s Choice as if the entities were combined on January 1, 2018.

Year Ended
December 31, 2018
Revenues, net	$705,537
Net loss attributable to common shareholders	$(14,250,859)
Net loss per share	$(3.80)
Weighted average number of shares outstanding	3,751,825

Year Ended
December 31, 2019
Revenues, net	$1,121,521
Net loss attributable to common shareholders	$(8,176,763)
Net loss per share	$(0.97)
Weighted average number of shares outstanding	8,455,095

The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisition been completed as of January 1, 2018 or to project potential operating results as of any future date or for any future periods.

The Company consolidated Seller’s Choice as of the closing date of the Seller’s Choice Acquisition, and the results of operations of the Company include that of Seller’s Choice.

Note 5 – Property and Equipment

Property and equipment stated at cost, less accumulated depreciation and amortization, consisted of the following:

	December 31, 2019	December 31, 2018
Computer Equipment	$239,940	$223,574
Furniture and Fixtures	86,888	61,803
Leasehold Improvements	-	25,446
	326,828	310,823
Less: Accumulated Depreciation	(284,465)	(268,380)
	$42,363	$42,443

During the year ended December 31, 2019 the Company reclassified leasehold improvements to right of use asset in accordance with the adoption of ASU 2016-02. See Note 10.

Depreciation expense was $19,053 and $42,218 for the year ended December 31, 2019 and 2018, respectively.

Note 6 – Notes Payable

Notes payable as of December 31, 2019 and 2018 is as follows:

	Outstanding Principal as of				Warrants granted
	December 31, 2019	December 31, 2018	Interest Rate	Maturity Date	Quantity	Exercise Price
July 2018 Loan Agreement	-	50,000	6%	August 2018	5,000	$12.00
Seller’s Choice Note	660,000	-	9.5%	September 2020	-	-
	660,000	50,000
Less: Debt Discount	-	-
Less: Debt Issuance Costs	-	(74)
	$660,000	$49,926

The February 2017 Offering

From February 24, 2017 through March 17, 2017, the Company conducted multiple closings of a private placement offering (the “February 2017 Offering”) of the Company’s securities by entering into subscription agreements (the “Subscription Agreements”) with accredited investors (the “Accredited Investors”) for aggregate gross proceeds of $916,585 for which the Accredited Investors received $975,511 in principal value of secured promissory notes with an original issue discount of six percent (6%) (the “February 2017 Offering Notes”) and warrants to purchase the Company’s common stock (the “February 2017 Offering Warrants”).

The February 2017 Offering Notes are convertible into shares of the Company’s common stock at the time of Company’s next round of financing (the “Subsequent Offering”) at a price equal to eighty-five percent (85%) of the price per share offered in the Subsequent Offering (the “Conversion Price”). The February 2017 Offering Warrants have a five-year term. Investors received the February 2017 Offering Warrants in the following amounts: (i) Investors purchasing $150,000 or more of the Offering received a February 2017 Offering Warrant equal to one hundred thirty percent (130%) of the dollar amount invested in the Offering; (ii) investors purchasing at least $100,000 but less than $150,000 of the February 2017 Offering received a February 2017 Offering Warrant equal to one hundred percent (100%) of the dollar amount invested in the Offering; and (iii) investors purchasing less than $100,000 of the Offering received to a February 2017 Offering Warrant equal to seventy percent (70%) of the dollar amount invested in the Offering. The February 2017 Offering Warrants entitle the holder to purchase shares of the Company’s common stock at $12.00 per share (the “Exercise Price”).

The Conversion Price and the Exercise Price are subject to adjustments for issuances of (i) the Company’s common stock, (ii) any equity linked instruments or (iii) securities convertible into the Company’s common stock, at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustments shall result in the Conversion Price or Exercise Price being reduced to such lower purchase price, as described in the February 2017 Offering Notes and the February 2017 Offering Warrants.

Pursuant to the Subscription Agreements, the February 2017 Offering Notes matured on September 1, 2017 (the “February 2017 Offering Maturity Date”). Prior to the February 2017 Offering Maturity Date, investors representing $575,511 in principal value converted their February 2017 Offering Notes into two year, 15% secured convertible promissory notes offered by the Company (the “August 2017 Convertible Note Offering”). The remaining investors representing an aggregate $400,000 in principal of the February 2017 Offering Notes agreed to forbear their right to declare an event of default until December 15, 2017 during which time they retain the right to convert their principal and any accrued but unpaid interest into the August 2017 Convertible Note Offering. In consideration of the forbearance for which the investors will receive a warrant to purchase up to fifteen percent (15%) of the shares of common stock underlying the warrant acquired with the purchase of the February 2017 Offering Notes at a purchase price of $12.00 per share, and the interest on their note would be increased to eighteen percent (18%) from September 1, 2017 through December 15, 2017 or the conversion date, whichever is sooner.

During the year ended December 31, 2018, the Company entered into three forbearance agreement whereby the Company issued the remaining investors of The February 2017 Offering five-year warrants to purchase 8,333 shares of the Company’s common stock at a purchase price of $12.00 per share. These warrants had a fair value of $70,219 which was recorded to loss on extinguishment of debt. The new maturity date of the February 2017 Loan Agreements were from July to September of 2018.

During the year ended December 31, 2018 the Company has repaid $131,606 of principal and $45,931 of unpaid interest. In addition, during the year ended December 31, 2018, the Company converted $268,394 of principal and $21,620 of unpaid interest into 24,081 shares of common stock. Upon conversion of the notes, the Company also issued 12,040 warrants with a grant date fair value of $104,124 which is recorded in Other income (expense) on the accompanying consolidated Statements of Comprehensive Loss.

The June 2017 Loan Agreement

On June 12, 2017, the Company entered into a loan agreement (the “June 2017 Loan Agreement”) with an individual (the “June 2017 Lender”) whereby the June 2017 Lender issued the Company a promissory note of $50,000 (the “June 2017 Note”). Pursuant to the June 2017 Loan Agreement, the June 2017 Note bears interest at a rate of 10% per annum. As additional consideration for entering in the June 2017 Loan Agreement, the Company issued the June 2017 Lender a five-year warrant to purchase 583 shares of the Company’s common stock with an exercise price of $12.00 per share. The maturity date of the June 2017 Note was September 1, 2017 (the “June 2017 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the June 2017 Note were due.

During the year ended December 31, 2018 the Company repaid $50,000 principal and the debtor forgave the interest of $4,424, which was recorded as a gain on forgiveness of debt on the accompanying consolidated Statements of Comprehensive Loss.

The First November 2017 Loan Agreement

On November 28, 2017, the Company entered into a loan agreement (the “First November 2017 Loan Agreement”) with an individual (the “First November 2017 Lender”), the First November 2017 Lender issued the Company a promissory note of $100,000 (the “First November 2017 Note”). Pursuant to the First November 2017 Loan Agreement, the First November 2017 Note has interest of fifteen percent (15%), (i) five percent (5%) (i.e. $5,000) shall be payable in cash or convertible into shares of the Company’s restricted common stock at a rate of $12.00 per share, at the option of the Lender, at the Maturity Date; (ii) ten percent (10%) (i.e. $10,000) shall be paid in the form of the Company’s restricted common stock at a rate of $12.00 per share (equivalent to 833 shares of the Company’s common stock ). The maturity date of the First November 2017 Note was January 12, 2018 (the “First November 2017 Maturity Date”). On January 12, 2018, the First November 2017 Note and accrued but unpaid interest was converted into the Company’s August 2017 Convertible Note Offering.

The Second November 2017 Loan Agreement

On November 29, 2017, the Company entered into a loan agreement (the “Second November 2017 Loan Agreement”) with an individual (the “Second November 2017 Lender”), the Second November 2017 Lender issued the Company a promissory note of $50,000 (the “Second November 2017 Note”). Pursuant to the Second November 2017 Loan Agreement, the Second November 2017 Note has interest of fifteen percent (15%), (i) five percent (5%) (i.e. $2,500) shall be payable in cash or convertible into shares of the Company’s restricted common stock at a rate of $12.00 per share, at the option of the Lender, at the Maturity Date; (ii) ten percent (10%) (i.e. $5,000) shall be paid in the form of the Company’s restricted common stock at a rate of $12.00 per share (equivalent to 416 shares of the Company’s common stock ). The maturity date of the Second November 2017 Note was January 13, 2018 (the “Second November 2017 Maturity Date”). On January 12, 2018, the Second November 2017 Note and accrued but unpaid interest was converted into the Company’s August 2017 Convertible Note Offering.

The Third November 2017 Loan Agreement

On November 29, 2017, the Company entered into a loan agreement (the “Third November 2017 Loan Agreement”) with an individual (the “Third November 2017 Lender”), the Third November 2017 Lender issued the Company a promissory note of $100,000 (the “Third November 2017 Note”). Pursuant to the Third November 2017 Loan Agreement, the Third November 2017 Note has interest of fifteen percent (15%), (i) five percent (5%) (i.e. $5,000) shall be payable in cash or convertible into shares of the Company’s restricted common stock at a rate of $12.00 per share, at the option of the Lender, at the Maturity Date; (ii) ten percent (10%) (i.e. $10,000) shall be paid in the form of the Company’s restricted common stock at a rate of $12.00 per share (equivalent to 833 shares of the Company’s common stock). The maturity date of the Third November 2017 Note was January 13, 2018 (the “Third November 2017 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Third November 2017 Note are due. On January 12, 2018, the Third November 2017 Note and accrued but unpaid interest was converted into the Company’s August 2017 Convertible Note Offering.

On March 14, 2018, the Company entered into a loan agreement (the “March 2018 Loan Agreement”) with an individual (the “March 2018 Lender”), the March 2018 Lender issued the Company a promissory note of $50,000 (the “March 2018 Note”). Pursuant to the March 2018 Loan Agreement, the March 2018 Note bears interest at a rate of 12% per annum. As additional consideration for entering in the March 2018 Loan Agreement, the Company issued the March 2018 Lender a five-year warrant to purchase 1,666 shares of the Company’s common stock with an exercise price of $12.00 per share. The maturity date of the March 2018 Note was March 29, 2018 (the “March 2018 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the March 2018 Note were due. On March 29, 2018, the March 2018 Note and accrued but unpaid interest was exchanged for a convertible note under the Company’s March 2018 Convertible Note Offering.

The May 2018 Offering

During the months of May and June 2018, the Company conducted multiple closings with accredited investors (the “May 2018 Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “May 2018 Investors”) for aggregate gross proceeds of $608,500.

The May 2018 Offering consisted of a maximum of $1,200,000 of units of the Company’s securities (each, a “May 2018 Unit” and collectively, the “May 2018 Units”), with each May 2018 Unit consisting of (i) a 13% promissory note (each, a “May 2018 Offering Note” and, together, the “May 2018 Offering Notes”), and (ii) a four-year warrant (“May 2018 Offering Warrant”) to purchase the number of shares of the Company’s common stock equal to three times the principal amount in dollars invested by such investor in each May 2018 Offering Note (the “May 2018 Warrant Shares”) at an exercise price of $12.00 per share (the “May Offering Warrant Exercise Price”), subject to adjustment upon the terms thereof. The May 2018 Offering Notes mature on the nine-month anniversary of their issuance dates.

The Company recorded a $215,032 debt discount relating to 30,425 May 2018 Offering Warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost. During August 2018, the Company converted all outstanding principal unpaid interest into the August 2018 equity raise.

The May Offering Warrant Exercise Price of the May 2018 Offering Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing May 2018 Offering Warrant Exercise Price. Such adjustment shall result in the May 2018 Offering Warrant Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

During the nine months ended December 31, 2018, the Company converted $608,500 of principal and $723,780 of unpaid interest into the August 2018 equity raise (as defined below).

July 2018 Loan Agreements

In July 2018, the Company received gross proceeds of $100,000 from the issuance of notes payable. As additional consideration for entering into the debentures, the Company issued the investor a 4-year warrant to purchase 5,000 shares of the Company’s common stock at a purchase price of $12.00 per share. The Company recorded a $34,569 debt discount relating to these warrants issued to these investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of this note to accretion of debt discount and issuance cost.

On November 8, 2018 the Company executed upon agreements that extended the maturity dates of these loans to March 7, 2019. As part of the extension agreements, the Company issued 3,401 warrants to purchase common stock of the Company at an exercise price of $18.00.

During the year ended December 31, 2019 the Company has repaid $50,000 of principal and $1,700 of unpaid interest.

August 2018 Loan Agreements

On August 30, 2018, the Company received gross proceeds of $33,333 from the issuance of a note payable. As additional consideration for entering into the debenture, the Company issued the investor a 4-year warrant to purchase 555 shares of the Company’s common stock at a purchase price of $12.00 per share. The Company recorded a $4,178 debt discount relating to these warrants issued to this investor based on the relative fair value of each equity instrument on the dates of issuance. The debt discount was fully accreted during the nine months ended December 31, 2018. On September 7, 2018 the Company has repaid $33,333 in principal.

Seller’s Choice Note

On September 11, 2019, the Company entered into Seller’s Choice Purchase Agreement with Home Revolution LLC, (see Note 4). As a part of the consideration provided pursuant to the Seller’s Choice Acquisition, the Company issued the Seller’s Choice Note to the Seller in the principal amount of $660,000. The Seller’s Choice Note bears interest at a rate of 9.5% per annum, and is payable on March 11, 2020 (the “Seller’s Choice Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts become due. Upon maturity the Company utilized an automatic extension up to 6 months. This resulted in a 5% increase in the interest rate every month the Seller’s Choice Note is outstanding.

During the year ended December 31, 2019 the Company repaid $0 in principal and $16,198 in interest on the Seller’s Choice Note.

Note 7 – Convertible Note Payable

Convertible notes payable as of December 31, 2019 and 2018 is as follows:

	Outstanding Principal as of						Warrants granted
	December 31, 2019	December 31, 2018	Interest Rate	Conversion Price		Maturity Date	Quantity	Exercise Price
The February 2018 Convertible Note Offering	75,000	75,000	15%	12.00	(*)	January – February 2020	84,639	12.00
The March 2018 Convertible Note Offering	75,000	75,000	14%	12.00	(*)	March – April 2020	80,114	12.00
The February 2019 Convertible Note Offering	2,311,703	-	10%	15.00	(*)	February – March 2020	44,396	18.00
The November 2019 Convertible Note Offering	559,433	-	12%	13.50		May – June 2020	-	-
	3,021,136	150,000
Less: Debt Discount	(124,096)	(17,280)
Less: Debt Issuance Costs	(614)	(9,239)
	2,896,425	123,481
Less: Current Debt	(2,896,425)	-
Total Long-Term Debt	$-	$123,481

(*)	As subject to adjustment as further outlined in the notes

The November 2016 Convertible Note Offering

During the months of November and December 2016, the Company issued convertible notes to third party lenders totaling $400,000 (the “November 2016 Convertible Note Offering”). These notes accrued interest at a rate of 10% per annum and matured with interest and principal both due between November 1, 2017 through December 29, 2017. The notes and accrued interest are convertible at a conversion price as defined therein. In addition, in connection with these notes the Company issued five-year warrants to purchase an aggregate of 6,666 shares of Company common stock at a purchase price of $18.00 per share. These investors converted $375,000 of principal and $30,719 of interest into the August 2017 Convertible Note Offering.

During the year December 2018, the Company converted $25,000 of principal and $4,417 of unpaid interest into the August 2018 Equity Raise (as defined below).

The June 2017 Convertible Note Offering

During the month of June 2017, the Company issued convertible notes to third party lenders totaling $71,500. These notes accrued interest at 12% per annum and matured with interest and principal both due on September 1, 2017. These notes and accrued interest may be converted into a subsequent offering at a 15% discount to the offering price are convertible at a conversion price as defined therein. In addition, the Company issued warrants to purchase 1,126 shares of Company common stock. These warrants entitle the holders to purchase the Company’s common stock at a purchase price of $12.00 per share for a period of five years from the issue date. As of December 31, 2017, the Company was currently in default on $71,500 in principal due on these notes. On February 8, 2018, the Company paid these notes and is no longer in default.

The August 2017 Convertible Note Offering

From August through November of 2017, the Company conducted multiple closings of a private placement offering to accredited investors (the “August 2017 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “August 2017 Investors”) for aggregate gross proceeds of $1,585,000. In addition, $1,217,177 of the Company’s short-term debt along with accrued but unpaid interest of $40,146 was converted into the August 2017 Convertible Note Offering. These conversions resulted in the issuance of 113,190 warrants with a fair value of $583,681 and an original issue discount of $101,561. These were recorded as a loss on extinguishment of debt.

The August 2017 Convertible Note Offering consisted of a maximum of $6,000,000 of units of the Company’s securities (each, a “August 2017 Unit” and collectively, the “August 2017 Units”), with each August 2017 Unit consisting of (a) a 15% Convertible Secured Promissory Note (each a “August 2017 Offering Note”, and together the “August 2017 Offering Notes”), convertible into shares of the Company’s common stock (“August 2017 Offering Conversion Shares”) at a conversion price of $12.00 per share (the “August 2017 Note Conversion Price”), and (b) a five-year warrant (each a “August 2017 Offering Warrant and together the “August 2017 Offering Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the August 2017 Offering Notes can be converted into (“August 2017 Offering Warrant Shares”) at an exercise price of $12.00 per share (“August 2017 Offering Warrant Exercise Price”). The August 2017 Offering Notes mature on the second (2nd) anniversary of their issuance dates.

The August 2017 Note Conversion Price and the August 2017 Offering Warrant Exercise Price are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing August 2017 Note Conversion Price or August 2017 Offering Warrant Exercise Price. Such adjustment shall result in the August 2017 Note Conversion Price and August 2017 Offering Warrant Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $472,675 debt discount relating to 132,083 August 2017 Offering Warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

In connection with the August 2017 Convertible Note Offering, the Company paid a placement agent a cash fee of $90,508 to for services rendered in connection therewith on a “best-efforts” basis, which was recorded as issuance cost and is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $2,830,764 of principal and $409,287 of unpaid interest into the August 2018 Equity Raise (as defined below).

During the year ended December 31, 2018 the Company has repaid $114,000 of principal and $18,410 of unpaid interest.

The First December 2017 Note

On December 27, 2017, the Company issued a convertible note to a third-party lender totaling $100,000 (the “First December 2017 Note”). The First December 2017 Note accrues interest at 15% per annum and matures with interest and principal both due on December 27, 2019. In addition, the Company issued a warrant to purchase 8,333 shares of Company common stock. The warrant entitles the holder to purchase the Company’s common stock at a purchase price of $12.00 per share for a period of five years from the issue date. The Company recorded a $35,525 debt discount relating to the warrants issued to the investor based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note The First December 2017 Note and accrued interest is convertible at a conversion price of $12.00 per share, subject to adjustment. The First December 2017 Note is secured by a second priority lien on the assets of the Company.

During the year ended December 31, 2018, the Company converted $100,000 of principal and $10,292 of unpaid interest into the August 2018 Equity Raise (as defined below).

The February 2018 Convertible Note Offering

During the three months ended March 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “February 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2018 Investors”) for aggregate gross proceeds of $725,000. In addition, $250,000 of the Company’s short-term debt along with accrued but unpaid interest of $40,675 was exchanged for convertible debt in the February 2018 Offering. These conversions resulted in the issuance of 72,669 warrants with a fair value of $181,139. These were recorded as a loss on extinguishment of debt.

The February 2018 Convertible Note Offering consisted of a maximum of $750,000 of units of the Company’s securities (each, a “February 2018 Unit” and collectively, the “February 2018 Units”), with each February 2018 Unit consisting of (a) a 15% Convertible Secured Promissory Note (each a “February 2018 Convertible Note” and together the “February 2018 Convertible Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“February 2018 Conversion Shares”) at a conversion price of $12.00 per share (the “February 2018 Note Conversion Price”), and (b) a five-year warrant (each a “February 2018 Offering Warrant and together the “February 2018 Offering Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the February 2018 Convertible Notes can be converted into (“February 2018 Warrant Shares”) at an exercise price of $12.00 per share (“February 2018 Warrant Exercise Price”). The February 2018 Offering Notes mature on the second (2nd) anniversary of their issuance dates. The February 2018 Offering Notes are secured by a second priority security interest in the Company’s assets up to $1,000,000.

The February 2018 Note Conversion Price and the February 2018 Offering Warrant Exercise Price are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The conversion feature of the February 2018 Convertible Note Offering provides for an effective conversion price that is below market value on the date of issuance. Such feature is normally characterized as a beneficial conversion feature (“BCF”). When the Company records a BCF the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The Company recorded a BCF and related debt discount of $37,350, the discount is being accreted over the life of the first Debenture to accretion of debt discount and issuance cost.

The Company recorded a $316,875 debt discount relating to 60,416 February 2018 Offering Warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

In connection with the February 2018 Convertible Note Offering, the Company retained a placement agent (the “Placement Agent”), to carry out the Offering on a “best-efforts” basis. For services in its capacity as Placement Agent, the Company has paid the Placement Agent a cash fee of $94,250 and issued to the Placement Agent shares of the Company’s common stock equal to ten percent (10%) of the Conversion Shares underlying the February 2018 Convertible Notes or 6,041 shares that had a fair value of $74,881, which was recorded as issuance cost and is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $940,675 of principal and $86,544 of unpaid interest into the August 2018 Equity Raise (as defined in Note 7 below).

During the year ended December 31, 2019 the company repaid $19,758 in interest.

The March 2018 Convertible Note Offering

During the three months ended March 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “March 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “March 2018 Investors”) for aggregate gross proceeds of $770,000. In addition, $50,000 of the Company’s short-term debt, $767 accrued but unpaid interest and $140,600 of the Company’s vendor liabilities was exchanged for convertible debt within the March 2018 Convertible Note Offering. These conversions resulted in the issuance of 15,947 warrants with a fair value of $84,087. These were recorded as a loss on extinguishment of debt.

The March 2018 Convertible Note Offering consisted of a maximum of $900,000, with an over-allotment option of an additional $300,000 of units of the Company’s securities (each, a “March 2018 Unit” and collectively, the “March 2018 Units”), with each March 2018 Unit consisting of (a) a 14% Convertible Secured Promissory Note (each a “March 2018 Note” and together the “March 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $12.00 per share (the “Conversion Price”), and (b) a four-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $12.00 per share (“Exercise Price”). The March 2018 Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the March 2018 Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $254,788 debt discount relating to 80,114 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $886,367 of principal and $51,293 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below).

The February 2019 Convertible Note Offering

During the nine months ended September 30, 2019, the Company conducted an offering to accredited investors (the “February 2019 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2019 Investors”) for aggregate gross proceeds of $1,993,025.

The February 2019 Convertible Note Offering consisted of (a) a 10% Convertible Promissory Note (each a “February 2019 Note” and together, the “February 2019 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $15.00 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company between February 21, 2019 and the date on which the Company’s consummates a listing onto a national securities exchange, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”), and (b) a four-year stock purchase warrant (each a “Warrant and together the “Warrants”) to purchase a quantity of shares of the Company’s common stock up to thirty-three percent (33%) of the number of shares of common stock into which the underlying Notes may be converted, at an exercise price of $18.00 per share (“Exercise Price”). During the nine months ended September 30, 2019 a total of 44,396 Warrants were issued in conjunction with The February 2019 Convertible Note Offering.

The February 2019 Notes mature on the first (1st) anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates, the principal and interest evidenced by the Note shall be mandatorily converted upon the earlier of (i) the listing of the Common Stock onto a national securities exchange, or (ii) upon a Qualified Offering.

The Conversion Price of the February 2019 Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $222,632 debt discount relating to 44,396 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

As of the date of this filing, certain notes in this offering with maturity dates prior to March 20, 2020 have not been repaid, but the Company is in negotiations with the holders about an extension agreement.

The July 2019 Tal Loan Agreement

On July 26, 2019, the Company entered into a loan agreement (the “July 2019 Tal Loan Agreement”) with Robert Tal, whereby the Company issued Tal a promissory note in the principal amount of $12,000 (the “July 2019 Tal Note”). Pursuant to the July 2019 Tal Loan Agreement, the July 2019 Tal Note bears interest at a rate of $600 per month. As additional consideration for entering in the July 2019 Tal Loan Agreement, the Company issued Tal a five-year warrant to purchase 60 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2019 the Company repaid $12,000 in principal and $600 in interest and the loan is no longer outstanding.

The August 2019 Tal Loan Agreement

On August 6, 2019, the Company entered into a loan agreement (the “August 2019 Tal Loan Agreement”), whereby the Company issued Tal a promissory note in the principal amount of $12,000 (the “August 2019 Tal Note”). Pursuant to the August 2019 Tal Loan Agreement, the August 2019 Tal Note bears interest at a rate of $600 per month. As additional consideration for entering in the August 2019 Tal Loan Agreement, the Company issued Tal a five-year warrant to purchase 60 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2019 the Company repaid $12,000 in principal and $600 in interest and the loan is no longer outstanding.

The First September 2019 Tal Loan Agreement

On September 4, 2019, the Company entered into a loan agreement (the “First September 2019 Tal Loan Agreement”), whereby the Company issued Tal a promissory note in the principal amount of $15,000 (the “First September 2019 Tal Note”). Pursuant to the First September 2019 Tal Loan Agreement, the First September 2019 Tal Note bears interest at a rate of $750 per month. As additional consideration for entering in the First September 2019 Tal Loan Agreement, the Company issued Tal a five-year warrant to purchase 75 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2019 the Company repaid $15,000 in principal and $750 in interest and the loan is no longer outstanding.

The Second September 2019 Tal Loan Agreement

On September 26, 2019, the Company entered into a loan agreement (the “Second September 2019 Tal Loan Agreement”), whereby the Company issued Tal a promissory note in the principal amount of $12,500 (the “Second September 2019 Tal Note”). Pursuant to the Second September 2019 Tal Loan Agreement, the Second September 2019 Tal Note bears interest at a rate of $625 per month. As additional consideration for entering in the First September 2019 Tal Loan Agreement, the Company issued Tal a five-year warrant to purchase 62 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2019 the Company repaid $12,500 in principal and $1,250 in interest and the loan is no longer outstanding.

The November 2019 Convertible Note Offering

During the year ended December 31, 2019, the Company conducted an offering to accredited investors (the “November 2019 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “November 2019 Investors”) for aggregate gross proceeds of $479,500. In addition, the Company converted $318,678 in Accounts Payable into this offering.

The November 2019 Convertible Note Offering consisted of (a) a 10% Convertible Promissory Note (each a “November 2019 Note” and together, the “November 2019 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a fixed conversion price equal to $13.50 per share.

The November 2019 Notes mature six months after the anniversary of their issuance dates. At any time on or after the Maturity Date, at the election of the Offering’s Purchaser, this Note may convert into Common Stock equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest of this Note on the date of such conversion by $13.50.

The Company recorded a $84,377 debt discount relating to an original issue discount equal to $79,933 and a beneficial conversion feature of $4,444. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

Note 8 – Related Party

Note receivable

October 2019 Cacher Loan Agreement

On October 28, 2019, the Company entered into a loan agreement with Cacher Studios LLC (the “October 2019 Cacher Loan Agreement”) whereby Cacher Studios issued the Company a promissory note in the principal amount of $11,450 (the “October 2019 Cacher Note”). The October 2019 Cacher Note has a maturity date of October 28, 2020. Repayment is due from Cacher Studios LLC’s revenues, with 100% of net revenues due to the Company until $2,500 in principal has been repaid, and 50% of net revenues due to the Company thereafter. Cacher Studios LLC is owned and operated by Alexandra Frommer, daughter of Jeremy Frommer, the Company’s CEO.

Convertible notes

Convertible notes payable – related party as of December 31, 2019 and 2018 is as follows:

	Outstanding Principal as of				Warrants granted
	December 31, 2019	December 31, 2018	Interest Rate	Maturity Date	Quantity	Exercise Price
The March 2018 Convertible Note Offering	400	400	14%	April 2020	19,950	12.00
The February 2019 Convertible Note Offering	20,000	-	10%	May 2020	440	18.00
	20,400	400
Less: Debt Discount	(13)	(72)
Less: Debt Issuance Costs	-	-
	20,387	328
Less: Current Debt	(20,387)	-
Total Long-Term Debt	$-	$328

The August 2017 Convertible Note Offering

During the year ended December 31, 2017, the Company conducted multiple closings of a private placement offering to accredited investors (the “The August 2017 Convertible Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “August 2017 Investors”) for aggregate gross proceeds of $505,000. In addition, $645,000 of the Company’s short-term debt along with accrued but unpaid interest of $206,026 was converted into the August 2017 Convertible Offering. These conversions resulted in the issuance of 75,918 warrants with a fair value of $440,157 and the increase of principal of $60,000. These resulted in a loss on extinguishment of debt of $500,157.

The Company offered, through a placement agent, $6,000,000 of units of its securities (each, an “August 2017 Unit” and collectively, the “August 2017 Units”), with each August 2017 Unit consisting of (a) a 15% Convertible Secured Promissory Note (each a “August 2017 Note” and together the “August 2017 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $12.00 per share (the “Conversion Price”), and (b) a five-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $12.00 per share (“Exercise Price”). The August 2017 Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the August 2017 Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $160,700 debt discount relating to 42,083 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $1,416,026 of principal and $202,362 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below).

The Second December 2017 Note

On December 21, 2017, the Company issued a convertible note to a third-party lender totaling $100,000 (the “Second December 2017 Note”). The Second December 2017 Note accrues interest at 15% per annum and matures with interest and principal both due on December 27, 2019. In addition, the Company issued a warrant to purchase 8,333 shares of Company common stock. The warrant entitles the holder to purchase the Company’s common stock at a purchase price of $12.00 per share for a period of five years from the issue date. The Company recorded a $36,722 debt discount relating to the warrants issued to the investor based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note The Second December 2017 Note and accrued interest is convertible at a conversion price of $12.00 per share, subject to adjustment. The Second December 2017 Note is secured as a second priority lien on the assets of the Company.

During the year ended December 31, 2018, the Company converted $100,000 of principal and $10,542 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below) and the note is no longer outstanding.

The February 2018 Convertible Note Offering

During the year ended December 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “February 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “Investors”) for aggregate gross proceeds of $25,000.

The February 2018 Convertible Note Offering consisted of a maximum of $750,000 of units of the Company’s securities (each, a “February 2018 Unit” and collectively, the “February 2018 Units”), with each February 2018 Unit consisting of (a) a 15% Convertible Secured Promissory Note (each a “February 2018 Note” and together the “February 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $12.00 per share (the “Conversion Price”), and (b) a five-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the February 2018 Notes can be converted into (“Warrant Shares”) at an exercise price of $12.00 per share (“Exercise Price”). The February 2018 Notes mature on the second (2nd) anniversary of their issuance dates. The February 2018 Notes are secured by a second priority security interest in the Company’s assets up to $1,000,000.

The Conversion Price of the Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The conversion feature of the February 2018 Convertible Note Offering provides for an effective conversion price that is below market value on the date of issuance. Such feature is normally characterized as a beneficial conversion feature (“BCF”). When the Company records a BCF the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The Company recorded a BCF and related debt discount of $1,063, the discount is being accreted over the life of the first Debenture to accretion of debt discount and issuance cost.

The Company recorded a $11,054 debt discount relating to 2,083 warrants issued to Investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

In connection with the Offering, the Company retained Network 1 Financial Securities, Inc. (the “Placement Agent”), to carry out the Offering on a “best-efforts” basis. For services in its capacity as Placement Agent, the Company has paid the Placement Agent a cash fee of $3,250 and issued to the Placement Agent shares of the Company’s common stock equal to ten percent (10%) of the Conversion Shares underlying the Notes or 208 shares that had a fair value of $2,606, which was recorded as issuance cost and is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $25,000 of principal and $2,219 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below).

The Second February 2018 Note

On February 8, 2018, the Company issued a convertible note to a third-party lender totaling $40,750 (the “Second February 2018 Note”). The Second February 2018 Note accrues interest at 18% per annum and matures with interest and principal both due on December 31, 2018. In addition, the Company issued a warrant to purchase 1,358 shares of Company common stock. The warrant entitles the holder to purchase the Company’s common stock at a purchase price of $12.00 per share for a period of five years from the issue date. The Company recorded a $7,963 debt discount relating to the warrants issued to the investor based on the relative fair value of each equity instrument on the dates of issuance and an original issue discount of $5,298. The debt discount is being accreted over the life of the note The Second February 2018 Note and accrued interest is convertible at a conversion price of $12.00 per share, subject to adjustment. The Second February 2018 Note is secured as a second priority lien on the assets of the Company.

During the year ended December 31, 2018, the Company has repaid $5,298 in principal. In addition, the Company converted $35,452 of principal and $4,116 of unpaid interest into the August 2018 Equity Raise (as defined below).

The March 2018 Convertible Note Offering

During the year ended December 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “March 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “Investors”) for aggregate gross proceeds of $239,400.

The March 2018 Convertible Note Offering consisted of a maximum of $900,000, with an over-allotment option of an additional $300,000, of units of the Company’s securities (each, a “March 2018 Unit” and collectively, the “March 2018 Units”), with each March 2018 Unit consisting of (a) a 14% Convertible Secured Promissory Note (each a “March 2018 Note” and together the “March 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $12.00 per share (the “Conversion Price”), and (b) a four-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $12.00 per share (“Exercise Price”). The Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $84,854 debt discount relating to 19,950 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $239,000 of principal and $15,401 of unpaid interest into the August 2018 Equity Raise (as defined below).

The February 2019 Convertible Note Offering

During the Nine months ended September 30, 2019, the Company conducted an offering to accredited investors (the “February 2019 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2019 Investors”) for aggregate gross proceeds of $1,993,025.

The February 2019 Convertible Note Offering consisted of (a) a 10% Convertible Promissory Note (each a “February 2019 Note” and together, the “February 2019 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $15.00 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company between February 21, 2019 and the date on which the Company’s consummates a listing onto a national securities exchange, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”), and (b) a four-year stock purchase warrant (each a “Warrant and together the “Warrants”) to purchase a quantity of shares of the Company’s common stock up to thirty-three percent (33%) of the number of shares of common stock into which the underlying Notes may be converted, at an exercise price of $18.00 per share (“Exercise Price”). During the nine months ended September 30, 2019 a total of 440 Warrants were issued in conjunction with The February 2019 Convertible Note Offering.

The February 2019 Notes mature on the first (1st) anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates, the principal and interest evidenced by the Note shall be mandatorily converted upon the earlier of (i) the listing of the Common Stock onto a national securities exchange, or (ii) upon a Qualified Offering.

The Company recorded a $2,465 debt discount relating to 440 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2019, $20,000 in principal was converted from a promissory note into this Offering.

Notes payable

Notes payable – related party as of December 31, 2019 and 2018 is as follows:

	Outstanding Principal as of				Warrants granted
	December 31, 2019	December 31, 2018	Interest Rate	Maturity Date	Quantity	Exercise Price
The May 2016 Rosen Loan Agreement	$-	$1,000,000	13%	November 26, 2017	16,666	$24.00
The June 2018 Frommer Loan Agreement	10,000	10,000	6%	August 17, 2018	500	12.00
The July 2018 Rosen Loan Agreement	-	56,695	6%	August 17, 2018	500	12.00
The July 2018 Schiller Loan Agreements	20,863	40,000	6%	August 17, 2018	2,500	12.00
The December 2018 Gravitas Loan Agreement	-	50,000	6%	January 22, 2019	833	18.00
The December 2018 Rosen Loan Agreement	-	75,000	6%	January 26, 2019	1,250	18.00
The January 2019 Rosen Loan Agreement	-	-	10%	February 15, 2019	5,000	18.00
The February 2019 Gravitas Loan Agreement	-	-	5%	February 28, 2019	125	18.00
The February 2019 Rosen Loan Agreement	-	-	10%	February 28, 2019	1,666	18.00
The June 2019 Loan Agreement	4,825,000	-	12.5%	December 3, 2019	-	-
The July 2019 Gravitas Loan Agreement	-	-	5%	September 1, 2019	333	18.00
The September 2019 Schiller Loan Agreement	-	-	4.5%	October 9, 2019	333	18.00
The September 2019 Tal Loan Agreement	-	-	5%	October 7, 2019	62	18.00
The December 2019 Gravitas Loan Agreement	300,000	-	6.7%	March 1, 2020	-	-
	5,155,863	1,231,695
Less: Debt Discount	-	(8,125)
Less: Debt Issuance Costs	(26,521)	-
	5,129,342	1,223,073
Less: Current Debt	(5,129,342)	(1,223,073)
	$-	$-

The May 2016 Rosen Loan Agreement

On May 26, 2016, the Company entered into a loan agreement (the “May 2016 Rosen Loan Agreement”) with Arthur Rosen, an individual (“Rosen”), pursuant to which on May 26, 2016 (the “Closing Date”), Rosen provided the Company a secured term loan in the principal amount of $1,000,000 (the “May 2016 Rosen Loan”). In connection with the May 2016 Rosen Loan Agreement, on May 26, 2016, the Company and Rosen entered into a security agreement (the “Rosen Security Agreement”), pursuant to which the Company granted to Rosen a senior security interest in substantially all of the Company’s assets as security for repayment of the May 2016 Rosen Loan. Pursuant to the May 2016 Rosen Loan Agreement, the May 2016 Rosen Loan bears interest at a rate of 12.5% per annum, compounded annually and payable on the maturity date of May 26, 2017 (the “May 2016 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the May 2016 Rosen Loan are due. The Company entered into an amendment to the May 2016 Rosen Loan extending the May 2016 Rosen Maturity Date to November 26, 2017. As additional consideration for entering in the May 2016 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 16,666 shares of the Company’s common stock at a purchase price of $24.00 per share (the “May 2016 Rosen Warrant”). The May 2016 Rosen Warrant contains anti-dilution provisions as further described therein. On September 7, 2017 (the “Conversion Date”), Rosen converted all accrued but unpaid interest on the May 2016 Rosen Loan from May 26, 2016 through September 6, 2017 in the amount of $124,306 (the “May 2016 Rosen Loan Interest”) into the Company’s August Convertible Note Offering, after which May 2016 Rosen Loan Interest was deemed paid in full through the Conversion Date. On March 29, 2019, the Company entered into an agreement with Mr. Rosen to further extend the maturity date of this loan to May 15, 2019. On June 3, 2019, this loan was converted into The June 2019 Loan Agreement (as defined below).

The September 2017 Rosen Loan Agreement

On September 8, 2017, the Company entered into a loan agreement (the “September 2017 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $224,000 (the “September 2017 Rosen Note”). The September 2017 Rosen Note is secured by an officer of the Company. As additional consideration for entering in the September 2017 Rosen Note Loan Agreement, the Company issued Rosen a five-year warrant to purchase 416 shares of the Company’s common stock at a purchase price of $12.00 per share. On November 13, 2017, in consideration for extending the September 2017 Rosen Note, Rosen was issued a warrant to purchase 1,666 shares of the Company’s common stock exercisable within five (5) years and with an exercise price of $12.00 per share.

On February 20, 2018, the Company entered into a forbearance agreement whereby the Company issued Rosen a five-year warrant to purchase 7,466 shares of the Company’s common stock at a purchase price of $12.00 per share. These warrants had a fair value of $65,378 which was recorded to Loss on extinguishment of debt. The new maturity date of the September 2017 Rosen Loan Agreement is September 8, 2018.

During the year December 31, 2018, the Company converted $224,000 of principal and $20,496 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below) and the loan is no longer outstanding.

The November 2017 Schiller Loan Agreement

On November 20, 2017, the Company entered into a loan agreement (the “November 2017 Schiller Loan Agreement”) with Mr. Len Schiller (“Schiller”), a member of the Company’s Board of Directors, whereby the Company issued Schiller a promissory note in the principal amount of $25,000 (the “November 2017 Schiller Note”). Pursuant to the November 2017 Schiller Loan Agreement, the November 2017 Schiller Note bears interest at a rate of 15% per annum. During the year ended December 31, 2018 the Company repaid $25,000 in principal and $637 in interest and the loan is no longer outstanding.

The January 2018 Rosen Loan Agreement

On January 16, 2018, the Company entered into a loan agreement (the “January 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $60,000 (the “January 2018 Rosen Note”). The January 2018 Rosen Note is secured by Jeremy Frommer, whereas upon default Mr. Frommer would owe his own personal default shares of the Company’s common stock to Rosen equal to the amount of principal outstanding divided by 12.00. Pursuant to the January 2018 Rosen Loan Agreement, the January 2018 Rosen Note bears interest at a rate of 6% per annum and was payable on the maturity date of January 31, 2018 (the “January 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the May 2016 Rosen Loan became due. During the year ended December 31, 2018, the Company repaid $60,000 in principal and $200 in interest and the loan is no longer outstanding.

The January 2018 Gordon Loan Agreement

On January 16, 2018, the Company entered into a loan agreement (the “January 2018 Gordon Loan Agreement”) with Mr. Christopher Gordon (“Gordon”), whereby the Company issued Gordon a promissory note in the principal amount of $40,000 (the “January 2018 Gordon Note”). The January 2018 Gordon Note is secured by Jeremy Frommer, whereas upon default Mr. Frommer would owe his own personal default shares of the Company’s common stock to Gordon equal to the amount of principal outstanding divided by 12.00. Pursuant to the January 2018 Gordon Loan Agreement, the January 2018 Gordon Note bears interest at a rate of 6% per annum and payable on the maturity date of January 31, 2018 (the “January 2018 Gordon Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the January 2018 Gordon Note became due. During the year ended December 31, 2018, the Company repaid $40,000 in principal and $105 in interest and the loan is no longer outstanding.

The First March 2018 Rosen Loan Agreement

On March 4, 2018, the Company entered into a loan agreement (the “First March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $10,000 (the “First March 2018 Rosen Note”). As additional consideration for entering in the First March 2018 Rosen Note Loan Agreement, the Company issued Rosen a five-year warrant to purchase 166 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the First March 2018 Rosen Loan Agreement, the First March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 19, 2018 (the “First March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $10,000 in principal and $260 in interest and the loan is no longer outstanding.

The Second March 2018 Rosen Loan Agreement

On March 9, 2018, the Company entered into a loan agreement (the “Second March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $15,000 (the “Second March 2018 Rosen Note”). As additional consideration for entering in the Second March 2018 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 250 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Second March 2018 Rosen Loan Agreement, the Second March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 24, 2018 (the “Second March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Second March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $15,000 in principal and $365 in interest and the loan is no longer outstanding.

The Third March 2018 Rosen Loan Agreement

On March 13, 2018, the Company entered into a loan agreement (the “Third March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $10,000 (the “Third March 2018 Rosen Note”). As additional consideration for entering in the Third March 2018 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 166 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Third March 2018 Rosen Loan Agreement, the Third March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 28, 2018 (the “Third March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Third March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $10,000 in principal and $230 in interest and the loan is no longer outstanding.

The May 2018 Schiller Loan Agreement

On May 2, 2018, the Company entered into a loan agreement (the “May 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal amount of $100,000 (the “May 2018 Schiller Note”). As additional consideration for entering in the May 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 5,000 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the May 2018 Schiller Loan Agreement, the May 2018 Schiller Note bears interest at a rate of 13% per annum and is payable on the maturity date of February 02, 2019 (the “May 2018 Schiller Maturity Date”).

During the year ended December 31, 2018, the Company converted $100,000 of principal and $4,369 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below) and the loan is no longer outstanding.

The June 2018 Frommer Loan Agreement

On June 29, 2018, the Company entered into a loan agreement (the “June 2018 Frommer Loan Agreement”) with Jeremy Frommer, an officer of the Company, whereby the Company issued Frommer a promissory note in the principal amount of $10,000 (the “June 2018 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a four-year warrant to purchase 500 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the June 2018 Frommer Loan Agreement, the June 2018 Frommer Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 (the “June 2018 Frommer Maturity Date”). On November 8, 2018 the Company executed upon an agreement that extended the maturity date of the June 2018 Frommer Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 681 warrants to purchase common stock of the Company at an exercise price of $18.00. These warrants had a fair value of $4,645 which was recorded to loss on extinguishment of debt. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the June 2018 Frommer Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 692 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date of this loan to May 15, 2019. On June 29, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date of this loan to December 15, 2019. On December 15, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date to May 15, 2020.

The First July 2018 Schiller Loan Agreement

On July 3, 2018, the Company entered into a loan agreement (the “First July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $35,000 (the “First July 2018 Schiller Note”). As additional consideration for entering in the First July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018.  Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 2,383 shares of common stock of the Company at an exercise price of $18.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the First July 2018 Schiller Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Schiller an additional 1,068 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement with Mr. Schiller that extended the maturity date of this loan to May 15, 2019.

During the year ended December 31, 2019 $15,000 in principal and $863 of unpaid interest was converted into the February 2019 Convertible Note Offering and the loan is no longer outstanding.

The Second July 2018 Schiller Loan Agreement

On July 17, 2018, the Company entered into a loan agreement (the “Second July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $25,000 (the “Second July 2018 Schiller Note”). As additional consideration for entering in the Second July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Second July 2018 Schiller Loan Agreement, the Second July 2018 Schiller Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 1,698 shares of common stock of the Company at an exercise price of $18.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the Second July 2018 Schiller Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Schiller an additional 1,726 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement with Mr. Schiller that further extended the maturity date of this loan to May 15, 2019. On December 15, 2019 the Company entered into an agreement that further extended the maturity date of this loan to May 15, 2020.

During the year ended December 31, 2019, $4,137 in principal was converted into the February 2019 Convertible Note Offering.

The First July 2018 Rosen Loan Agreements

On July 12, 2018, the Company entered into a loan agreement (the “First July 2018 Rosen Loan Agreement”) with Rosen, an officer of the Company, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $10,000 (the “First July 2018 Rosen Note”). Pursuant to the First July 2018 Rosen Loan Agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 459 shares of common stock of the Company at an exercise price of $18.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the First July 2018 Rosen Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Rosen an additional 3,456 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that further extended the maturity date of this loan to May 15, 2019.

During the year ended December 31, 2019 the company repaid $10,000 of principal and $1,123 of unpaid interest and the loan is no longer outstanding.

The Second July 2018 Rosen Loan Agreements

On July 18, 2018, the Company entered into a loan agreement (the “Second July 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $50,000 (the “Second July 2018 Rosen Note”) resulting from the conversion of a demand note (as described below). As additional consideration for entering into the Second July 2018 Rosen Loan Agreement, the Company issued Rosen a four-year warrant to purchase 2,500 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the Second July 2018 Rosen Loan Agreement, the Second July 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 3,399 shares of common stock of the Company at an exercise price of $18.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the Second July 2018 Rosen Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Rosen an additional 690 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that further extended the maturity date of this loan to May 15, 2019.

During the year ended December 31, 2019 the company repaid $50,000 of principal and $2,900 of unpaid interest and the loan is no longer outstanding.

The November 2018 Rosen Loan Agreement

On November 29, 2018, the Company entered into a loan agreement (the “November 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $25,000 (the “November 2018 Rosen Note”). As additional consideration for entering in the November 2018 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 416 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the November 2018 Rosen Loan Agreement, the November 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of December 23, 2018 (the “November 2018 Rosen Maturity Date”).

During the year ended December 31, 2018, the Company repaid $25,000 of principal and $33 of unpaid interest and the loan is no longer outstanding.

The December 2018 Rosen Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $75,000 (the “December 2018 Rosen Note”). As additional consideration for entering in the December 2018 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the December 2018 Rosen Loan Agreement, the December 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of January 26, 2019 (the “December 2018 Rosen Maturity Date”). On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the December 2018 Rosen Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Rosen an additional 11,731 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that extended the maturity date of this loan to May 15, 2019. On August 8, 2019 the Company entered into an agreement further extending the maturity date to September 20, 2019.

During the year ended December 31, 2019 $75,000 in principal and $3,463 of unpaid interest was converted into the June 2019 Loan Agreement and the loan is no longer outstanding.

The December 2018 Gravitas Capital Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $50,000 (the “December 2018 Gravitas Capital Note”). As additional consideration for entering in the December 2018 Gravitas Capital Note Loan Agreement, the Company issued Gravitas Capital a four-year warrant to purchase 833 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the December 2018 Gravitas Capital Loan Agreement, the December 2018 Gravitas Capital Note bears interest at a rate of 6% per annum and payable on the maturity date of January 27, 2019 (the “December 2018 Gravitas Capital Maturity Date”).

During the year ended December 31, 2019 the Company repaid $50,000 in principal and $250 in interest and the loan is no longer outstanding.

The January 2019 Rosen Loan Agreement

On January 30, 2019, the Company entered into a loan agreement (the “January 2019 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $175,000 (the “January 2019 Rosen Note”). As additional consideration for entering in the January 2019 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 5,000 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the January 2019 Rosen Loan Agreement, the January 2019 Rosen Note bears interest at a rate of 10% per annum and payable on the maturity date of February 15, 2019 (the “January 2019 Rosen Maturity Date”). On February 19, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 11,731 shares of common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that extended the maturity date of this loan to May 15, 2019. On August 8, 2019 the Company entered into an agreement further extending the maturity date to September 20, 2019.

During the year ended December 31, 2019 $175,000 in principal and $15,073 in interest was converted into the June 2019 Loan Agreement and the loan is no longer outstanding.

The February 2019 Gravitas Capital Loan Agreement

On February 6, 2019, the Company entered into a loan agreement (the “February 2019 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $75,000 (the “February 2019 Gravitas Capital Note”). As additional consideration for entering in the February 2019 Gravitas Capital Note Loan Agreement, the Company issued Gravitas Capital a four-year warrant to purchase 125 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the February 2019 Gravitas Capital Loan Agreement, the February 2019 Gravitas Capital Note bears interest at a rate of 5% per annum and payable on the maturity date of February 28, 2019  (the “February 2019 Gravitas Capital Maturity Date”).

During the year ended December 31, 2019 the Company repaid $75,000 in principal and $3,500 in interest and the loan is no longer outstanding.

The February 2019 Rosen Loan Agreement

On February 14, 2019, the Company entered into a loan agreement (the “February 2019 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $50,000 (the “February 2019 Rosen Note”). As additional consideration for entering in the February 2019 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 1,666 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the February 2019 Rosen Loan Agreement, the February 2019 Rosen Note bears interest at a rate of 10% per annum and payable on the maturity date of February 28, 2019 (the “February 2019 Rosen Maturity Date”). On March 29, 2019 the Company entered into an agreement with Mr. Rosen that extended the maturity date of this loan to May 15, 2019. On August 8, 2019 the Company entered into an agreement further extending the maturity date to September 20, 2019.

During the year ended December 31, $50,000 in principal and $3,208 in interest was converted into the June 2019 Loan Agreement and the loan is no longer outstanding.

The March 2019 Gravitas Capital Loan Agreement

On March 11, 2019, the Company entered into a loan agreement (the “March 2019 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $80,000 (the “March 2019 Gravitas Capital Note”). As additional consideration for entering in the March 2019 Gravitas Capital Note Loan Agreement, the Company issued Gravitas Capital a four-year warrant to purchase 125 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the March 2019 Gravitas Capital Loan Agreement, the March 2019 Gravitas Capital Note bears interest at a rate of 6% per annum and payable on the maturity date of April 11, 2019 (the “March 2019 Gravitas Capital Maturity Date”). On April 12, 2019 the Company executed upon an agreement that further extended the maturity date of the March 2019 Gravitas Capital Loan Agreement to May 15, 2019. As part of the extension agreement, the Company issued Gravitas Capital an additional 166 warrants to purchase common stock of the Company at an exercise price of $18.00.

During the year ended December 31, 2019 the company repaid $80,000 of principal and $10,000 of unpaid interest and the loan is no longer outstanding.

The May 2019 Loan Agreement

On May 31, 2019, the Company entered into a loan agreement (the “May 2019 Loan Agreement”), whereby the Company issued a promissory note in the principal amount of $10,000 (the “May 2019 Note”). Pursuant to the May 2019 Loan Agreement, the May 2019 Note bears interest at a rate of $500 per month. As additional consideration for entering in the May 2019 Loan Agreement, the Company issued a four-year warrant to purchase 50 shares of the Company’s common stock at a purchase price of $12.00 per share.

During the year ended December 31, 2019 the Company repaid $10,000 in principal and $500 in interest and the loan is no longer outstanding.

The June 2019 Loan Agreement

On June 3, 2019, the Company entered into a loan agreement (the “June 2019 Loan Agreement”), pursuant to which the Company was to be indebted in the amount of $2,400,000, of which $1,200,000 was funded by September 30, 2019 and $1,200,000 was exchanged from the May 2016 Rosen Loan Agreement dated May 26, 2016 in favor of Rosen for a joint and several interest in the Term Loan pursuant to the Debt Exchange Agreement. The June 2019 Loan Agreement, the June 2019 Loan bears interest at a rate of 12.5% per annum, compounded annually and payable on the maturity date of December 3, 2019 (the “June 2019 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the June 2019. If not paid by the maturity date, interest increases to 14.5%. In connection with the conversion of the May 2016 Rosen Loan Agreement the Company recorded a debt discount of $92,752. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

On July 29, 2019, the Company entered into the First Amendment Agreement to the June 2019 Loan Agreement pursuant to which the parties agreed to amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal aggregate amount of the June 2019 Loan to $2,500,000, and (ii) amend the provisions regarding the ranking of interest of such loan.

On August 12, 2019, the Company entered into the Second Amendment Agreement to the June 2019 Loan Agreement pursuant to which the parties agreed to further amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal aggregate amount of the June 2019 Loan to $3,000,000, and (ii) amend the provisions regarding the ranking of interest of such loan.

On September 16, 2019, the Company entered into the Third Amendment Agreement to the June 2019 Loan Agreement pursuant to which the parties agreed to further amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal amount of the June 2019 Loan to $4,000,000; and (ii) amend the provisions therein with regard to the ranking of security interests.

On October 10, 2019 the Company and investors entered into the Fourth Amendment Agreement to the June 2019 Loan Agreement, whereby the parties thereto agreed to (i) increase the principal amount of the June 2019 Loan to $4,825,000; and (ii) amend the interest, conversion terms, and other covenants of the note.

On February 27, 2020, the Company entered into a fifth amendment agreement to the June 2019 Loan Agreement, whereby the parties agreed to amend Section 2.6 of the June 2019 Loan Agreement and provide for: (i) an additional 10% of shares to be issued at the time of conversion in the event that the price per share (or unit, as applicable) of securities issued in a Qualified Public Offering (as such term is defined in the Fifth Amendment) is below $15.00; and (ii) provide for the acceleration of all outstanding interest due on the Loan upon the consummation of a Qualified Public Offering.

As of December 31, 2019 this loan had not been repaid and the Company began accruing interest at 14.5% as of the Maturity Date.

The July 2019 Gravitas Capital Loan Agreement

On July 16, 2019, the Company entered into a loan agreement (the “July 2019 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $100,000 (the “July 2019 Gravitas Capital Note”). As additional consideration for entering in the July 2019 Gravitas Capital Note Loan Agreement, the Company issued Gravitas Capital a five-year warrant to purchase 333 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the July 2019 Gravitas Capital Loan Agreement, the July 2019 Gravitas Capital Note bears interest at a rate of 5% per annum and payable on the maturity date of September 1, 2019 (the “July 2019 Gravitas Capital Maturity Date”). On September 19, 2018 the Company executed upon an agreement that extended the maturity date of this loan to November 1, 2019. As part of the extension agreement, the Company issued Gravitas Capital warrants to purchase 333 shares of common stock of the Company at an exercise price of $18.00 per share.

During the year ended December 31, 2019 the Company repaid $100,000 in principal $15,000 in interest and extended the maturity date of the loan.

The August 2019 Schiller Loan Agreement

On August 6, 2019, the Company entered into a loan agreement (the “August 2019 Schiller Loan Agreement”), whereby the Company issued a promissory note in the principal amount of $15,000 (the “August 2019 Schiller Note”). Pursuant to the August 2019 Schiller Loan Agreement, the August 2019 Schiller Note bears interest at a rate of $750 per month. As additional consideration for entering in the August 2019 Schiller Loan Agreement, the Company issued a five-year warrant to purchase 75 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2019 the Company repaid $15,000 in principal and $750 in interest and the loan is no longer outstanding.

The September 2019 Schiller Loan Agreement

On September 26, 2019, the Company entered into a loan agreement (the “September 2019 Schiller Loan Agreement”), whereby the Company issued Schiller a promissory note in the principal amount of $50,000 (the “September 2019 Schiller Note”). Pursuant to the September 2019 Schiller Loan Agreement, the September 2019 Schiller Note bears interest at a rate of $2,250 per month. As additional consideration for entering in the First September 2019 Schiller Loan Agreement, the Company issued Schiller a five-year warrant to purchase 333 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2019 the Company repaid $50,000 in principal and $2,250 in interest and the loan is no longer outstanding.

The October 2019 Frommer Loan Agreement

On October 7, 2019, the Company entered into a loan agreement (the “October 2019 Frommer Loan Agreement”) with Jeremy Frommer, whereby the Company issued Frommer a promissory note in the principal amount of $10,000 (the “October 2019 Frommer Note”). Pursuant to the October 2019 Frommer Loan Agreement, the October 2019 Frommer Note has a flat interest rate of $500. As additional consideration for entering in the October 2019 Frommer Loan Agreement, the Company issued Frommer a five-year warrant to purchase 50 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2019 the Company repaid $10,000 in principal and $225 in interest and the loan is no longer outstanding.

The December 2019 Gravitas Loan Agreement

On December 23, 2019, the Company entered into a loan agreement (the “December 2019 Gravitas Loan Agreement”), whereby the Company issued Gravitas a promissory note in the principal amount of $300,000 (the “December 2019 Gravitas Note”). Pursuant to the December 2019 Gravitas Loan Agreement, the December 2019 Gravitas Note has a flat interest payment of $20,000. As of the date of this filing, the note has not been repaid, but the Company is in negotiations with the holder about an extension agreement.

Demand loan

On June 6, 2018, Rosen made non-interest bearing loans of $50,000 to the Company in the form of cash. The loan is due on demand and unsecured. On July 12, 2018, this note was converted into The Second July 2018 Rosen Loan Agreements.

On March 29, 2019, Mark Standish made non-interest bearing loans of $300,000 to the Company in the form of cash. The loan is due on demand and is unsecured. In April 2019 the company papered this note as part of the February 2019 Convertible Note Offering.

On June 13, 2019, Standish made non-interest bearing loans of $100,000 to the Company in the form of cash. The loan is due on demand and unsecured. During the year ended the company repaid $25,000 of principal.

On December 17, 2019, Standish made non-interest bearing loans of $150,000 to the Company in the form of cash. The loan is due on demand and unsecured.

Officer compensation

During the years ended December 31, 2019 and 2018 the Company paid $122,470 and $109,407, respectively for living expenses for officers of the Company.

Note 9 – Stockholders’ Deficit

Shares Authorized

The Company is authorized to issue up to one hundred twenty million (120,000,000) shares of capital stock, of which one hundred million (100,000,000) shares are designated as common stock, par value $0.001 per share, and twenty million (20,000,000) are designated as “blank check” preferred stock, par value $0.001 per share. The designations, rights, and preferences of such preferred stock are to be determined by the Company’s board of directors.

Reverse Stock Split

On July 25, 2019, following board of directors approval, the Company filed a Certificate of Change to its Articles of Incorporation (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-twenty (1:20) reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value. The Amendment became effective on July 30, 2019. The number of common stock authorized was proportionately reduced pursuant to Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share.

All share and per share amounts for the common stock have been retroactively restated to give effect to the reverse splits.

Preferred Stock

As of December 31, 2019, and 2018 there were no preferred stock issued or outstanding.

Series A Cumulative Convertible Preferred Stock

On February 13, 2015, 100,000 shares of preferred stock were designated as Series A Cumulative Convertible Preferred Stock (“Series A”). Each share of Series A shall have a stated value equal to $100 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value”).

The holders of the Series A shall be entitled to receive preferential dividends at the rate of 6% per share per annum on the Series A Stated Value, but before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Junior Stock, as defined. Such dividends shall compound annually and be fully cumulative, and shall accumulate from the date of original issuance of the Series A and shall be payable quarterly, in arrears, commencing on the first day of the calendar quarter following the date on which the Series A is issued. Upon the occurrence of an Event of Default (as defined below) and while such Event of Default is outstanding, such dividend rate shall be increased to 15% per annum on the Series A Stated Value. At the Company’s option, such dividend payments may be made in (i) cash (ii) additional shares of Series A valued at the Series A Stated Value thereof, in an amount equal to 150% of the cash dividend otherwise payable or (iii) a combination of cash and additional shares of Series A, provided there is not an existing current Event of Default on the date on which a dividend payment is payable, in which event the Holder entitled to receive such dividend may elect to receive such dividends in cash or additional shares of Series A Preferred.

The dividends on the Series A shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A then outstanding from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series A or any shares of any other class of stock ranking on a parity with the Series A and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of any Junior Stock.

Holder of Series A shall have the right at any time after the issuance, to convert such shares, accrued but unpaid declared dividends on the Series A and any other sum owed by the Corporation arising from the Series A into fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) of the Corporation determined in accordance with the applicable conversion price (the “Conversion Price”).

The number of Conversion Shares issuable upon conversion shall equal (i) the sum of (A) the Series A Stated Value being converted and/or (B) at the Holder’s election, accrued and unpaid dividends or any other component of the Conversion Amount, divided by (ii) the Conversion Price. The Conversion Price of the Series A shall be $15.00, subject to adjustment.

During the year ended December 31, 2016 the conversion price was adjusted to $9.84

The Corporation and the Holder may not convert that amount of the Conversion Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates on such Conversion Date, and (ii) the number of Conversion Shares issuable upon the conversion of the Conversion Amount with respect to which the determination of this provision is being made on such Conversion Date, which would result in the aggregate beneficial ownership by the Holder and its Affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The Holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after sixty-one (61) days’ prior written notice to the Corporation.

The holders of our Series A do vote together with the holders of our Common Stock on an as converted basis on each matter submitted to a vote of holders of Common Stock. The number of votes that may be cast by a holder of Series A shall be equal to the number of shares of Common Stock issuable upon conversion of such Holder’s Series A on the record date for determining those stockholders entitled to vote on the matter. In addition, the affirmative vote of the holders of a majority of our outstanding Series A is required to for the following actions:

(a) amending the Corporation’s articles of incorporation or by-laws if such amendment would adversely affect the Series A

(b) purchasing any of the Corporation’s securities other than required redemptions of Series A and repurchase under restricted stock and option agreements authorizing the Corporation’s employees;

(c) effecting a Liquidation Event;

(d) declaring or paying any dividends other than in respect of the Series A; and

(e) issuing any additional securities having rights senior to or on parity with the Series A.

During the years ended December 31, 2018, the Company accrued $0 for liquidating damages on the Series A and $0 on the warrants associated with the Series A.

During the year ended December 31, 2018 the Company converted the remaining Series A into the August 2018 Equity Raise. See below.

Series B Cumulative Convertible Preferred Stock

On December 21, 2015, 20,000 shares of preferred stock were designated as Series B Cumulative Convertible Preferred Stock (“Series B”). Each share of Series B shall have a stated value equal to $100.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series B Stated Value”).

The holders of outstanding shares of Series B shall be entitled to receive preferential dividends at the rate of 6% per share per annum on the Series B Stated Value, but before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Junior Stock as defined. Such dividends shall compound annually and be fully cumulative and shall accumulate from the date of original issuance of the Series B, and shall be payable quarterly, in arrears, commencing on the first day of the calendar quarter following the date on which the Series B is issued. Upon the occurrence of an Event of Default as defined below and while such Event of Default is outstanding, such dividend rate shall be increased to 15% per annum on the Series B Stated Value. At the Corporation’s option, such dividend payments may be made in (i) cash (ii) additional shares of Series B valued at the Series B Stated Value thereof, in an amount equal to 100% of the cash dividend otherwise payable or (iii) a combination of cash and additional shares of Series B, provided there is not an existing current Event of Default on the date on which a dividend payment is payable, in which event the Holder entitled to receive such dividend may elect to receive such dividends in cash or additional shares of Series B Preferred.

The dividends on the Series B shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series B then outstanding from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series B for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series B or any shares of any other class of stock ranking on a parity with the Series B and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of any Junior Stock.

Holders of shares of Series B shall have the right at any time commencing after the issuance to convert such shares, accrued but unpaid declared dividends on the Series B into fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) of the Corporation determined in accordance with the applicable conversion price (the “Conversion Price”). All declared or accrued but unpaid dividends may be converted at the election of the Holder together with or independent of the conversion of the Series B Stated Value of the Series B.

The number of Conversion Shares issuable upon conversion of the Conversion Amount shall equal (i) the sum of (A) the Series B Stated Value being converted and/or (B) at the Holder’s election, accrued and unpaid dividends or any other component of the Conversion Amount, divided by (ii) the Conversion Price. The Conversion Price of the Series B shall be $18.00, subject to adjustment.

During the year ended December 31, 2016 the conversion price was adjusted to $11.82.

The Corporation and the Holder may not convert that amount of the Conversion Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates on such Conversion Date, and (ii) the number of Conversion Shares issuable upon the conversion of the Conversion Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in the aggregate beneficial ownership by the Holder and its Affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The Holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after sixty-one (61) days’ prior written notice to the Corporation.

The holders of our Series B do vote together with the holders of our Common Stock on an as converted basis on each matter submitted to a vote of holders of Common Stock. The number of votes that may be cast by a holder of Series B shall be equal to the number of shares of Common Stock issuable upon conversion of such Holder’s Series B on the record date for determining those stockholders entitled to vote on the matter. In addition, the affirmative vote of the holders of a majority of our outstanding Series B is required to for the following actions:

(a) amending the Corporation’s articles of incorporation or by-laws if such amendment would adversely affect the Series B

(b) purchasing any of the Corporation’s securities other than required redemptions of Series B and repurchase under restricted stock and option agreements authorizing the Corporation’s employees;

(c) effecting a Liquidation Event;

(d) declaring or paying any dividends other than in respect of the Company’s Series A or Series B; and

(e) issuing any additional securities having rights senior to the Series B.

During the years ended December 31, 2018, the Company accrued $0 for liquidating damages on the Series B and $0 on the warrants associated with the Series B.

During the year ended December 31, 2018 the Company converted the remaining Series B into the August 2018 Equity Raise. See below.

Common Stock

On January 31, 2018, the Company issued 6,250 shares of its restricted common stock to settle outstanding vendor liabilities of $3,750. In connection with this transaction the Company also recorded a gain on settlement of vendor liabilities of $375.

During the year ended December 31, 2018, the Company issued 10,166 shares of its restricted common stock to consultants in exchange for services at a fair value of $116,300. These shares were recorded as common stock issued for prepaid services and will be expensed over the life of the consulting contract to share based payments. During the year ended December 31, 2018 the Company recorded $72,835 to share based payments.

On January 4, 2019, the Company issued 33,333 shares of its restricted common stock to consultants in exchange for services at a fair value of $240,000.

On January 3, 2019, the Company issued 8,333 shares of its restricted common stock to consultants in exchange for services at a fair value of $70,050.

August 2018 Equity Raise

Effective August 31, 2018 (the “Effective Date”), the Company consummated the initial closing (the “Initial Closing”) of a private placement offering of its securities of up to $5,000,000 (the “August 2018 Equity Raise”). In connection with the August 2018 Equity Raise, the Company entered into definitive securities purchase agreements (the “Purchase Agreements”) for aggregate gross proceeds of $649,829 and $2,787,462 during the years ended December 31, 2019 and 2018 respectively. Pursuant to the Purchase Agreement, the Purchasers purchased an aggregate of 43,322 and 185,830 shares of common stock at $15.00 per share and received warrants to purchase 43,322 and 185,830 shares of common stock at an exercise price of $18.00 per share (the “Purchaser Warrants”, collectively, the “Securities”).

The Purchaser Warrants are exercisable for a term of five years from the Initial Exercise Date (as defined in the Purchaser Warrants).

In connection with the August 2018 Equity Raise, the Company will issue 36,666 shares of Common Stock, will pay fees of $161,406 and will grant warrants to purchase 2,333 shares of common stock at an exercise price of $18.00 per share for services rendered as the Company’s placement agent in the Private Offering. The Company has recorded $334,985 to stock issuance costs, which are part of Additional Paid-in Capital.

Letter Agreements for the Conversion of Debt and Preferred Stock

In connection with the August 2018 Equity Raise, the Company entered into those certain letter agreements (the “Debt Conversion Agreements”) with certain holders of its debt securities (the “Debt Holders”), for the conversion of an aggregate amount of $7,997,939 of principal and $1,028,890 of accrued but unpaid interest of the Company’s debt obligations into 752,149 shares of Common Stock at a conversion price equal to $12.00 per share. Additionally, as inducement to enter into the Debt Conversion Agreement, the Debt Holders were issued warrants to purchase 376,075 shares of Common Stock at an exercise price equal to $18.00 per share, expiring five years from the date of issuance (the “Incentive Debt Warrants”). The Company recorded a Loss on extinguishment of debt of $2,913,934 in connection with of the debt conversions. See Notes 7, 8 and 9.

Concurrently with its entrance in the Debt Conversion Agreements, the Company entered into those letter agreements (the “Preferred Stock Conversion Agreements”) with certain holders (the “Preferred Holders”) of its Series A Cumulative Convertible Preferred Stock and Series B Cumulative Convertible Preferred Stock (the “collectively, the Preferred Stock”) whereby the Preferred Holders converted 38,512 shares of the Preferred Stock into an aggregate of 447,776 shares of Common Stock at conversion prices equal to $11.82 per share for Series A and $9.84 per share for Series B. As in an inducement to enter into the Preferred Stock Conversion Agreements, the Preferred Holders were issued warrants to purchase 223,888 shares of Common Stock at an exercise price equal to $18.00 per share, expiring five years from the date of issuance (the “Incentive Preferred Warrants”, and together with the Incentive Debt Warrants, the “Incentive Warrants”). The Company recorded an inducement of $2,016,634 in connection with of the Preferred conversions and is recorded as an adjustment to net loss attributable to common shareholders, on the statements of operations.

Tender offers

	Warrants subject to tender	Common shares issuable	Warrants tendered	Shares issued
Tender offer 1	1,030,549	343,513	848,860	282,951
Tender offer 2	895,914	445,457	834,202	417,106
Total	1,926,463	788,970	1,683,062	700,057

Tender 1

In February 2019 the Company offered to its holders of certain outstanding warrants (the “Tender 1 Warrants”), each with an exercise price of $12.00, by agreeing to receive five hundred fifty five (555) Shares in exchange for every one thousand, six hundred, sixty seven (1,667) Warrants tendered by the holders of Warrants (the “Exchange Ratio”). The Exchange Ratio was selected by the Company in order to provide the holders of the Warrants with an incentive to exchange the Warrants. The Tender closed on April 15, 2019. The Company considered the fair value accounting for all share-based payments awards. The fair value of each warrant tendered is estimated on the tender date using the Black-Scholes option-pricing model. Since the fair of the warrants were in excess of the fair value of common stock the company did not record an inducement expense.

Tender 2

In April 2019 the Company offered to its holders of certain outstanding warrants (the “Tender 2 Warrants”), each with an exercise price of $18.00, by agreeing to receive eight hundred thirty three (833) Shares in exchange for every one thousand, six hundred, sixty seven (1,667) Warrants tendered by the holders of Warrants (the “Exchange Ratio”). The Exchange Ratio was selected by the Company in order to provide the holders of the Warrants with an incentive to exchange the Warrants. The Tender closed on May 17, 2019. The Company considered the fair value accounting for all share-based payments awards. The fair value of each warrant tendered is estimated on the tender date using the Black-Scholes option-pricing model. Since the fair of the warrants were in excess of the fair value of common stock the company did not record an inducement expense.

Stock Options

The Company applied fair value accounting for all share-based payments awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.

The assumptions used for options granted during the year ended December 31, 2019 and 2018 are as follows:

	December 31, 2019	December 31, 2018
Exercise price	$13.20-6.60	18.00-45
Expected dividends	0%	0%
Expected volatility	102.76%	93.64%-116.27%
Risk free interest rate	1.61%	2.2%-2.56
Expected life of option	10 years	3.6 - 4.3 years

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance – December 31, 2017 – outstanding	294,166	$25.20	3.27
Granted	-	-	-
Exercised	-	-	-
Cancelled/Modified	-	-	-
Balance – December 31, 2018 – outstanding	294,166	25.20	3.27
Balance – December 31, 2018 – exercisable	255,277	21.60	3.25

Balance – December 31, 2018 – outstanding	294,166	25.20	3.27
Granted	9,666	9.66	10.01
Exercised	-	-	-
Cancelled/Modified	-	-	-
Balance – December 31, 2019 – outstanding	303,833	24.48	2.51
Balance – December 31, 2019 – exercisable	303,833	$24.48	2.51

During the year ended December 31, 2019 the Company granted options of 9,666 to consultants. As of the date of this filing the company has not issued these options.

At December 31, 2019, the aggregate intrinsic value of options outstanding and exercisable was $0 and $0, respectively.

Stock-based compensation for stock options has been recorded in the consolidated statements of operations and totaled $14,336 and $446,123, for the year ended December 31, 2018 and 2019, respectively.

The following is a summary of the Company’s stock options granted during the year ended December 31, 2019:

Options	Value	Purpose for Grant
9,666	$3,021	Service Rendered

The following is a summary of the Company’s stock options granted during the year ended December 31, 2018:

Options	Value	Purpose for Grant
11,666	$56,495	Service Rendered

Warrants

The Company applied fair value accounting for all share-based payments awards. The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model.

The assumptions used for warrants granted during the year ended December 31, 2019 are as follows:

	December 31, 2019	December 31, 2018
Exercise price	$18.00	$12.00-$18.00
Expected dividends	0%	0%
Expected volatility	78.50% - 116.92%	92.14% - 109.54%
Risk free interest rate	1.32% - 2.75%	1.64% - 3.09%
Expected life of warrant	4 – 5 years	4 – 5 years

Warrant Activities

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price

Outstanding – December 31, 2017	770,666	$15.00
Granted	1,078,713	16.20
Exercised	-	-
Forfeited/Cancelled	-	-
Outstanding – December 31, 2018	1,849,380	16.20
Granted	154,610	17.67
Exercised	-	-
Forfeited/Cancelled	(1,756,584)	15.96
Outstanding and Exercisable – December 31, 2019	247,407	$15.75

Warrants Outstanding				Warrants Exercisable
Exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$15.75	247,407	2.71	15.75	247,407	8.13

During the year ended December 31, 2019, a total of 44,396 warrants were issued with convertible notes (See Note 6 above). The warrants have a grant date fair value of $252,533 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2019, a total of 42,968 warrants were issued with notes payable – related party (See Note 8 above). The warrants have a grant date fair value of $205,509 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2019, a total of 440 warrants were issued with convertible notes payable – related party (See Note 8 above). The warrants have a grant date fair value of $2,465 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2019, a total of 43,322 warrants were issued with the August 2018 Equity Raise (See above). The warrants have a grant date fair value of $334,985 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2019, a total of 14,147 warrants were issued in exchange for services. The warrants have a grant date fair value of $122,777 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2018, a total of 49,381 warrants were issued with promissory notes (See Note 6 above). The warrants have a grant date fair value of $501,268 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2018, a total of 174,683 warrants were issued with convertible notes (See Note 7 above). The warrants have a grant date fair value of $1,284,683 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2018, a total of 42,170 warrants were issued with notes payable – related party (See Note 8 above). The warrants have a grant date fair value of $429,340 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2018, a total of 23,391 warrants were issued with convertible notes payable – related party (See Note 8 above). The warrants have a grant date fair value of $162,834 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2018, a total of 788,127 warrants were issued with the August 2018 Equity Raise (See above). The warrants have a grant date fair value of $6,418,381 using a Black-Scholes option-pricing model and the above assumptions.

Note 10 – Commitments and Contingencies

Lease Agreements

On May 5, 2018, the Company signed a 5-year lease for approximately 2,300 square feet of office space at 2050 Center Avenue Suite 640, Fort Lee, New Jersey 07024. Commencement date of the lease is June 1, 2018. Total amount due under this lease is $411,150.

On April 1, 2019, the Company signed a 4-year lease for approximately 796 square feet of office space at 2050 Center Avenue Suite 660, Fort Lee, New Jersey 07024. Commencement date of the lease is April 1, 2019. Total amount due under this lease is $108,229

The components of lease expense were as follows:

Year Ended December 31, 2019
Operating lease cost	$101,341
Short term lease cost	(6,434)
Total net lease cost	$94,907

Supplemental cash flow and other information related to leases was as follows:

Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
ROU asset obtained in exchange for lease obligation	349,997
Operating lease payments	60,764

Weighted average remaining lease term (in years):	3.5

Weighted average discount rate:	13%

Total future minimum payments required under the lease as of December 31, 2019 are as follows:

Twelve Months Ending December 31,
2020	$104,922
2021	108,983
2022	114,627
2023	53,094
Total	$381,626

Rent expense for the years ended December 31, 2019 and 2018 was $198,473 and $179,186 respectively.

Note 11 – Income Taxes

Components of deferred tax assets are as follows:

	December 31, 2019	December 31, 2018
Net deferred tax assets – Non-current:
Depreciation	$(63,676)	$14,168
Amortization	7,437	-
Stock based compensation	659,384	533,187
Expected income tax benefit from NOL carry-forwards	5,229,445	3,413,650
Less valuation allowance	(5,832,590)	(3,961,005)
Deferred tax assets, net of valuation allowance	$-	$-

Income Tax Provision in the Consolidated Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018

Federal statutory income tax rate	21.0%	21.0%
State tax rate, net of federal benefit	6.5%	6.5%

Change in valuation allowance on net operating loss carry-forwards	(27.5)%	(27.5)%

Effective income tax rate	0.0%	0.0%

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets of the Company will not be fully realizable for the year ended December 31, 2019 and 2018. Accordingly, management had applied a full valuation allowance against net deferred tax assets as of December 31, 2019 and 2018.

As of December 31, 2019, the Company had approximately $21 million of federal net operating loss carryforwards available to reduce future taxable income which will begin to expire in 2033 for both federal and state purposes.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”). The Act reduces the federal corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017. ASC 470 requires the Company to remeasure the existing net deferred tax asset in the period of enactment. The Act also provides for immediate expensing of 100% or the costs of qualified property that is incurred and placed in service during the period from September 27, 2017 to December 31, 2022. Beginning January 1, 2023, the immediate expensing provision is phased down by 20% per year until it is completely phased out as of January 1, 2027. Additionally, effective January 1, 2018, the Act imposes possible limitations on the deductibility of interest expense. As a result of the provisions of the Act, the Company’s deduction for interest expense could be limited in future years. The effects of other provisions of the Act are not expected to have a material impact on the Company’s financial statements.

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to provide guidance on accounting for the tax effects of the Act. SAB 118 provides a measurement period that begins in the reporting period that includes the Act’s enactment date and ends when an entity has obtained, prepared and analyzed the information that was needed in order to complete the accounting requirements under ASC 720. However, in no circumstance should the measurement period extend beyond one year from the enactment date. In accordance with SAB 118, a company must reflect in its financial statements the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. SAB 118 provides that to the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete, but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements.

The Company does not reflect a deferred tax asset in its financial statements but includes that calculation and valuation in its footnotes. We are still analyzing the impact of certain provisions of the Act and refining our calculations. The Company will disclose any change in the estimates as it refines the accounting for the impact of the Act.

Federal and state tax laws impose limitations on the utilization of net operating losses and credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. Accordingly, the Company’s ability to utilize these carryforwards may be limited as a result of an ownership change which may have already happened or may happen in the future. Such an ownership change could result in a limitation in the use of the net operating losses in future years and possibly a reduction of the net operating losses available.

Note 12 – Subsequent Events

Subsequent to December 31, 2019 the company entered into seven promissory note agreements. The Company received proceeds of $584,900. As additional consideration for entering in the promissory note agreements, the investors were granted a total of 249 warrants to purchase the Company’s common stock.

Subsequent to December 31, 2019 the company entered into five convertible promissory note agreements. The Company received proceeds of $770,000. As additional consideration for entering in the convertible promissory note agreements, the investors were granted a total of 48,331 warrants to purchase the Company’s common stock.

On August 17, 2020, we filed a certificate of amendment to our Second Amended and Restated Articles of Incorporation (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-three (1:3) reverse stock split (the “August 2020 Reverse Stock Split”) of our common stock without any change to its par value. The Amendment became effective on upon such filing. No fractional shares were issued in connection with the August 2020 Reverse Stock Split as all fractional shares were rounded down to the next whole share.

Jerrick Media Holdings, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
	(Unaudited)

Assets

Current Assets
Cash	$44,628	$11,637
Prepaid expenses	-	4,127
Accounts receivable, net	76,462	50,849
Note receivable – related party	11,450	11,450
Marketable securities	176,325	-
Total Current Assets	308,865	78,063

Property and equipment, net	34,741	42,363

Intangible assets	1,024,299	1,087,278

Goodwill	1,035,795	1,035,795

Deposits and other assets	48,973	16,836

Operating lease right of use asset	276,742	311,711

Total Assets	$2,729,415	$2,572,046

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable and accrued liabilities	$2,851,017	$1,763,222
Demand loan	325,000	225,000
Convertible Notes - related party, net of debt discount	20,000	20,387
Convertible Notes, net of debt discount and issuance costs	5,151,540	2,896,425
Current portion of operating lease payable	76,833	105,763
Note payable - related party, net of debt discount	4,990,979	5,129,342
Note payable, net of debt discount and issuance costs	1,314,634	660,000
Unrecognized tax benefit	68,000	68,000
Deferred revenue	55,959	50,691
Warrant liability	-	10,000

Total Current Liabilities	14,853,962	10,928,830

Non-current Liabilities:
Note payable	401,764	-
Operating lease payable	197,810	201,944

Total Non-current Liabilities	599,574	201,944

Total Liabilities	15,453,536	11,130,774

Commitments and contingencies

Stockholders’ Deficit
Series A Preferred stock, $0.001 par value, 0 and 31,581 shares issued and outstanding, respectively	-	-
Series B Preferred stock, $0.001 par value, 0 and 8,063 shares issued and outstanding, respectively	-	-
Series D Preferred stock, $0.001 par value, 0 and 914 shares issued and outstanding, respectively	-	-
Common stock par value $0.001: 100,000,000 shares authorized; 3,327,398 issued and 3,319,937 outstanding as of June 30, 2020 and 3,059,645 issued and 3,006,362 outstanding as of December 31, 2019	3,327	3,059
Additional paid in capital	39,075,662	36,391,819
Accumulated deficit	(51,708,425)	(44,580,437)
Accumulated other comprehensive income (loss)	(34,525)	(5,995)
Less: Treasury stock, 7,461 and 53,283 shares, respectively	(60,162)	(367,174)
	(12,730,776)	(8,564,848)

Total Liabilities and Stockholders’ Deficit	$2,729,415	$2,572,046

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jerrick Media Holdings, Inc.

Condensed Consolidated Statements of Comprehensive Loss (Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net revenue	$322,540	$7,181	$615,682	$41,515

Gross margin	322,540	7,181	615,682	41,515

Operating expenses
Compensation	1,893,178	545,037	2,266,698	1,271,611
Consulting fees	902,099	191,254	1,552,106	397,631
Research and development	35,705	13,559	171,275	354,898
General and administrative	1,026,810	659,452	1,986,804	1,124,490

Total operating expenses	3,857,792	1,409,302	5,976,883	3,148,630

Loss from operations	(3,535,252)	(1,402,121)	(5,361,201)	(3,107,115)

Other income (expenses)
Other income	14,229	-	77,785	-
Interest expense	(491,206)	(110,032)	(866,736)	(164,601)
Accretion of debt discount and issuance cost	(140,274)	(69,626)	(327,221)	(116,990)
Settlement of vendor liabilities	-	-	(126,087)	-
Gain on marketable securities	10,042	-	10,042	-
Loss on extinguishment of debt	-	(3,635)	(535,040)	(81,149)
Gain on settlement of debt	470	-	470	-

Other expenses, net	(606,739)	(183,293)	(1,766,787)	(362,740)

Loss before income tax provision	(4,141,991)	(1,585,414)	(7,127,988)	(3,469,855)

Income tax provision	-	-	-	-

Net loss	$(4,141,991)	$(1,585,414)	$(7,127,988)	$(3,469,855)

Deemed dividend	-	-	-	-
Inducement expense	-	(7,628)	-	(7,628)

Net loss attributable to common shareholders	(4,141,991)	(1,577,786)	(7,127,988)	(3,462,227)

Other comprehensive income (loss)

Currency translation (loss)	(19,291)	-	(28,530)	-

Comprehensive loss	$(4,161,282)	$(1,577,786)	$(7,156,518)	$(3,462,227)

Per-share data
Basic and diluted loss per share	$(1.30)	$(0.59)	$(2.28)	$(1.41)

Weighted average number of common shares outstanding	3,194,321	2,690,752	3,122,926	2,463,188

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jerrick Media Holdings, Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

For the Three Months Ended June 30, 2020 (Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Accumulated	Other Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity

Balance, March 31, 2020	-	$-	-	$-	-	$-	3,140,894	$3,141	(53,283)	$(367,174)	$37,754,638	$(47,566,434)	$(15,234)	$(10,191,063)

Shares issued with note payable	-	-	-	-	-	-	5,424	5	-	-	27,292	-	-	27,297

Conversion of warrants to stock	-	-	-	-	-	-	2,239	7	-	-	(10,007)	-	-	(10,000)

Conversion of options to stock	-	-	-	-	-	-	229,491	2	-	-	1,405,434	-	-	1,405,664

Stock warrants issued with note payable	-	-	-	-	-	-	-	-	-	-	247,281	-	-	247,281

Cancellation of Treasury stock	-	-	-	-	-	-	(50,650)	(51)	50,650	349,030	(348,979)	-	-	-

Purchase of treasury stock	-	-	-	-	-	-	-	-	(4,828)	(42,018)	-	-	-	(42,018)

Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	-	-	-	(19,291)	(19,291)

Net loss for the three months ended June 30, 2020	-	-	-	-	-	-	-	-	-	-	-	(4,141,991)	-	(4,141,991)

Balance, June 30, 2020	-	$-	-	$-	-	$-	3,327,398	$3,327	(7,461)	$(60,162)	$39,075,664	$(51,708,425)	$(34,525)	$(12,724,121)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jerrick Media Holdings, Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

For the Six Months Ended June 30, 2020 (Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Accumulated	Other Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity

Balance, December 31, 2019	-	$-	-	$-	-	$-	3,059,646	$3,060	(53,283)	$(367,174)	$36,391,818	$(44,580,437)	$(5,995)	$(8,558,728)

Shares issued with notes payable	-	-	-	-	-	-	8,107	8	-	-	58,928	-	-	58,936

Shares issued for services	-	-	-	-	-	-	50,000	50	-	-	584,948	-	-	584,998

Shares issued to settle vendor liabilities	-	-	-	-	-	-	23,565	24	-	-	235,611	-	-	235,635

Conversion of warrants to stock	-	-	-	-	-	-	7,239	7	-	-	(4,235)	-	-	(4,228)

Conversion of options to stock	-	-	-	-	-	-	229,491	229	-	-	1,405,435	-	-	1,405,664

Stock warrants issued with note payable	-	-	-	-	-	-	-	-	-	-	752,138	-	-	752,138

Cancellation of Treasury stock	-	-	-	-	-	-	(50,650)	(51)	50,650	349,030	(348,979)	-	-	-

Purchase of treasury stock	-	-	-	-	-	-	-	-	(4,828)	(42,018)	-	-	-	(42,018)

Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	-	-	-	(28,530)	(28,530)

Net loss for the six months ended June 30, 2020	-	-	-	-	-	-	-	-	-	-	-	(7,127,988)	-	(7,127,988)

Balance, June 30, 2020	-	$-	-	$-	-	$-	3,378,698	$3,327	(7,461)	$(60,162)	$39,075,664	$(51,708,425)	$(34,525)	$(12,724,121)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jerrick Media Holdings, Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

For the Three Months Ended June 30, 2019 (Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, March 31, 2019	-	$-	-	$-	-	$-	2,243,435	$2,243	(37,222)	$(220,781)	$34,096,415	$(38,429,506)	$(3,551,629)

Stock based compensation	-	-	-	-	-	-	-	-	-	-	122,776	-	122,776

Cash received for common stock and warrants	-	-	-	-	-	-	-	-	-	-	-	-	-

Tender offering	-	-	-	-	-	-	700,058	700	-	-	(700)	-	-

Stock issuance cost	-	-	-	-	-	-	-	-	-	-	(35,000)	-	(35,000)

Stock warrants issued with note payable			-	-	-	-	-	-	-	-	1,153,353	-	1,153,353

Purchase of treasury stock and warrants	-	-	-	-	-	-	-	-	(12,728)	(141,393)	(89,034)	-	(230,427)

Inducement expense	-	-	-	-	-	-	-	-	-	-	-	7,626	7,626

Net loss for the three months ended June 30, 2019	-	-	-	-	-	-	-	-	-	-	-	(1,585,414)	(1,585,414)

Balance, June 30, 2019	-	$-	-	$-	-	$-	2,943,492	$2,943	(49,950)	$(362,174)	$35,247,810	$(40,007,294)	$(5,118,715)

See accompanying notes to the consolidated financial statements

Jerrick Media Holdings, Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

For the Six Months Ended June 30, 2019 (Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2018	-	$-	-	$-	-	$-	2,158,447	$2,158	(9,222)	$(52,341)	$34,104,644	$(36,545,065)	$(2,490,604)

Stock based compensation	-	-	-	-	-	-	41,667	42	-	-	434,043	-	434,085

Cash received for common stock and warrants	-	-	-	-	-	-	43,322	43	-	-	649,786	-	649,829

Tender offering	-	-	-	-	-	-	700,057	700			(700)	-	-

Stock issuance cost	-	-	-	-	-	-	-	-	-	-	(178,146)	-	(178,146)

Stock warrants issued with note payable	-	-	-	-	-	-	-	-	-	-	328,777	-	328,777

Purchase of treasury stock and warrants	-	-	-	-	-	-	-	-	(40,728)	(309,833)	(90,594)	-	(400,427)

Inducement expense	-	-	-	-	-	-	-	-	-	-	-	7,626	7,626

Net loss for the six months ended June 30, 2019	-	-	-	-	-	-	-	-	-	-	-	(3,469,855)	(3,469,855)

Balance, June 30, 2019	-	$-	-	$-	-	$-	2,943,493	$2,943	(49,950)	$(362,174)	$35,247,810	$(40,007,294)	$(5,118,715)

See accompanying notes to the consolidated financial statements

Jerrick Media Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended	For the Six Months Ended
	June 30, 2020	June 30, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,127,988)	$(3,469,855)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	76,939	5,660
Accretion of debt discount and issuance cost	327,221	116,991
Inducement expense	-	7,626
Share-based compensation	1,994,792	448,291
Bad debt expense	34,737	-
Gain on settlement of debt	(470)	-
Loss on settlement of vendor liabilities	126,087	-
Gain on marketable securities	(10,042)	-
Loss on extinguishment of debt	535,040	81,149
Non-cash lease expense	34,969	(47,643)
Changes in operating assets and liabilities:
Accounts receivable	(60,350)	4,000
Deposits and other assets	(2,137)	-
Deferred revenue	5,268	8,828
Accounts payable and accrued expenses	1,213,615	(251,299)
Operating lease liability	(33,064)	-
Net Cash Used In Operating Activities	(2,885,383)	(3,096,252)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(6,339)	(26,851)
Purchase of marketable securities	(166,283)	-
Deposits	(30,000)	-
Net Cash Used In Investing Activities	(202,622)	(26,851)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash overdraft	-	(33,573)
Net proceeds from issuance of notes	1,349,094	-
Repayment of notes	(58,226)	(50,000)
Proceeds from issuance of demand loan	250,000	100,000
Proceeds from issuance of convertible note	1,920,460	1,993,025
Repayment of convertible notes	(75,000)	(12,508)
Proceeds from issuance of note payable - related party	152,989	1,590,000
Repayment of note payable - related party	(327,773)	(275,000)
Proceeds from issuance of common stock and warrants	-	649,829
Cash paid for stock issuance costs	-	(35,000)
Purchase of treasury stock and warrants	(62,018)	(407,307)
Net Cash Provided By Financing Activities	3,149,526	3,519,466

Effect of exchange rate changes on cash	(28,530)	-

Net Change in Cash	32,991	396,363

Cash - Beginning of Year	11,637	-

Cash - End of period	$44,628	$396,363

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Year for:
Income taxes	$-	$-
Interest	$55,859	$18,273

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Settlement of vendor liabilities	$109,548	$-
Deferred offering costs	$-	$143,146
Warrants issued with debt	$752,136	$247,628
Shares issued with debt	$58,935	$-
Issuance of common stock for prepaid services	$585,000	$-
Cancellation of Treasury stock	$349,030	$-
Operating Lease liability	$-	$288,790
Option liability	$-	$7,328
Conversion of note payable and interest into convertible notes	$385,000	$-
Conversion of Demand loan into notes payable	$150,000	$-
Conversion of note payable and interest into convertible notes	$385,000	$-
Conversion of note payable- related party and interest into convertible notes- related party	$-	$20,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jerrick Media Holdings, Inc.

June 30, 2020

Notes to the Condensed Consolidated Financial Statements

Note 1 – Organization and Operations

Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Jerrick Media” or “Jerrick”) is a technology company focused on the development of digital communities, marketing branded digital content, and e-commerce opportunities. Jerrick’s content distribution platform, Vocal, delivers a robust long-form, digital publishing platform organized into highly engaged niche-communities capable of hosting all forms of rich media content. Through Jerrick’s proprietary algorithm dynamics, Vocal enhances the visibility of content and maximizes viewership, providing advertisers access to target markets that most closely match their interests.

The Company was originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. as part of its plan to diversify its business.

On February 5, 2016 (the “Closing Date”), GTPH, GPH Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of GTPH (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), entered into an Agreement and Plan of Merger (the “Merger”) pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as a wholly-owned subsidiary of GTPH (the “Merger”). GTPH acquired, pursuant to the Merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 475,000 shares of GTPH’s common stock. In connection therewith, GTPH acquired 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

In connection with the Merger, on the Closing Date, GTPH and Kent Campbell entered into a Spin-Off Agreement (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased from GTPH (i) all of GTPH’s interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of GTPH’s interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 39,091 shares of GTPH’s Common Stock held by Mr. Campbell. In addition, Mr. Campbell assumed all debts, obligations and liabilities of GTPH, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick Media.

Effective February 28, 2016, GTPH entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which GTPH became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”) and GTPH changed its name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

On September 11, 2019, the Company acquired 100% of the membership interests of Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”). Seller’s Choice is digital e-commerce agency based in New Jersey (see Note 4).

Note 2 – Significant and Critical Accounting Policies and Practices

Management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company’s significant and critical accounting policies and practices are disclosed below as required by the accounting principles generally accepted in the United States of America.

Basis of Presentation

The Company’s condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and following the requirements of the Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These interim financial statements have been prepared on the same basis as the Company’s annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or any other interim period or for any other future year. These unaudited condensed financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2019, included in the Company’s 2019 Annual Report on Form 10-K filed with the SEC. The balance sheet as of December 31, 2019 has been derived from audited financial statements at that date but does not include all of the information required by U.S. GAAP for complete financial statements.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)	Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

(ii)	Fair value of long-lived assets: Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

(iii)	Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred recurring losses and (b) general economic conditions.

(iv)	Estimates and assumptions used in valuation of equity instruments: Management estimates expected term of share options and similar instruments, expected volatility of the Company’s common shares and the method used to estimate it, expected annual rate of quarterly dividends, and risk-free rate(s) to value share options and similar instruments.

(v)	Operating lease estimates and assumptions: These assets and liabilities are recognized based on the present value of future payments over the lease term at the commencement date. We estimate the incremental borrowing rate for each lease based on an evaluation of our credit ratings and the prevailing market rates for collateralized debt in a similar economic environment with similar payment terms and maturity dates commensurate with the terms of the lease.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Principles of consolidation

The Company consolidates all majority-owned subsidiaries, if any, in which the parent’s power to control exists.

As of June 30, 2020, the Company’s consolidated subsidiaries and/or entities are as follows:

Name of combined affiliate	State or other jurisdiction of incorporation or organization	Company Ownership Interest

Jerrick Ventures LLC	Delaware	100%
Abacus Tech Pty Ltd	Australia	100%
Seller’s Choice, LLC	New Jersey	100%
Jerrick Global, LLC	Delaware	100%
Jerrick Investment Advisors LLC	Delaware	100%
Jerrick Partners LLC	Delaware	100%
Maven Tech LLC	Delaware	100%
OG Collection LLC	Delaware	100%
VMENA LLC	Delaware	100%
Vocal For Brands, LLC	Delaware	100%
Vocal Ventures LLC	Delaware	100%
What to Buy, LLC	Delaware	100%

All inter-company balances and transactions have been eliminated.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets or liabilities are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, notes payable, convertible debt, accounts payable and accrued liabilities approximate their fair value because of the short maturity of those instruments. Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

The assets or liabilities’ fair value measurement within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. The following table provides a summary of the relevant assets and liabilities that are measured at fair value on a recurring basis:

Fair Value Measurements as of

June 30, 2020

		Quoted Prices	Quoted Prices
		in Active	for Similar
		Markets for	Assets or
		Identical	Liabilities in	Significant
		Assets or	Active	Unobservable
		Liabilities	Markets	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Marketable securities - debt securities	$150,000	$-	$-	$150,000
Marketable securities - equity securities	26,325	26,325	-	-
Total assets	$176,325	$26,325	$-	$150,000

The Company valued the initial value of debt securities, which are investments in convertible notes receivable, by assessing the separate values of the debt and equity components for similar instruments convertible into private company equity (Level 3). The investment was initially measured at cost, which was determined to approximate fair value due to the lack of marketability of the conversion shares underlying these convertible instruments and the expected recoverability of the note principal. The key assumption affecting the level 3 fair values would be collectability of the notes. The Company monitors for impairment indicators at each balance sheet date.

 Marketable debt securities as of June 30, 2020 are as follows:

	Fair Value Hierarchy	Cost	Unrealized Gains (Loss)	Fair Value
Marketable securities - debt securities	3	$150,000	$-	$150,000

The change in net unrealized holding gain (loss) on debt securities available for sale that has been included in Accumulated Other Comprehensive Income as a separate component of Stockholder’s Equity for the six months ended June 30, 2020 and 2019 was $0 and $0, respectively.

Our marketable equity securities are publicly traded stocks measured at fair value using quoted prices for identical assets in active markets and classified as Level 1 within the fair value hierarchy. Marketable equity securities as of June 30, 2020 are as follows:

	Fair Value Hierarchy	Cost	Realized Gains (Loss)	Fair Value
Marketable securities - equity securities	1	$16,283	$10,042	$26,325

The change in net realized and unrealized appreciation on equity trading securities that has been included in other expenses for the six months ended June 30, 2020 and 2019 was $10,042 and $0, respectively.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Estimated Useful Life (Years)

Computer equipment and software	3
Furniture and fixtures	5

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

Long-lived Assets Including Goodwill and Other Acquired Intangibles Assets

We evaluate the recoverability of property and equipment and acquired finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate from the use and eventual disposition. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. We have not recorded any significant impairment charges during the six months ended June 30, 2020.

We review goodwill for impairment at least annually or more frequently if events or changes in circumstances would more likely than not reduce the fair value of our single reporting unit below its carrying value. As of June 30, 2020, no impairment of goodwill has been identified.

Acquired finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. We routinely review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we change the estimated useful life assumption for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life.

Investments

The Company accounts for its investments in debt securities, in accordance with sub-topic 320-10 of the FASB Accounting Standards Codification (“Sub-topic 320-10”).

Pursuant to Paragraph 320-10-35-1, investments in debt securities that are classified as available for sale shall be measured subsequently at fair value in the consolidated balance sheets at each balance sheet date. Unrealized holding gains and losses for available-for-sale securities (including those classified as current assets) shall be excluded from earnings and reported in other comprehensive income until realized except an available-for-sale security that is designated as being hedged in a fair value hedge, from which all or a portion of the unrealized holding gain and loss of shall be recognized in earnings during the period of the hedge, pursuant to paragraphs 815-25-35-1 through 815-25-35-4.

The Company follows Paragraphs 326-30-35-1 through 326-30-35-4 to assess whether an investment is impaired in each reporting period. An investment in debt security is impaired if the fair value of the investment is less than its amortized cost. Impairment indicators include, but are not limited to the following: a. asset quality, or business prospects of the investee; b. a significant adverse change in the regulatory, economic, or technological environment of the investee; c. a significant adverse change in the general market condition of either the geographic area or the industry in which the investee operates. If the fair value of an investment is less than its amortized cost at the balance sheet date of the reporting period for which impairment is assessed, the impairment is either temporary or other than temporary.

The following table sets forth a summary of the changes in marketable securities that are measured at fair value on a recurring basis:

	For the three months ended June 30, 2020	For the six months ended June 30, 2020
	Total	Total
January 1, 2020	$-	$-
Purchase of marketable securities	166,283	166,283
Gain on trading securities	10,042	10,042
June 30, 2020	$176,325	$176,325

We invest in debt and equity securities. Our investments in debt securities are subject to interest rate risk. To minimize the exposure due to an adverse shift in interest rates, we invest in securities with maturities of two years or less and maintain a weighted average maturity of one year or less. As of June 30, 2020, all of our investments had maturities between one and two years.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s condensed consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Foreign Currency

Foreign currency denominated assets and liabilities are translated into U.S. dollars using the exchange rates in effect at our Consolidated Balance Sheet dates. Results of operations and cash flows are translated using the average exchange rates throughout the periods. The effect of exchange rate fluctuations on the translation of assets and liabilities is included as a component of shareholders’ equity in accumulated other comprehensive income. Gains and losses from foreign currency transactions, which are included in SG&A, have not been significant in any period presented.

Revenue Recognition

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, we satisfy a performance obligation.

Revenue disaggregated by revenue source for the six months ended June 30, 2020 and 2019 consists of the following:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Branded content	$68,728	$2,350	$124,728	$22,421
Managed Services	190,106	-	382,357	-
Creator Subscriptions	54,972	-	90,934	-
Affiliate sales	8,195	2,539	16,344	5,661
Other revenue	539	2,292	1,319	13,433
	$322,540	$7,181	$615,682	$41,515

Branded Content

Branded content represents the revenue recognized from the Company’s obligation to create and publish branded articles for clients on the Vocal platform and promote said stories, tracking engagement for the client. The performance obligation is satisfied when the Company successfully publishes the articles on its platform and meets any required promotional milestones as per the contract. The revenue is recognized over time as the services are performed.

Below are the significant components of a typical agreement pertaining to branded content revenue:

●	The Company collects fixed fees ranging from $5,000 to $45,000

●	The articles are created and published within three months of the signed agreement, or as previously negotiated with the client

●	The articles are promoted per the contract and engagement reports are provided to the client

●	The client pays 50% at signing and 50% upon completion

●	Most contracts include provisions for clients to acquire content rights at the end of the campaign for a flat fee

Affiliate Sales

Affiliate sales represents the commission the Company receives when a purchase is made through affiliate links placed within content hosted on the Vocal platform. Affiliate revenue is earned on a “click through” basis, upon referring visitors, via said links, to an affiliate’s site and having them complete a specific outcome, most commonly a product purchase. The Company uses multiple affiliate platforms, such as Skimlinks, Amazon, and Tune, to form and maintain thousands of vendor relationships. Each vendor establishes their own commission percentage, which typically range from 2-20%. The revenue is recognized upon receipt as reliable estimates could not be made.

Subscription

Vocal+ is a premium subscription offering for Vocal creators.  In addition to joining for free, Vocal creators now have the option to sign up for a Vocal+ membership for either $9.99 monthly or $99 annually. Vocal+ subscribers receive access to value-added features such as increased rate of CPM cost per mille (thousand) (“CPM”) monetization, a decreased minimum withdrawal threshold, a discount on platform processing fees, member badges for their profiles, access to exclusive Vocal+ Challenges, and early access to new Vocal features. Subscription revenues stem from both monthly and annual subscriptions, the latter of which is amortized over a twelve-month period. Any customer payments received are recognized over the subscription period, with any payments received in advance being deferred until they are earned.

Managed Services

The Company provides Studio/Agency Service offerings to business-to-business (B2B) and business-to-consumer (B2C) product and service brands which encompasses a full range of digital marketing and e-commerce solutions. The Company’s services include the setup and ongoing management of clients’ websites, Amazon and Shopify storefronts and listings, social media pages, search engine marketing, and other various tools and sales channels utilized by e-commerce sellers for sales and growth optimization. Contracts are broken into three categories Partners, Monthly Services, and Projects. Contract amounts for Partner and Monthly Services clients range from approximately $500-$7,500 per month while Project amounts vary depending on the scope of work. Partner and Monthly clients are billed monthly for the work completed within that month. Partner Clients may or may not have an additional billing component referred to as Sales Performance Fee, which is a fee based upon a previously agreed upon percentage point of the client’s total sales for the month. Some Partners may also have projects within their contracts that get billed and recognized as agreed upon project milestones are achieved.

Deferred Revenue

Deferred revenue consists of billings and payments from clients in advance of revenue recognition. As of June 30, 2020 and December 31, 2019, the Company had deferred revenue of $55,959 and $50,691, respectively.

Accounts Receivable and Allowances

Accounts receivable are recorded and carried when the Company has performed the work in accordance with managed services, project, partner, consulting and branded content agreements. For example, we bill a managed service client monthly when we have updated their Amazon store, modified SEO or completed the other services listed in the agreement. For projects and branded content, we will bill the client and record the receivable once milestones are reached that are set in the agreement. We make estimates for the allowance for doubtful accounts and allowance for unbilled receivables based upon our assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of our customers, current economic conditions, and other factors that may affect our ability to collect from customers. During the six months ended June 30, 2020 the Company recorded $34,737 as a reserve for doubtful accounts. As of June 30, 2020 and December 31, 2019 the Company has an allowance for doubtful accounts of $68,240 and $33,503 respectively.

Stock-Based Compensation

The Company recognizes compensation expense for all equity–based payments granted in accordance with ASC 718 “Compensation – Stock Compensation”. Under fair value recognition provisions, the Company recognizes equity–based compensation net of an estimated forfeiture rate and recognizes compensation cost only for those shares expected to vest over the requisite service period of the award.

Restricted stock awards are granted at the discretion of the Company. These awards are restricted as to the transfer of ownership and generally vest over the requisite service periods, typically over a five-year period (vesting on a straight–line basis). The fair value of a stock award is equal to the fair market value of a share of Company stock on the grant date.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model. The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and the expected forfeiture rate. Expected volatility is benchmarked against similar companies in a similar industry over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best estimate.

Determining the appropriate fair value model and calculating the fair value of equity–based payment awards requires the input of the subjective assumptions described above. The assumptions used in calculating the fair value of equity–based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, our equity–based compensation could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the equity–based compensation could be significantly different from what the Company has recorded in the current period.

Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for the six months ended June 30, 2020 and 2019 presented in these condensed consolidated financial statements, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

The Company had the following common stock equivalents at June 30, 2020 and 2019:

	June 30,
	2020	2019
Options	150,841	294,166
Warrants	312,080	237,712
Convertible notes - related party	1,858	1,726
Convertible notes	520,712	183,974
Totals	985,491	717,580

Reclassifications

Certain prior year amounts in the condensed consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current year presentation. The company reclassified $105,763 from current portion of operating lease right of use asset to operating lease right of use asset within the December 31, 2019 Balance Sheet. These reclassifications did not affect the prior period total assets, total liabilities, stockholders’ deficit, net loss or net cash used in operating activities.

Recently Adopted Accounting Guidance

The Company invests in equity and debt securities. The Company’s investments in debt securities are classified at the date of purchase as available-for-sale securities. Debt securities are reported at fair value with unrealized gains and losses, net of the related tax effect, reflected as an accumulated other comprehensive income component of stockholder’s equity until such gains or losses are realized. In accordance with ASU 2016-01, Equity securities are now reported at fair value with unrealized gains and losses, net of the related tax effect, reflected as a gain or loss on the statement of operations.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The adoption of ASU 2016-16 did not have a material impact on its condensed consolidated financial statements.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates the requirement to calculate the implied fair value of goodwill (i.e., Step 2 of the current goodwill impairment test) to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (i.e., measure the charge based on the current Step 1). The updated guidance, which became effective for fiscal years beginning after December 15, 2019, did not have a material impact on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement - Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements for fair value measurements. The adoption of ASU 2018-13 did not have a material impact on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other - Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. This guidance requires companies to apply the internal-use software guidance in Accounting Standards Codification (“ASC”) 350-40 to implementation costs incurred in a hosting arrangement that is a service contract to determine whether to capitalize certain implementation costs or expense them as incurred. The adoption of ASU 2018-15 did not have a material impact on its condensed consolidated financial statements.

Recent Accounting Guidance Not Yet Adopted

In December 2019, the FASB issued authoritative guidance intended to simplify the accounting for income taxes (ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”). This guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. This guidance is effective for annual periods after December 15, 2020, including interim periods within those annual periods. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity, and also improves and amends the related EPS guidance for both Subtopics. The ASU will be effective for annual reporting periods after December 15, 2021 and interim periods within those annual periods and early adoption is permitted. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying condensed consolidated financial statements.

Note 3 – Going Concern

The Company’s condensed consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the condensed consolidated financial statements, the Company had an accumulated deficit at June 30, 2020, a net loss of $7.1 million and net cash used in operating activities of $2.9 million for the reporting period then ended. The Company is in default on debentures as of the date of this filing. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.

On January 30, 2020 the World Health Organization declared the COVID-19 novel coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial impact will be to the Company, capital raising efforts and our operations may be negatively affected.

The Company is attempting to further implement its business plan and generate sufficient revenues; however, its cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to further implement its business plan and generate sufficient revenues and in its ability to raise additional funds by way of a public or private offering of its debt or equity securities, there can be no assurance that it will be able to do so on reasonable terms, or at all. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenues and its ability to raise additional funds by way of a public or private offering.

The condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Acquisition of Seller’s Choice

On September 11, 2019, the Company entered into a Membership Interest Purchase Agreement (the “Seller’s Choice Purchase Agreement”) by and between the Company and Home Revolution, LLC, a Delaware limited liability company (the “Seller”). Pursuant to the Seller’s Choice Purchase Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Seller’s Choice Purchase Agreement (the “Seller’s Choice Closing”), the Company acquired 100% of the membership interests of Seller’s Choice. As a result of the transactions contemplated by the Seller’s Choice Purchase Agreement, Seller’s Choice became a wholly owned subsidiary of the Company (collectively, the “Seller’s Choice Acquisition”).

At the Seller’s Choice Closing, the aggregate consideration (the “Consideration”) paid to the Seller was as follows: (i) $340,000, in cash; (ii) 111,111 shares of the Company’s common stock; and (iii) a secured promissory note in the principal amount of $660,000 (the “Seller’s Choice Note”). In connection with the Seller’s Choice Note, the Company, Seller, and Seller’s Choice entered into a Security Agreement whereby the Seller’s Choice Note is secured by the assets of Seller’s Choice.

Following the closing of the transaction, Seller’s Choice’s financial statements as of the Closing were consolidated with the Condensed consolidated financial statements of the Company. These amounts are provisional and may be adjusted during the measurement period.

Following the closing of the merger transaction the Company’s investment in Seller’s Choice consisted of the following:

	Shares	Amount
Consideration paid:
Cash paid		$340,000
Common stock issued at closing (1)	111,111	$1,166,669
Note payable		660,000
Total consideration paid		$2,166,669

Total consideration		$2,166,669

(1)	The common stock issued at the closing of the Seller’s Choice Acquisition had a closing price of $10.50 per share on the date of the transaction.

The following presents the unaudited pro-forma combined results of operations of the Company with Seller’s Choice as if the entities were combined on January 1, 2019.

Six Months Ended
June 30, 2019
Revenues, net	$708,205
Net loss attributable to common shareholders	$(3,619,885)
Net loss per share	$(1.40)
Weighted average number of shares outstanding	2,574,299

The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisition been completed as of January 1, 2019 or to project potential operating results as of any future date or for any future periods.

The Company consolidated Seller’s Choice as of the closing date of the Seller’s Choice Acquisition, and the results of operations of the Company since that date include that of Seller’s Choice.

Note 5 – Notes Payable

Notes payable as of June 30, 2020 and December 31, 2019 is as follows:

	Outstanding Principal as of
	June 30, 2020	December 31, 2019		Interest Rate	Maturity Date
Seller’s Choice Note	660,000		660,000	9.5%	September 2020
The First January 2020 Loan Agreement	-		-	6%	January 2020
The Second January 2020 Loan Agreement	-		-	5%	January 2020
The Third January 2020 Loan Agreement	-		-	10%	January 2020
The Fourth January 2020 Loan Agreement	-		-	7%	February 2020
The February 2020 Loan agreement	-		-	5%	March 2020
The First March 2020 Loan Agreement	3,300		-	25%	September 2020
The Second March 2020 Loan Agreement	6,474		-	19%	September 2021
The April 2020 PPP Loan Agreement	412,500		-	1%	April 2022
The May 2020 PPP Loan Agreement	282,432		-	1%	May 2022
The June 2020 Loan Agreement	351,692		-	15%	July 2020
	1,716,398		660,000
Less: Debt Discount	-		-
Less: Debt Issuance Costs	-		-
	1,716,398		660,000
Less: Current Debt	(1,314,634)
Total Long-Term Debt	$401,764	$

Seller’s Choice Note

On September 11, 2019, the Company entered into Seller’s Choice Purchase Agreement with Home Revolution LLC, (see Note 4). As a part of the consideration provided pursuant to the Seller’s Choice Acquisition, the Company issued the Seller’s Choice Note to the Seller in the principal amount of $660,000. The Seller’s Choice Note bears interest at a rate of 9.5% per annum, and is payable on March 11, 2020 (the “Seller’s Choice Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts become due. Upon maturity the Company utilized an automatic extension up to 6 months. This resulted in a 5% increase in the interest rate every month the Seller’s Choice Note is outstanding.

During the six months ended June 30, 2020 the Company accrued interest of $41,300 and paid $21,400 of interest.

The First January 2020 Loan Agreement

On January 3, 2020, the Company entered into a loan agreement (the “First January 2020 Loan Agreement”) with an individual (the “First January 2020 Lender”) whereby the First January 2020 Lender issued the Company a promissory note of $250,000 (the “First January 2020 Note”). Pursuant to the First January 2020 Loan Agreement, the First January 2020 Note has an effective interest rate of 6%. As additional consideration for entering in the First January 2020 Loan Agreement, the Company issued the First January 2020 Lender was issued 1,333 shares of the Company’s common stock. The maturity date of the First January 2020 Note was January 15, 2020 (the “First January 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First January 2020 Note were due.

During the six months ended June 30, 2020 the Company converted $250,000 in principal to the Third February 2020 convertible Note.

The Second January 2020 Loan Agreement

On January 14, 2020, the Company entered into a loan agreement (the “Second January 2020 Loan Agreement”) with an individual (the “Second January 2020 Lender”) whereby the Second January 2020 Lender issued the Company a promissory note of $10,000 (the “Second January 2020 Note”). Pursuant to the Second January 2020 Loan Agreement, the Second January 2020 Note has an effective interest rate of 5%. The maturity date of the Second January 2020 Note was January 24, 2020 (the “Second January 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Second January 2020 Note were due. As additional consideration for entering in the Second January Loan Agreement, the Company issued a five-year warrant to purchase 50 shares of the Company’s common stock at a purchase price of $18.00 per share. The Company recorded a $580 debt discount relating to 50 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the six months ended June 30, 2020 the Company repaid $10,000 in principal and $500 in interest.

The Third January 2020 Loan Agreement

On January 22, 2020, the Company entered into a loan agreement (the “Third January 2020 Loan Agreement”) with an individual (the “Third January 2020 Lender”) whereby the Third January 2020 Lender issued the Company a promissory note of $15,000 (the “Third January 2020 Note”). Pursuant to the Third January 2020 Loan Agreement, the Third January 2020 Note has an effective interest rate of 10%. The maturity date of the Third January 2020 Note was January 29, 2020 (the “Third January 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Third January 2020 Note were due. As additional consideration for entering in the Third January Loan Agreement, the Company issued a five-year warrant to purchase 75 shares of the Company’s common stock at a purchase price of $18.00 per share. The Company recorded a $892 debt discount relating to 75 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the six months ended June 30, 2020 the Company repaid $15,000 in principal and $1,500 in interest.

The Fourth January 2020 Loan Agreement

On January 23, 2020, the Company entered into a loan agreement (the “Fourth January 2020 Loan Agreement”) with an individual (the “Fourth January 2020 Lender”) whereby the Fourth January 2020 Lender issued the Company a promissory note of $135,000 (the “Fourth January 2020 Note”). Pursuant to the Fourth January 2020 Loan Agreement, the Fourth January 2020 Note has an effective interest rate of 7%. As additional consideration for entering in the First January 2020 Loan Agreement, the Company issued the First January 2020 Lender was issued 750 shares of the Company’s common stock. The maturity date of the Fourth January 2020 Note was February 23, 2020 (the “Fourth January 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Fourth January 2020 Note were due.

During the six months ended June 30, 2020 the Company converted $135,000 in principal to the Second February 2020 convertible Note.

The February 2020 Loan Agreement

On February 25, 2020, the Company entered into a loan agreement (the “February 2020 Loan Agreement”) with an individual (the “February 2020 Lender”) whereby the February 2020 Lender issued the Company a promissory note of $15,000 (the “February 2020 Note”). Pursuant to the February 2020 Loan Agreement, the February 2020 Note has an effective interest rate of 5%. The maturity date of the February 2020 Note was March 3, 2020 (the “February 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the February 2020 Note were due. As additional consideration for entering in the February 2020 Loan Agreement, the Company issued a five-year warrant to purchase 75 shares of the Company’s common stock at a purchase price of $18.00 per share. The Company recorded a $801 debt discount relating to 75 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the six months ended June 30, 2020 the Company repaid $15,000 in principal and $750 in interest.

The First March 2020 Loan Agreement

On March 23, 2020, the Company entered into a loan agreement (the “First March 2020 Loan Agreement”) with an individual (the “First March 2020 Lender”) whereby the First March 2020 Lender issued the Company a promissory note of $11,000 (the “First March 2020 Note”). Pursuant to the First March 2020 Loan Agreement, the First March 2020 Note has an effective interest rate of 25%. The maturity date of the First March 2020 Note is September 23, 2020 (the “First March 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First March 2020 Note are due.

During the six months ended June 30, 2020 the Company accrued interest of $2,695.

During the six months ended June 30, 2020 the Company repaid $7,700 in principal.

The Second March 2020 Loan Agreement

On March 26, 2020, the Company entered into a loan agreement (the “Second March 2020 Loan Agreement”) with an individual (the “Second March 2020 Lender”) whereby the Second March 2020 Lender issued the Company a promissory note of $17,000 (the “Second March 2020 Note”). Pursuant to the Second March 2020 Loan Agreement, the Second March 2020 Note has an effective interest rate of 19%. The maturity date of the Second March 2020 Note is September 17, 2020 (the “Second March 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Second March 2020 Note are due.

During the six months ended June 30, 2020 the Company accrued interest of $1,734.

During the six months ended June 30, 2020 the Company repaid $10,526 in principal.

The April 2020 PPP Loan Agreement

On April 30, 2020, Jerrick Ventures, LLC (“Jerrick Ventures”), the Company’s wholly-owned subsidiary, was granted a loan from PNC Bank, N.A. with a principal amount of $282,432, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020. The Loan, which was in the form of a Note dated April 30, 2020 matures on April 30, 2022 and bears interest at a fixed rate of 1.00% per annum, payable monthly commencing on October 30, 2020. The Note may be prepaid by Jerrick Ventures at any time prior to maturity without payment of any premium. Funds from the Loan may only be used to retain workers and maintain payroll or make mortgage payments, lease payments and utility payments.

During the six months ended June 30, 2020 the Company accrued interest of $644.

The Company is in the process of returning the funds received from this loan.

The May 2020 PPP Loan Agreement

On May 4, 2020, the Company was granted a loan from a banking institution with a principal amount of $412,500, pursuant to the Paycheck Protection Program (the “PPP”). The Loan, which was in the form of a Note dated May 4, 2020 matures on May 4, 2022 and bears interest at a fixed rate of 1.00% per annum, payable monthly commencing on November 4, 2020. The Note may be prepaid by Jerrick Ventures at any time prior to maturity without payment of any premium. Funds from the Loan may only be used to retain workers and maintain payroll or make mortgage payments, lease payments and utility payments. Jerrick Ventures intends to use the entire Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act.

During the six months ended June 30, 2020 the Company accrued interest of $472.

The June 2020 Loan Agreement

On June 30, 2020, the Company entered into a loan agreement (the “June 2020 Loan Agreement”) with banking institution (the “June 2020 Lender”) whereby the June 2020 Lender issued the Company a promissory note of A$510,649 Australian dollar (“AUD”) or $351,692 United States Dollar (the “June 2020 Note”). Pursuant to the June 2020 Loan Agreement, the June 2020 Note has an effective interest rate of 15%. The maturity date of the June 2020 Note is July 31, 2020 (the “June 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the June 2020 Note are due in AUD currency. This loan is secured by the Australian research & development credit.

During the six months ended June 30, 2020 the Company accrued interest of $3,902.

Note 6 – Convertible Note Payable

Convertible notes payable as of June 30, 2020 and December 31, 2019 is as follows:

	Outstanding Principal as of						Warrants granted
	June 30, 2020	December 31, 2019	Interest Rate	Conversion Price		Maturity Date	Quantity	Exercise Price
The February 2018 Convertible Note Offering	-	75,000	15%	12.00	(*)	January – February 2020	84,639	12.00
The March 2018 Convertible Note Offering	75,000	75,000	14%	12.00	(*)	March – April 2020	80,114	12.00
The February 2019 Convertible Note Offering	2,311,703	2,311,703	10%	15.00	(*)	February – March 2020	44,396	18.00
The November 2019 Convertible Note Offering	559,433	559,433	12%	13.50	(*)	May – June 2020	-	-
The First January 2020 convertible Loan Agreement	87,473	-	12%	$13.50	(*)	July – August 2020	-	-
The First February 2020 convertible Loan Agreement	85,000	-	10%	$12.00	(*)	August 2020	-	-
The Second February 2020 convertible Loan Agreement	200,000	-	12%	$13.50	(*)	February 2021	6,666	15.00
The Third February 2020 convertible Loan Agreement	1,500,000	-	12%	$13.50	(*)	February 2021	41,665	15.00
The April 2020 Convertible Note Offering	350,010	-	12%	$13.50	(*)	October 2020	-	-
The June 2020 Convertible Loan Agreement	550,000	-	12%	$-	(*)	June 2021	49,603	11.55
	5,718,619	3,021,136
Less: Debt Discount	(528,130)	(124,096)
Less: Debt Issuance Costs	(38,949)	(614)
	5,151,540	2,896,425
Less: Current Debt	(5,151,540)	(2,896,425)
Total Long-Term Debt	$-	$-

(*)	As subject to adjustment as further outlined in the notes

The February 2018 Convertible Note Offering

During the three months ended March 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “February 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2018 Investors”) for aggregate gross proceeds of $725,000. In addition, $250,000 of the Company’s short-term debt along with accrued but unpaid interest of $40,675 was exchanged for convertible debt in the February 2018 Offering. These conversions resulted in the issuance of 24,223 warrants with a fair value of $181,139. These were recorded as a loss on extinguishment of debt.

The February 2018 Convertible Note Offering consisted of a maximum of $750,000 of units of the Company’s securities (each, a “February 2018 Unit” and collectively, the “February 2018 Units”), with each February 2018 Unit consisting of (a) a 15% Convertible Secured Promissory Note (each a “February 2018 Convertible Note” and together the “February 2018 Convertible Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“February 2018 Conversion Shares”) at a conversion price of $12.00 per share (the “February 2018 Note Conversion Price”), and (b) a five-year warrant (each a “February 2018 Offering Warrant and together the “February 2018 Offering Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the February 2018 Convertible Notes can be converted into (“February 2018 Warrant Shares”) at an exercise price of $12.00 per share (“February 2018 Warrant Exercise Price”). The February 2018 Offering Notes mature on the second (2nd) anniversary of their issuance dates. The February 2018 Offering Notes are secured by a second priority security interest in the Company’s assets up to $1,000,000.

The February 2018 Note Conversion Price and the February 2018 Offering Warrant Exercise Price are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The conversion feature of the February 2018 Convertible Note Offering provides for an effective conversion price that is below market value on the date of issuance. Such feature is normally characterized as a beneficial conversion feature (“BCF”). When the Company records a BCF the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The Company recorded a BCF and related debt discount of $37,350, the discount is being accreted over the life of the first Debenture to accretion of debt discount and issuance cost.

The Company recorded a $316,875 debt discount relating to 60,416 February 2018 Offering Warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

In connection with the February 2018 Convertible Note Offering, the Company retained a placement agent (the “Placement Agent”), to carry out the Offering on a “best-efforts” basis. For services in its capacity as Placement Agent, the Company has paid the Placement Agent a cash fee of $94,250 and issued to the Placement Agent shares of the Company’s common stock equal to ten percent (10%) of the Conversion Shares underlying the February 2018 Convertible Notes or 6,041 shares that had a fair value of $74,881, which was recorded as issuance cost and is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $940,675 of principal and $86,544 of unpaid interest into the August 2018 Equity Raise.

During the year ended December 31, 2019 the Company repaid $19,758 in interest.

During the six months ended June 30, 2020 the Company repaid $75,000 in principal and $781.25 in interest, and the Notes are no longer outstanding.

The March 2018 Convertible Note Offering

During the three months ended March 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “March 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “March 2018 Investors”) for aggregate gross proceeds of $770,000. In addition, $50,000 of the Company’s short-term debt, $767 accrued but unpaid interest and $140,600 of the Company’s vendor liabilities was exchanged for convertible debt within the March 2018 Convertible Note Offering. These conversions resulted in the issuance of 15,947 warrants with a fair value of $84,087. These were recorded as a loss on extinguishment of debt.

The March 2018 Convertible Note Offering consisted of a maximum of $900,000, with an over-allotment option of an additional $300,000 of units of the Company’s securities (each, a “March 2018 Unit” and collectively, the “March 2018 Units”), with each March 2018 Unit consisting of (a) a 14% Convertible Secured Promissory Note (each a “March 2018 Note” and together the “March 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $12.00 per share (the “Conversion Price”), and (b) a four-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $12.00 per share (“Exercise Price”). The March 2018 Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the March 2018 Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $254,788 debt discount relating to 80,114 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $886,367 of principal and $51,293 of unpaid interest pursuant to the August 2018 Equity Raise.

During the six months ended June 30, 2020 the Company accrued interest of $5,625.

The February 2019 Convertible Note Offering

During the nine months ended September 30, 2019, the Company conducted an offering to accredited investors (the “February 2019 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2019 Investors”) for aggregate gross proceeds of $1,993,025.

The February 2019 Convertible Note Offering consisted of (a) a 10% Convertible Promissory Note (each a “February 2019 Note” and together, the “February 2019 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $15.00 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company between February 21, 2019 and the date on which the Company’s consummates a listing onto a national securities exchange, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”), and (b) a four-year stock purchase warrant (each a “Warrant and together the “Warrants”) to purchase a quantity of shares of the Company’s common stock up to thirty-three percent (33%) of the number of shares of common stock into which the underlying Notes may be converted, at an exercise price of $18.00 per share (“Exercise Price”). During the nine months ended September 30, 2019 a total of 44,396 Warrants were issued in conjunction with The February 2019 Convertible Note Offering.

The February 2019 Notes mature on the first (1st) anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates, the principal and interest evidenced by the Note shall be mandatorily converted upon the earlier of (i) the listing of the Common Stock onto a national securities exchange, or (ii) upon a Qualified Offering.

The Conversion Price of the February 2019 Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $222,632 debt discount relating to 44,396 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the six months ended June 30, 2020 the Company accrued interest of $140,662.

The November 2019 Convertible Note Offering

During the year ended December 31, 2019, the Company conducted an offering to accredited investors (the “November 2019 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “November 2019 Investors”) for aggregate gross proceeds of $479,500. In addition, the Company converted $318,678 in Accounts Payable into this offering.

The November 2019 Convertible Note Offering consisted of (a) a 10% Convertible Promissory Note (each a “November 2019 Note” and together, the “November 2019 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a fixed conversion price equal to $13.50 per share.

The November 2019 Notes mature six months after the anniversary of their issuance dates. At any time on or after the Maturity Date, at the election of the Offering’s Purchaser, this Note may convert into Common Stock equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest of this Note on the date of such conversion by $13.50.

The Company recorded a $84,377 debt discount relating to an original issue discount equal to $79,933 and a beneficial conversion feature of $4,444. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the six months ended June 30, 2020 the company accrued interest of $41,625.

The January 2020 Convertible Note Offering

During the three months ended March 31, 2020, the Company conducted an offering to accredited investors (the “January 2020 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “January 2020 Investors”) for aggregate gross proceeds of $87,473.

The January 2020 Convertible Note Offering consisted of (a) a 12% Convertible Promissory Note (each a “January 2020 Note” and together, the “January 2020 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $13.50 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

The January 2020 Notes mature on the first (6th) month anniversary of their issuance dates. If an event of default occurs and is not cured within 30 days of the Company receiving notice, the notes will be convertible at 80% multiplied by the lowest VWAP of the common stock during the five (5) consecutive trading day period immediately preceding the date of the respective conversion, and a default interest rate of 24% will become effective.

The Conversion Price of the January 2020 Note are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $12,473 debt discount relating to original issue discount associated with these notes. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the six months ended June 30, 2020 the Company accrued interest of $4,762.

The First February 2020 Convertible Loan Agreement

On February 4, 2020, the Company entered into a loan agreement (the “First February 2020 Loan Agreement”) with an individual (the “First February 2020 Lender”), the First February 2020 Lender issued the Company a promissory note of $85,000 (the “First February 2020 Note”). Pursuant to the First February 2020 Loan Agreement, the First February 2020 Note has interest of ten percent (10%).

The First February 2020 Note are convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $12.00 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

The First February 2020 Notes mature on the first (6th) month anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates and the Notes have not been repaid or an event of default occurs as defined in the Notes, the notes will be convertible at the lesser of the fixed conversion price or 65% multiplied by the lowest trade of the common stock during the twenty (20) consecutive trading day period immediately preceding the date of the respective conversion and a default interest rate of 15% will be applied.

The Conversion Price of the First February 2020 Note are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $8,000 debt discount relating to original issue discount associated with these notes. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the six months ended June 30, 2020 the Company accrued interest of $4,108.

The Second February 2020 Convertible Loan Agreement

On February 11, 2020, the Company entered into a loan agreement (the “Second February 2020 Loan Agreement”) with an individual (the “Second February 2020 Lender”), the Second February 2020 Lender issued the Company a promissory note of $200,000 (the “Second February 2020 Note”). Pursuant to the Second February 2020 Loan Agreement, the Second February 2020 Note has interest of twelve percent (12%).  As additional consideration for entering in the Second February 2020 convertible Loan Agreement, the Company issued a five-year warrant to purchase 6,666 shares of the Company’s common stock at a purchase price of $15.00 per share.

The Second February 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $13.50 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

The Second February 2020 Note matures on the first (12th) month anniversary of its issuance date. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Date and the Note is unpaid, the note will be convertible at the lesser of the fixed conversion price or 75% multiplied by the lowest trade of the common stock during the twenty (20) consecutive trading day period immediately preceding the date of the respective conversion.

The Conversion Price of the First February 2020 Note is subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $33,340 debt discount relating to original issue discount associated with this note. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the six months ended June 30, 2020 the company accrued interest of $11,267.

The Third February 2020 convertible Loan Agreement

On February 25, 2020, the Company entered into a loan agreement (the “Third February 2020 Loan Agreement”) with an individual (the “Third February 2020 Lender”), the Third February 2020 Lender issued the Company a promissory note of $1,500,000 (the “Third February 2020 Note”). The Company received proceeds of $864,950 and converted notes payable of $385,000 in exchange for the note (see Note 5).  Pursuant to the Third February 2020 Loan Agreement, the Second February 2020 Note has interest of twelve percent (12% ).

The Third February 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $4.50 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

The Third February 2020 mature on the first (12th) month anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates and the note is unpaid, the notes will be convertible at the lower of the fixed conversion price or 75% multiplied by the lowest trade of the common stock during the twenty (20) consecutive trading day period immediately preceding the date of the respective conversion.

The Conversion Price of the Third February 2020 Note are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price being reduced to such lower purchase price, subject to carve-outs as described therein.

In accordance with ASC 470-50, since the present value of the cash flows under the new debt instrument was at least ten percent different from the present value of the remaining cash flows under the terms of the original debt instrument, the Company accounted for the note exchange as described above as a debt extinguishment. The Company recorded a loss on debt extinguishment of $535,041. This represents the fair value of the warrants issued $445,705 and a debt premium of $89,336. The note has an effective interest rate of 24%. The Company recorded a debt discount of $160,714. This is made up of an original issue discount of $250,050 less a debt premium of $89,336.

During the six months ended June 30, 2020 the Company accrued interest of $62,500.

The April 2020 Convertible Note Offering

During April of 2020, the Company conducted multiple closings of a private placement offering to accredited investors (the “April 2020 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “April 2020 Investors”) for aggregate gross proceeds of $350,010. The April 2020 Convertible Note Offering accrues interest at a rate of twelve percent per annum (12%). The April 2020 Convertible Note Offering mature on the six (6th) month anniversary of their issuance dates.

The April 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $13.50 per share after the maturity date or (ii) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

The Company recorded a $50,010 debt discount relating to original issue discount associated with these notes. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the six months ended June 30, 2020 the Company accrued interest of $8,050.

The June 2020 Convertible Loan Agreement

On June 19, 2020, the Company entered into a loan agreement (the “June 2020Loan Agreement”) with an individual (the “June 2020 Lender”), the June 2020 Lender issued the Company a promissory note of $550,000 (the “June 2020 Note”). Pursuant to the June 2020 Loan Agreement, the June 2020 Note has interest of twelve percent (12%).  As additional consideration for entering in the June 2020 convertible Loan Agreement, the Company issued a five-year warrant to purchase 49,603 shares of the Company’s common stock at a purchase price of $11.55 per share. The June 2020 Note matures on the first (12th) month anniversary of its issuance date.

Upon default the June 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) equal to the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the respective conversion.

The Company recorded a $67,500 debt discount relating to original issue discount associated with this note. The Company recorded a $274,578 debt discount relating to 49,603 warrants and 5,424 shares issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the six months ended June 30, 2020 the Company accrued interest of $13,317.

Note 7 – Related Party

Convertible notes

Convertible notes payable – related party as of June 30, 2020 and 2019 is as follows:

	Outstanding Principal as of				Warrants granted
	June 30, 2019	December 31, 2019	Interest Rate	Maturity Date	Quantity	Exercise Price
The March 2018 Convertible Note Offering	-	400	14%	April 2020	19,950	12.00
The February 2019 Convertible Note Offering	20,000	20,000	10%	May 2020	440	18.00
	20,000	20,400
Less: Debt Discount	-	(13)
Less: Debt Issuance Costs	-	-
	20,000	20,387
Less: Current Debt	(20,000)	(20,387)
Total Long-Term Debt	$-	$-

The March 2018 Convertible Note Offering

During the year ended December 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “March 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “Investors”) for aggregate gross proceeds of $239,400.

The March 2018 Convertible Note Offering consisted of a maximum of $900,000, with an over-allotment option of an additional $300,000, of units of the Company’s securities (each, a “March 2018 Unit” and collectively, the “March 2018 Units”), with each March 2018 Unit consisting of (a) a 14% Convertible Secured Promissory Note (each a “March 2018 Note” and together the “March 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $12.00 per share (the “Conversion Price”), and (b) a four-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $12.00 per share (“Exercise Price”). The Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $84,854 debt discount relating to 19,950 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $239,000 of principal and $15,401 of unpaid interest into the August 2018 Equity Raise.

During the six months ended June 30, 2020 the lender forgave $400 of principal and $70 of unpaid interest. This was recorded as a gain on settlement of debt on the Condensed Consolidated Statements of Comprehensive Income (Loss).

The February 2019 Convertible Note Offering

During the Nine months ended September 30, 2019, the Company conducted an offering to accredited investors (the “February 2019 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2019 Investors”) for aggregate gross proceeds of $20,000.

The February 2019 Convertible Note Offering consisted of (a) a 10% Convertible Promissory Note (each a “February 2019 Note” and together, the “February 2019 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $15.00 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company between February 21, 2019 and the date on which the Company’s consummates a listing onto a national securities exchange, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”), and (b) a four-year stock purchase warrant (each a “Warrant and together the “Warrants”) to purchase a quantity of shares of the Company’s common stock up to thirty-three percent (33%) of the number of shares of common stock into which the underlying Notes may be converted, at an exercise price of $18.00 per share (“Exercise Price”). During the nine months ended September 30, 2019 a total of 440 Warrants were issued in conjunction with The February 2019 Convertible Note Offering.

The February 2019 Notes mature on the first (1st) anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates, the principal and interest evidenced by the Note shall be mandatorily converted upon the earlier of (i) the listing of the Common Stock onto a national securities exchange, or (ii) upon a Qualified Offering.

The Company recorded a $2,465 debt discount relating to 440 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2019, $20,000 in principal was converted from a promissory note into this Offering.

During the six months ended June 30, 2020 the company accrued interest of $1,000.

Notes payable

Notes payable – related party as of June 30, 2020 and December 31, 2019 is as follows:

	Outstanding Principal as of				Warrants granted
	June 30, 2020	December 31, 2019	Interest Rate	Maturity Date	Quantity	Exercise Price
The June 2018 Frommer Loan Agreement	10,000	10,000	6%	August 17, 2018	500	12.00
The July 2018 Schiller Loan Agreements	20,863	20,863	6%	August 17, 2018	2,500	12.00
The June 2019 Loan Agreement	4,825,000	4,825,000	12.5%	December 3, 2019	-	-
The December 2019 Gravitas Loan Agreement	135,116	300,000	6.7%	March 1, 2020	-	-
The January 2020 Rosen Loan Agreement	-	-	-	February 2020	-	-
The February 2020 Banner Loan Agreement	-	-	-	February 2020	49	18.00
The February 2020 Frommer Loan Agreement	-	-	-	February 2020	15	18.00
	4,990,979	5,155,863
Less: Debt Discount	-	-
Less: Debt Issuance Costs	-	(26,521)
	4,990,979	5,129,342
Less: Current Debt	(4,990,979)	(5,129,342)
	$-	$-

The June 2018 Frommer Loan Agreement

On June 29, 2018, the Company entered into a loan agreement (the “June 2018 Frommer Loan Agreement”) with Jeremy Frommer, an officer of the Company, whereby the Company issued Frommer a promissory note in the principal amount of $10,000 (the “June 2018 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a four-year warrant to purchase 500 shares of the Company’s common stock at a purchase price of 12.00 per share. Pursuant to the June 2018 Frommer Loan Agreement, the June 2018 Frommer Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 (the “June 2018 Frommer Maturity Date”). On November 8, 2018 the Company executed upon an agreement that extended the maturity date of the June 2018 Frommer Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 681 warrants to purchase common stock of the Company at an exercise price of $18.00. These warrants had a fair value of $4,645 which was recorded to loss on extinguishment of debt. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the June 2018 Frommer Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 692 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date of this loan to May 15, 2019. On June 29, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date of this loan to December 15, 2019. On December 15, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date to May 15, 2020.

During the six months ended June 30, 2020 the Company accrued interest of $399.

The July 2018 Schiller Loan Agreement

On July 17, 2018, the Company entered into a loan agreement (the “Second July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $25,000 (the “Second July 2018 Schiller Note”). As additional consideration for entering in the Second July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Second July 2018 Schiller Loan Agreement, the Second July 2018 Schiller Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 1,698 shares of common stock of the Company at an exercise price of $18.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the Second July 2018 Schiller Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Schiller an additional 1,726 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement with Mr. Schiller that further extended the maturity date of this loan to May 15, 2019. On December 15, 2019 the Company entered into an agreement that further extended the maturity date of this loan to May 15, 2020.

During the six months ended June 30, 2020 the Company accrued interest of $832.

During the year ended December 31, 2019 $4,137 in principal was converted into the February 2019 Convertible Note Offering.

The June 2019 Loan Agreement

On June 3, 2019, the Company entered into a loan agreement (the “June 2019 Loan Agreement”), pursuant to which the Company was to be indebted in the amount of $2,400,000, of which $1,200,000 was funded by September 30, 2019 and $1,200,000 was exchanged from the May 2016 Rosen Loan Agreement dated May 26, 2016 in favor of Rosen for a joint and several interest in the Term Loan pursuant to the Debt Exchange Agreement. The June 2019 Loan Agreement, the June 2019 Loan bears interest at a rate of 12.5% per annum, compounded annually and payable on the maturity date of December 3, 2019 (the “June 2019 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the June 2019. In connection with the conversion of the May 2016 Rosen Loan Agreement the Company recorded a debt discount of $92,752. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

On July 29, 2019, the Company entered into the First Amendment Agreement to the June 2019 Loan Agreement pursuant to which the parties agreed to amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal aggregate amount of the June 2019 Loan to $2,500,000, and (ii) amend the provisions regarding the ranking of interest of such loan.

On August 12, 2019, the Company entered into the Second Amendment Agreement to the June 2019 Loan Agreement pursuant to which the parties agreed to further amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal aggregate amount of the June 2019 Loan to $3,000,000, and (ii) amend the provisions regarding the ranking of interest of such loan.

On September 16, 2019, the Company entered into the Third Amendment Agreement to the June 2019 Loan Agreement pursuant to which the parties agreed to further amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal amount of the June 2019 Loan to $4,000,000; and (ii) amend the provisions therein with regard to the ranking of security interests.

On October 10, 2019 the Company and investors entered into the Fourth Amendment Agreement to the June 2019 Loan Agreement, whereby the parties thereto agreed to (i) increase the principal amount of the June 2019 Loan to $4,825,000; and (ii) amend the interest, conversion terms, and other covenants of the note.

On February 27, 2020, the Company entered into a fifth amendment agreement to the June 2019 Loan Agreement, whereby the parties agreed to amend Section 2.6 of the June 2019 Loan Agreement and provide for: (i) an additional 10% of shares to be issued at the time of conversion in the event that the price per share (or unit, as applicable) of securities issued in a Qualified Public Offering (as such term is defined in the Fifth Amendment) is below $15.00; and (ii) provide for the acceleration of all outstanding interest due on the Loan upon the consummation of a Qualified Public Offering.

The December 2019 Gravitas Loan Agreement

On December 23, 2019, the Company entered into a loan agreement (the “December 2019 Gravitas Loan Agreement”), whereby the Company issued Gravitas a promissory note in the principal amount of $300,000 (the “December 2019 Gravitas Note”). Pursuant to the December 2019 Gravitas Loan Agreement, the December 2019 Gravitas Note has a flat interest payment of $20,000.

During the six months ended June 30, 2020 the Company accrued interest of $26,966.

During the six months ended June 30, 2020 the Company repaid $164,884 in principal.

The January 2020 Rosen Loan Agreement

On January 14, 2020, the Company entered into a loan agreement (the “January 2020 Rosen Loan Agreement”), whereby the Company issued a promissory note in the principal amount of $150,000 (the “January 2020 Rosen Note”). Pursuant to the January 2020 Rosen Loan Agreement, the January 2020 Rosen Note accrues interest at a fixed amount of $2,500 for the duration of the note.

During the six months ended June 30, 2020 the Company accrued interest of $15,273.

During the six months ended June 30, 2020 the Company repaid $150,000 in principal and $15,273 in interest.

The February Banner 2020 Loan Agreement

On February 15, 2020, the Company entered into a loan agreement (the “February 2020 Banner Loan Agreement”), whereby the Company issued a promissory note in the principal amount of $9,900 (the “February 2020 Note”) for expenses paid on behalf of the Company by an employee. Pursuant to the February 2020 Loan Agreement, the February 2020 Note bears interest at a rate of $495. As additional consideration for entering in the February 2020 Loan Agreement, the Company issued a five-year warrant to purchase 49 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the six months ended June 30, 2020 the Company repaid $9,900 in principal and $495 in interest.

The February 2020 Frommer Loan Agreement

On February 18, 2020, the Company entered into a loan agreement (the “February 2020 Frommer Loan Agreement”) with Jeremy Frommer, an officer of the Company, whereby the Company issued Frommer a promissory note in the principal amount of $2,989 (the “February 2020 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a five-year warrant to purchase 15 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the February 2020 Frommer Loan Agreement, the note is payable on the maturity date of February 28, 2020 (the “February 2020 Frommer Maturity Date”).

During the six months ended June 30, 2020 the Company repaid $2,989 in principal and $160 in interest.

Demand loan

On June 13, 2019, Mark Standish, who was subsequently named Chairman of the Board, made non-interest bearing loans of $100,000 to the Company in the form of cash. The loan is due on demand and unsecured. During the year ended December 31, 2019 the company repaid $25,000 of principal.

On December 17, 2019, Standish made non-interest bearing loans of $150,000 to the Company in the form of cash. The loan is due on demand and unsecured.

During the six months ended June 30, 2020, the Company repaid $150,000 in principal.

On March 27, 2020, a lender made non-interest bearing loans of $100,000 to the Company in the form of cash. The loan is due on demand and unsecured.

On April 9, 2020, a lender made non-interest bearing loans of $50,000 to the Company in the form of cash. The loan is due on demand and unsecured.

On April 21, 2020, a lender made non-interest bearing loans of $100,000 to the Company in the form of cash. The loan is due on demand and unsecured.

Officer compensation

During the six months ended June 30, 2020 the Company paid $56,479 for living expenses for officers of the Company.

Note 8 – Stockholders’ Deficit

Shares Authorized

During the period presented, the Company was authorized to issue up to thirty-five million (35,000,000) shares of capital stock, of which fifteen million (15,000,000) shares are designated as common stock, par value $0.001 per share, and twenty million (20,000,000) are designated as “blank check” preferred stock, par value $0.001 per share. The designations, rights, and preferences of such preferred stock are to be determined by the Company’s board of directors.

On July 13, 2020, the Company filed Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada, which authorize the issuance of 100,000,000 shares of common stock, and 20,000,000 shares of preferred stock.

Common Stock

On January 30, 2020, the Company issued 50,000 shares of its restricted common stock to consultants in exchange for three months of services at a fair value of $585,000. These shares were recorded as common stock issued for prepaid services and will be expensed over the life of the consulting contract to share based payments. During the six months ended June 30, 2020 the Company recorded $585,000 to share based payments.

On January 6, 2020, the Company issued 1,412 shares of its restricted common stock to settle outstanding vendor liabilities of $12,500. In connection with this transaction the Company also recorded a loss on settlement of vendor liabilities of $4,233.

On March 5, 2020, the Company issued 2,153 shares of its restricted common stock to settle outstanding vendor liabilities of $25,000. In connection with this transaction the Company also recorded a gain on settlement of vendor liabilities of $1,098.

On March 13, 2020 the Company entered into an exchange agreement with a warrant holder. The company agreed to exchange 5,833 warrants for 5,000 shares of the company common stock. In connection with this agreement the company recorded a loss on conversion of warrants to stock of $5,772

On March 19, 2020, the Company issued 20,000 shares of its restricted common stock to settle outstanding vendor liabilities of $72,048. In connection with this transaction the Company also recorded a gain on settlement of vendor liabilities of $122,953.

On June 29, 2020 the Company entered into an exchange agreement with a warrant holder. The company agreed to exchange 5,833 warrants for 2,239 shares of the company common stock and $10,000.

During the six months ended June 30, 2020 the Company cancelled 50,650 shares of treasury stock.

Stock Options

The Company applied fair value accounting for all share-based payments awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance – December 31, 2019 – outstanding	303,833	24.48	2.51
Granted	-	-	-
Exercised	-	-	-
Cancelled/Modified	(152,992)	25.29	-
Balance – June 30, 2020 – outstanding and exercisable	150,841	23.67	2.24

During the year ended December 31, 2018 the Company granted options of 166,666 to consultants. As of the date of this filing the company has not issued these options.

On May 7, 2020, the board of directors approved the Jerrick Media Holdings, Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”). Only employees, non-employee directors and consultants are eligible for awards under the Plan. The Plan provides for awards in the form of options (incentive stock options or nonstatutory stock options) restricted stock grants, and restricted stock unit grants. Up to 2,500,000 shares of common stock may be issued under the Plan and the option exercise price of stock options granted under the Plan shall not be less than 100% of the Fair Market Value (as defined in the Plan) (110% for 10% shareholders in the case of ISOs) of a share of common stock on the date of the grant. The option exercise price may be payable in cash, surrender of stock, cashless exercise or net exercise. Each grant awarded under the Plan shall be evidenced by a grant agreement and may or may not be subject to vesting. The Plan is subject to the approval of the Company’s stockholders within one year of the date of adoption by the Board of Directors. On July 8, 2020, the Company’s stockholders approved the Plan, which terminates on May 7, 2030. The Board of Directors may amend or terminate the Plan at any time and for any reason. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

On May 20, 2020 the Company entered into an exchange agreements with eight option holders. The company agreed to exchange 152,992 options previously issued under the 2015 Incentive Stock and Award Plan for 228,491 shares of the Company common stock. In connection with this agreement the Company recorded stock based compensation on conversion of options to stock of $1,405,664.

Warrants

The Company applied fair value accounting for all share-based payments awards. The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model.

The assumptions used for warrants granted during the six months ended June 30, 2020 are as follows:

	June 30, 2020	June 30, 2019
Exercise price	$11.55 - 18.00	$12.00 - 18.00
Expected dividends	0%	0%
Expected volatility	234.03% - 237.39%	107.59%-114.13%
Risk free interest rate	0.33% - 1.63%	1.93-2.41%
Expected life of warrant	5 years	4 – 5 years

Warrant Activities

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding and Exercisable – December 31, 2019	247,407	$15.75	-
Granted	98,199	13.26
Exercised	-	-
Forfeited/Cancelled	(33,526)	12.39
Outstanding – June 30, 2020	312,080	15.33	7,440
Exercisable – June 30, 2020	262,477	16.05	-

Warrants Outstanding				Warrants Exercisable
Exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$15.33	312,080	3.24	16.05	262,477	8.76

During the six months ended June 30, 2020, a total of 200 warrants were issued with notes payable (See Note 5 above). The warrants have a grant date fair value of $523,802 using a Black-Scholes option-pricing model and the above assumptions.

During the six months ended June 30, 2020, a total of 97,934 warrants were issued with convertible notes (See Note 6 above). The warrants have a grant date fair value of $1,017,605 using a Black-Scholes option-pricing model and the above assumptions.

During the six months ended June 30, 2020, a total of 64 warrants were issued with notes payable – related party (See Note 7 above). The warrants have a grant date fair value of $753 using a Black-Scholes option-pricing model and the above assumptions.

Note 9 – Commitments and Contingencies

The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carry back net operating losses (NOLs) originating between 2018 and 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.

In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation. The enactment of the CARES Act did not result in any material adjustments to our income tax provision for the six months ended June 30, 2020.

On March 26, 2020 and April 30, 2020, the Company received 2 separate loans pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act. The company is in the process of returning the funds received on April 30, 2020.

Litigation

On June 25, 2020, Home Revolution, LLC (“Home Revolution”) filed a lawsuit in the United States District Court for the District of New Jersey (the “Court”), entitled Home Revolution, LLC, et al v. Jerrick Media Holdings, Inc. et al, Case No. 2:20-cv-07775-JMV-MF (the “Action”). The complaint for the lawsuit alleges, among other things, that the Company breached the Membership Interest Purchase Agreement, as modified, and ancillary transaction documents in connection with the acquisition of Seller’s Choice, LLC, from Home Revolution in September 2019. The complaint additionally alleges violation of the New Jersey Uniform Securities Law, violations of the Exchange Act and Rule 10b-5 thereunder, fraud, equitable accounting, breach of fiduciary duty, conversion and unjust enrichment.

The Company continues to believe that the Action lacks merit and has moved to dismiss the Action. In the event this Action is not summarily dismissed, Jerrick intends to vigorously challenge it. At this time, the Company is unable to estimate potential damage exposure, if any, related to the litigation.

In addition to the existing claim for damages contained in the Complaint, on July 29, 2020, Home Revolution moved, by order to show cause, for preliminary injunctive relief. On August 13, 2020, the Court denied Home Revolution’s request for a preliminary injunction.

Lease Agreements

On May 5, 2018, the Company signed a 5-year lease for approximately 2,300 square feet of office space at 2050 Center Avenue Suite 640, Fort Lee, New Jersey 07024. Commencement date of the lease is June 1, 2018. The total amount due under this lease is $411,150.

On April 1, 2019, the Company signed a 4-year lease for approximately 796 square feet of office space at 2050 Center Avenue Suite 660, Fort Lee, New Jersey 07024. Commencement date of the lease is April 1, 2019. The total amount due under this lease is $108,229

The components of lease expense were as follows:

Six Months Ended June 30, 2020
Operating lease cost	$34,970
Short term lease cost	7,950
Total net lease cost	$42,920

Supplemental cash flow and other information related to leases was as follows:

Six Months Ended June 30, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating lease payments	33,064

Weighted average remaining lease term (in years):	3.05

Weighted average discount rate:	13%

Total future minimum payments required under the lease as of June 30, 2020 are as follows:

Twelve Months Ending December 31,
2020	$106,927
2021	111,257
2022	109,730
2023	2,081
Total	$329,995

Rent expense for the six months ended June 30, 2020 and 2019 was $59,168 and $36,671 respectively.

Note 10 – Subsequent Events

Subsequent to June 30, 2020 the Company entered into five convertible promissory note agreements with proceeds of $318,000 and one promissory note agreement with proceeds of $230,000. The Company also subsequently repaid $5,000 in principal from two of the promissory note agreements.

Subsequent to June 30, 2020 the Company also issued 391,854 five-year stock options to its employees. These options all have a vesting date of 4/1/2021, an exercise price of $8.55.

On July 13, 2020, the Company filed Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada. The Second Amended and Restated Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, and 20,000,000 shares of preferred stock.

Units consisting of:

Common Stock

Warrants

JERRICK MEDIA HOLDINGS, INC.

PROSPECTUS

Book-Running Manager

THE BENCHMARK COMPANY

Co-Manager

BROOKLINE CAPITAL MARKETS

                                 , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee	$2,239
FINRA filing fee	$2,360
The Nasdaq Capital Market initial listing fee	$55,000
Accounting fees and expenses	$30,000
Legal fees and expenses	$250,000
Printing and engraving expenses	$10,000
Miscellaneous	$5,401
Total	$355,000

All amounts are estimated except the SEC registration fee, the FINRA filing fee, and The Nasdaq Capital Market initial listing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Each of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors and officers. Our Amended and Restated Bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, without more, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

2020

The Second January 2020 Loan Agreement

On January 14, 2020, the Company entered into a loan agreement (the “Second January 2020 Loan Agreement”) with an individual (the “Second January 2020 Lender”) whereby the Second January 2020 Lender issued the Company a promissory note of $10,000 (the “Second January 2020 Note”). As additional consideration for entering in the Second January Loan Agreement, the Company issued a five-year warrant to purchase 50 shares of the Company’s common stock at a purchase price of $18.00 per share.

The Third January 2020 Loan Agreement

On January 22, 2020, the Company entered into a loan agreement (the “Third January 2020 Loan Agreement”) with an individual (the “Third January 2020 Lender”) whereby the Third January 2020 Lender issued the Company a promissory note of $15,000 (the “Third January 2020 Note”). As additional consideration for entering in the Third January Loan Agreement, the Company issued a five-year warrant to purchase 75 shares of the Company’s common stock at a purchase price of $18.00 per share.

The Second February 2020 convertible Loan Agreement

On February 11, 2020, the Company entered into a loan agreement (the “Second February 2020 Loan Agreement”) with an individual (the “Second February 2020 Lender”), the Second February 2020 Lender issued the Company a promissory note of $200,000 (the “Second February 2020 Note”). As additional consideration for entering in the Second February 2020 convertible Loan Agreement, the Company issued a five-year warrant to purchase 6,666 shares of the Company’s common stock at a purchase price of $15.00 per share.

The February 2020 Banner Loan Agreement

On February 15 2020, the Company entered into a loan agreement (the “February 2020 Banner Loan Agreement”), whereby the Company issued a promissory note in the principal amount of $9,900 (the “February 2020 Note”). As additional consideration for entering in the February 2020 Loan Agreement, the Company issued a five-year warrant to purchase 49 shares of the Company’s common stock at a purchase price of $18.00 per share.

The February 2020 Frommer Loan Agreement

On February 18, 2020, the Company entered into a loan agreement (the “February 2020 Frommer Loan Agreement”) with Jeremy Frommer, an officer of the Company, whereby the Company issued Frommer a promissory note in the principal amount of $2,989 (the “February 2020 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a five-year warrant to purchase 15 shares of the Company’s common stock at a purchase price of $18.00 per share.

The February 2020 Loan Agreement

On February 25, 2020, the Company entered into a loan agreement (the “February 2020 Loan Agreement”) with an individual (the “February 2020 Lender”) whereby the February 2020 Lender issued the Company a promissory note of $15,000 (the “February 2020 Note”). As additional consideration for entering in the February 2020 Loan Agreement, the Company issued a five-year warrant to purchase 75 shares of the Company’s common stock at a purchase price of $18.00 per share.

The June 2020 Loan Agreement

On June 19, 2020, the Company entered into a loan agreement (the “June 2020 Loan Agreement”) with an individual (the “June 2020 Lender”) whereby the June 2020 Lender issued the Company a promissory note of $550,000 (the “June 2020 Note”). As additional consideration for entering in the June 2020 Loan Agreement, the Company issued a five-year warrant to purchase 49,603 shares of the Company’s common stock at a purchase price of $11.55 per share. In addition, the Company issued 5,424 commitment shares to the June 2020 Lender.

The July 2020 Loan Agreement

On July 16, 2020, the Company entered into a loan agreement (the “July 2020 Loan Agreement”) with an individual (the “July 2020 Lender”) whereby the July 2020 Lender issued the Company a promissory note of $250,000 (the “July 2020 Note”). As additional consideration for entering in the July 2020 Loan Agreement, the Company issued 6,666 commitment shares to the July 2020 Lender.

Consultant Shares

During the 3 months ended March 31, 2020, the Company issued 53,565 shares to consultants.

The July 2020 Convertible Loan Agreements

Between July 29, 2020 and August 14, 2020, the Company issued convertible promissory notes in the amount of $250,000, convertible into 19,608 shares of common stock. As additional consideration for entering into these notes, the Company issued warrants to issue 19,608 shares of the Company’s common stock at a purchase price of $8.55.

2019

During 2019, we issued the securities below that were not registered under the Securities Act. All of the securities discussed herein were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

March 2019 Gravitas Capital Loan Agreement

On April 12, 2019 the Company executed upon an agreement that further extended the maturity date of the March 2019 Gravitas Capital Loan Agreement to May 15, 2019. As part of the extension agreement, the Company issued Gravitas Capital an additional 166 warrants to purchase common stock of the Company at an exercise price of $18.00.

The Company issued 33,333 shares of Common Stock to individuals in consideration for consulting services.

May 2019 Loan Agreement

On May 31, 2019 the Company entered into a loan agreement (the “May 2019 Loan Agreement”), whereby the Company issued the investor a promissory note in the principal amount of $10,000. As additional consideration for entering in the May 2019 Loan Agreement, the Company issued the investor a five-year warrant to purchase 50 shares of the Company’s common stock at a purchase price of $12.00 per share.

July 2019 Loan Agreement

On July 26, 2019, the Company entered into a loan agreement (the “July 2019 Loan Agreement”) with an investor, whereby the Company issued a promissory note in the principal amount of $12,000 (the “July 2019 Note”). As additional consideration for entering in the July 2019 Loan Agreement, the Company issued a five-year warrant to purchase 180 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the July 2019 Loan Agreement, the July 2019 Note bears interest at a flat rate of $600 and payable on the maturity date of August 2, 2019 (the “July 2019 Maturity Date”).

This note was subsequently repaid.

July 2019 Gravitas Capital Loan Agreement

On July 16, 2019, the Company entered into a loan agreement (the “August 2019 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $100,000 (the “August 2019 Gravitas Capital Note”). As additional consideration for entering in the August 2019 Gravitas Capital Loan Agreement, the Company issued Gravitas Capital a five-year warrant to purchase 333 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the August 2019 Gravitas Capital Loan Agreement, the August 2019 Gravitas Capital Note bears interest at a flat rate of $5,000 and payable on the maturity date of September 1, 2019 (the “July 2019 Gravitas Capital Maturity Date”).

August 2019 Schiller Loan Agreement

On August 6, 2019, the Company entered into a loan agreement (the “August 2019 Schiller Loan Agreement”) with Gravitas Capital, whereby the Company issued Leonard Schiller a promissory note in the principal amount of $15,000 (the “August 2019 Schiller Note”). As additional consideration for entering in the August 2019 Schiller Note Loan Agreement, the Company issued Leonard Schiller a five-year warrant to purchase 75 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the August 2019 Schiller Loan Agreement, the August 2019 Schiller Note bears interest at a flat rate of $750 and payable on the maturity date of August 9, 2019 (the “August 2019 Schiller Note Maturity Date”).

This note was subsequently repaid.

August 2019 Loan Agreement

On August 6, 2019, the Company entered into a loan agreement (the “August 2019 Loan Agreement”) with an investor, whereby the Company issued a promissory note in the principal amount of $12,000 (the “August 2019 Note”). As additional consideration for entering in the August 2019 Loan Agreement, the Company issued a five-year warrant to purchase 60 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the August 2019 Loan Agreement, the August 2019 Note bears interest at a flat rate of $600 and payable on the maturity date of August 9, 2019 (the “August 2019 Maturity Date”).

This note was subsequently repaid.

September 2019 Loan Agreement

On September 4, 2019, the Company entered into a loan agreement (the “September 2019 Loan Agreement”) with an investor, whereby the Company issued a promissory note in the principal amount of $15,000 (the “September 2019 Note”). As additional consideration for entering in the September 2019 Loan Agreement, the Company issued a five-year warrant to purchase 75 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the September 2019 Loan Agreement, the September 2019 Note bears interest at a flat rate of $750 and payable on the maturity date of September 9, 2019 (the “September 2019 Maturity Date”).

This note was subsequently repaid.

On September 17, 2019 the Company entered into an agreement to extend the July 2019 Gravitas Capital Loan Agreement. In consideration for this extension, the Company issued the accredited investor a five-year warrant to purchase 333 shares of the Company’s common stock with an exercise price of $18.00 per share.

On September 26, 2019, the Company entered into loan agreements with accredited investors (the “September 2019 Loan Agreements”), whereby the Company issued such accredited investors promissory notes in the aggregate principal amount of $62,500 (the “September 2019 Notes”). As additional consideration for entering into the September 2019 Loan Agreements, the Company issued such accredited investors five-year warrants to purchase up to an aggregate of 396 shares of the Company’s common stock with an exercise price of $18.00 per share.

On October 23, 2019, the Company issued warrants to purchase up to 6,666 shares of common stock to a director in connection with his resignation for past board services rendered.

November 2019 Convertible Promissory Notes

In November 2019, the Company issued to accredited investors a series of convertible promissory notes with an aggregate principal amount of $554,182.50 (the “November 2019 Notes”). The November 2019 Notes are convertible into shares of the Company’s common stock at a conversion price of $13.50 per share or upon a Qualified Public Offering (as defined in the November 2019 Notes) at the option of the holder at a conversion price per share equal to the lesser of 80% of the lowest per share weighted average volume price or $13.50.

Consultant Shares

During the 3 months ended December 31, 2019, the Company issued 4,965 shares to consultants.

2018

During the year ended December 31, 2018, we issued the securities below that were not registered under the Securities Act. All of the securities discussed herein were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

January 2018 Rosen Loan Agreement

On January 16, 2018, the Company entered into a loan agreement (the “January 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $60,000 (the “January 2018 Rosen Note”). The January 2018 Rosen Note is secured by Jeremy Frommer, whereas upon default Mr. Frommer would owe his own personal default shares of the Company’s common stock to Rosen equal to the amount of principal outstanding divided by 12.00. Pursuant to the January 2018 Rosen Loan Agreement, the January 2018 Rosen Note bears interest at a rate of 6% per annum and is payable on the maturity date of January 31, 2018 (the “January 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the secured term loan in the principal amount of $1,000,000 issued by Mr. Rosen are due. During the year ended December 31, 2018, the Company repaid $60,000 in principal and $200 in interest and the loan is no longer outstanding.

January 2018 Gordon Loan Agreement

On January 16, 2018, the Company entered into a loan agreement (the “January 2018 Gordon Loan Agreement”) with Mr. Christopher Gordon (“Gordon”), whereby the Company issued Gordon a promissory note in the principal amount of $40,000 (the “January 2018 Gordon Note”). The January 2018 Gordon Note is secured by Jeremy Frommer, whereas upon default Mr. Frommer would owe his own personal default shares of the Company’s common stock to Gordon equal to the amount of principal outstanding divided by 12.00. Pursuant to the January 2018 Gordon Loan Agreement, the January 2018 Gordon Note bears interest at a rate of 6% per annum and payable on the maturity date of January 31, 2018 (the “January 2018 Gordon Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the January 2018 Gordon Note are due. During the year ended December 31, 2018, the Company repaid $40,000 in principal and $105 in interest and the loan is no longer outstanding.

February 2018 Note

On February 8, 2018, the Company issued a convertible note to a third-party lender totaling $40,750 (the “February 2018 Note”). The February 2018 Note accrues interest at 18% per annum and matures with interest and principal both due on February 8, 2020. In addition, the Company issued a warrant to purchase 1,358 shares of Company common stock. The warrant entitles the holder to purchase the Company’s common stock at a purchase price of $12.00 per share for a period of five years from the issue date. The Company recorded a $7,963 debt discount relating to the warrants issued to the investor based on the relative fair value of each equity instrument on the dates of issuance and an original issue discount of $5,298. The debt discount is being accreted over the life of the note. The February 2018 Note and accrued interest is convertible at a conversion price of $12.00 per share, subject to adjustment. During the year ended December 31, 2018 the Company repaid $40,750 of principal and $3,548 of unpaid interest and the loan is no longer outstanding.

First March 2018 Rosen Loan Agreement

On March 4, 2018, the Company entered into a loan agreement (the “First March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $10,000 (the “First March 2018 Rosen Note”). As additional consideration for entering in the First March 2018 Rosen Note Loan Agreement, the Company issued Rosen a five-year warrant to purchase 166 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the First March 2018 Rosen Loan Agreement, the First March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 19, 2018 (the “First March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $10,000 in principal and $260 in interest and the loan is no longer outstanding.

Second March 2018 Rosen Loan Agreement

On March 9, 2018, the Company entered into a loan agreement (the “Second March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $15,000 (the “Second March 2018 Rosen Note”). As additional consideration for entering in the Second March 2018 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 250 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Second March 2018 Rosen Loan Agreement, the Second March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 24, 2018 (the “Second March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Second March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $15,000 in principal and $365 in interest and the loan is no longer outstanding.

Third March 2018 Rosen Loan Agreement

On March 13, 2018, the Company entered into a loan agreement (the “Third March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $10,000 (the “Third March 2018 Rosen Note”). As additional consideration for entering in the Third March 2018 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 166 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Third March 2018 Rosen Loan Agreement, the Third March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 28, 2018 (the “Third March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Third March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $10,000 in principal and $230 in interest and the loan is no longer outstanding.

The May 2018 Schiller Loan Agreement

On May 2, 2018, the Company entered into a loan agreement (the “May 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal amount of $100,000 (the “May 2018 Schiller Note”). As additional consideration for entering in the May 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 5,000 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the May 2018 Schiller Loan Agreement, the May 2018 Schiller Note bears interest at a rate of 13% per annum and is payable on the maturity date of February 02, 2019 (the “May 2018 Schiller Maturity Date”). During the year ended December 31, 2018, the Company converted $100,000 of principal and $4,369 of unpaid interest into the August 2018 Equity Raise (as defined below) and the loan is no longer outstanding.

June 2018 Frommer Loan Agreement

On June 29, 2018, the Company entered into a loan agreement (the “June 2018 Frommer Loan Agreement”) with Jeremy Frommer, an officer of the Company, whereby the Company issued Frommer a promissory note in the principal amount of $10,000 (the “June 2018 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a four-year warrant to purchase 500 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the June 2018 Frommer Loan Agreement, the June 2018 Frommer Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 (the “June 2018 Frommer Maturity Date”). On November 8, 2018 the Company executed an agreement that extended the maturity date of the June 2018 Frommer Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 680 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019, the Company executed an agreement to further extend the maturity date of the June 2018 Frommer Loan Agreement to May 15, 2019.

First July 2018 Schiller Loan Agreement

On July 3, 2018, the Company entered into a loan agreement (the “First July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $35,000 (the “First July 2018 Schiller Note”). As additional consideration for entering in the First July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018.  Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 2,383 shares of common stock of the Company at an exercise price of $18.00. On March 29, the Company executed an agreement to further extend the maturity date of this loan to May 15, 2019.

Second July 2018 Schiller Loan Agreement

On July 17, 2018, the Company entered into a loan agreement (the “Second July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $25,000 (the “Second July 2018 Schiller Note”). As additional consideration for entering in the Second July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Second July 2018 Schiller Loan Agreement, the Second July 2018 Schiller Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 1,698 shares of common stock of the Company at an exercise price of $18.00. On March 29, the Company executed an agreement to further extend the maturity date of this loan to May 15, 2019.

First July 2018 Rosen Loan Agreements

On July 12, 2018, the Company entered into a loan agreement (the “First July 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $10,000 (the “First July 2018 Rosen Note”). Pursuant to the First July 2018 Rosen Loan Agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. Subsequent to the On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 458 shares of common stock of the Company at an exercise price of $18.00. On March 29, the Company executed an agreement to further extend the maturity date of this loan to May 15, 2019.

Second July 2018 Rosen Loan Agreements

On July 18, 2018, the Company entered into a loan agreement (the “Second July 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $50,000 (the “Second July 2018 Rosen Note”) resulting from the conversion of a demand note (as described below). As additional consideration for entering into the Second July 2018 Rosen Loan Agreement, the Company issued Rosen a four-year warrant to purchase 2,500 shares of the Company’s common stock at a purchase price of $12.00 per share. The Second July 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 3,399 shares of common stock of the Company at an exercise price of $18.00. On March 29, the Company executed an agreement to further extend the maturity date of this loan to May 15, 2019.

November 2018 Rosen Loan Agreement

On November 29, 2018, the Company entered into a loan agreement (the “November 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $25,000 (the “November 2018 Rosen Note”). As additional consideration for entering in the November 2018 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $18.00 per share. The November 2018 Rosen Note bears interest at a rate of 6% per annum and is payable on the maturity date of December 23, 2018. During the year ended December 31, 2018, the Company repaid $25,000 of principal and $33 of unpaid interest and the loan is no longer outstanding.

December 2018 Rosen Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $75,000 (the “December 2018 Rosen Note”). As additional consideration for entering in the December 2018 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $6.00 per share. The December 2018 Rosen Note bears interest at a rate of 6% per annum and is payable on the maturity date of January 26, 2019. On March 29, the Company executed an agreement to further extend the maturity date of this loan to May 15, 2019.

December 2018 Gravitas Capital Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $50,000 (the “December 2018 Gravitas Capital Note”). As additional consideration for entering in the December 2018 Gravitas Capital Note Loan Agreement, the Company issued Gravitas Capital a four-year warrant to purchase 833 shares of the Company’s common stock at a purchase price of $18.00 per share. The December 2018 Gravitas Capital Note bears interest at a rate of 6% per annum and is payable on the maturity date of January 27, 2019.In January 2019, the Company repaid $50,000 in principal and $250 in interest, and the loan is no longer outstanding.

2017

During the year ended December 31, 2017, we issued the securities below that were not registered under the Securities Act. All of the securities discussed herein were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

On February 7, 2017, the Company issued 29,460 shares of its restricted Common Stock to consultants in exchange for services at a fair value of $293,427.

In March of 2017, the Company issued 20,000 shares of Common Stock to ProActive Capital Resources Group, under an Advisory Agreement for their services as an Investor Relations group.

On April 25, 2017, the Company issued convertible notes to Arthur Rosen, totaling $25,000 (the “April Rosen Notes”). The April Rosen Notes accrue interest at 12% per annum and mature with interest and principal both due on September 1, 2017. In addition, in connection with the April Rosen Notes, the Company issued a five-year warrant to purchase 291 shares of Company common stock at a purchase price of $12.00 per share. On September 7, 2017, the April Rosen Notes and accrued interest was converted into the August 2017 Convertible Note Offering.

On April 25, 2017, the Company issued a convertible note to Chris Gordon, totaling $25,000 (the “April Gordon Notes”). The April Gordon Notes accrue interest at 12% per annum and matures with interest and principal both due on September 1, 2017. In addition, the Company issued a five-year warrant to purchase 291 shares of Company common stock at a purchase price of $12.00 per share. The April Gordon Notes and accrued interest were converted into the August 2017 Convertible Note Offering.

In November of 2017, the Company issued a warrant to purchase 1,666 shares of Common Stock to Arthur Rosen in consideration for the extension of an outstanding Promissory Note. The warrants have an exercise price of $12.00 and an expiration date of November 13, 2022.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated February 5, 2016 by and among the Company, GPH Merger Sub., Inc., and Jerrick Ventures, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

2.2	Agreement and Plan of Merger dated February 28, 2016 by and among the Company and Jerrick Ventures, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.1	Articles of Incorporation, filed with the Nevada Secretary of State on December 30, 1999 (incorporated by reference to the Company’s annual report on Form 10-SB filed with the Commission on March 30, 2006).

3.2	Amended and Restated Articles of Incorporation, filed with the Nevada Secretary of State on November 6, 2013 (incorporated by reference to Exhibit 3.3 to the Company’s current report on Form 8-K filed with the Commission on December 4, 2013).

3.3	Certificate of Designation, Preferences, and Rights of Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed with the Commission on April 8, 2014).

3.4	Certificate of Designation, Preferences and Rights of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed with the Commission on December 4, 2014).

3.5	Certificate of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed with the Commission on August 3, 2015).

3.6	Certificate of Designation of Series D Preferred Stock (incorporated by reference to Exhibit 3.1(f) of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

3.7	Jerrick Ventures, Inc. Certificate of Designation of Series A Cumulative Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1(f) of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

3.8	Jerrick Ventures, Inc. Amendment to Certificate of Designation of Series A Cumulative Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1(f) of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

3.9	Jerrick Ventures, Inc. Certificate of Designation of Series B Cumulative Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1(f) of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

3.10	Certificate of Withdrawal of Certificate of Designation for Series A Preferred Stock. (incorporated by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.11	Certificate of Withdrawal of Certificate of Designation for Series B Preferred Stock. (incorporated by reference to Exhibit 3.2 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.12	Certificate of Withdrawal of Certificate of Designation for Series C Preferred Stock. (incorporated by reference to Exhibit 3.3 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.13	Certificate of Designation for Series A Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.14	Certificate of Designation for Series C Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.5 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.15	Second Amended and Restated Articles of Incorporation, filed with the Secretary of State of the State of Nevada on July 13, 2020.

3.16	Certificate of Amendment, filed with the Secretary of State of the State of Nevada on August 13, 2020.

3.17	Bylaws (incorporated by reference to the Company’s annual report on Form 10-SB filed with the Commission on March 30, 2006).

3.18	Amended and Restated Bylaws (incorporated by reference to the Company’s current report on Form 8-K filed with the Commission on May 12, 2020.

3.19	Articles of Incorporation of Jerrick Ventures, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

4.1	Convertible Promissory Note between the Company and KBM Worldwide, Inc. dated August 22, 2014 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the Commission on August 26, 2014).

4.2	Convertible Promissory Note between the Company and KBM Worldwide, Inc. dated November 17, 2014 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the Commission on December 2, 2014).

4.3	Securities Purchase Agreement between the Company, Bonjoe Gourmet Chips LLC and certain purchasers dated December 10, 2014 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the Commission on December 10, 2014).

4.4	Amended and Restated Securities Purchase Agreement between the Company, Bonjoe Gourmet Chips LLC and certain purchasers dated January 30, 2015 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the Commission on February 3, 2015).

4.5	Convertible Debenture, dated March 17, 2016 (incorporated by reference to Exhibit 4.5 to the Company’s annual report on Form 10-K filed with the Commission on April 14, 2016).

4.6	Secured Promissory Note, dated April 5, 2016 (incorporated by reference to Exhibit 4.6 to the Company’s annual report on Form 10-K filed with the Commission on April 14, 2016).

4.7	Form of Warrant. (incorporated by reference to Exhibit 4.1 to the Company’s quarterly report on Form 10-Q filed with the Commission on August 24, 2016).

4.8	Form of Warrant. (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8- K filed with the Commission on March 21, 2017).

4.9	Form of Series A Preferred Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.5 the Company’s Registration Statement on Form S-1 filed with the Commission on August 31, 2016)

4.10	Form of Series B Preferred Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.6 the Company’s Registration Statement on Form S-1 filed with the Commission on August 31, 2016)

4.11	Common Stock Purchase Warrant, dated April 5, 2016 (incorporated by reference to Exhibit 10.15 to the Company’s annual report on Form 10-K filed with the Commission on April 14, 2016).

4.12	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s quarterly report on Form 10-Q filed with the Commission on August 24, 2016).

4.13	Form of Warrant (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on January 17, 2017).

4.14	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).

4.15	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on July 21, 2017).

4.16	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on September 18, 2017)

4.17	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on January 2, 2018)

4.18	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on April 2, 2018)

4.19	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on May 29, 2018)

4.20	Form of Purchaser Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

4.21	Form of Incentive Warrant (incorporated by reference to Exhibit 4.2 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

5.1+	Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1	Agreement for the Purchase and Sale of Real Estate between Ashland Holdings, LLC and TD Bank dated October 29, 2013 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on November 1, 2013).

10.2	Release Agreement between the Company and George I. Norman dated August 15, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on August 15, 2014).

10.3	Securities Purchase Agreement between the Company and KBM Worldwide, Inc. dated August 22, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on August 26, 2014).

10.4	Sale and Purchase Agreement between Ashland Holdings, LLC and Jonathon and Jessica Delavan dated October 2, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on October 9, 2014).

10.5	Securities Purchase Agreement between the Company and KBM Worldwide, Inc. dated November 17, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on December 2, 2014).

10.6	Investment Agreement dated as of November 30, 2014 by and between the Company and Kent Campbell (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on December 4, 2014).

10.7	Royalty Agreement between the Company and Bonjoe Gourmet Chips LLC dated December 10, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on December 16, 2014).

10.8	Securities Purchase Agreement dated as of July 29, 2015 between Great Plains Holdings, Inc. and Cape One Master Fund II LP. (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on August 3, 2015).

10.9	Spin-Off Agreement dated as of February 5, 2016 between the Company and Kent Campbell. (incorporated by reference to Exhibit 10.9 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

10.10	Share Exchange Agreement dated as of February 5, 2016 by and among Great Plains Holdings, Inc., Kent Campbell, Denis Espinoza and Sarah Campbell. (incorporated by reference to Exhibit 10.10 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

10.11	Form of Stock Purchase Agreement. (incorporated by reference to Exhibit 10.11 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

10.12	Loan Agreement by and between the Company and Arthur Rosen, dated May 26, 2016. (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on June 2, 2016).

10.13	Security Agreement by and between the Company and Arthur Rosen, dated May 26, 2016. (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on June 2, 2016).

10.14	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s quarterly report on Form 10-Q filed with the Commission on August 24, 2016).

10.15	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).

10.16	Form of Promissory Note (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).

10.17	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s quarterly report on Form 10-Q filed with the Commission on August 24, 2016).

10.18	Assignment and Assumption Agreement, dated May 12, 2017 (incorporated by reference to Exhibit 10.1 of the Company’s quarterly report on Form 10-Q filed with the Commission on May 15, 2017).

10.19	Line of Credit Agreement, dated May 9, 2017 by and between the Company and Arthur Rosen (incorporated by reference to Exhibit 10.1 of the Company’s quarterly report on Form 10-Q filed with the Commission on May 15, 2017).

10.20	Promissory Note Issued In Favor Grawlin, LLC, Dated May 12, 2017, (incorporated by reference to Exhibit 10.1 of the Company’s quarterly report on Form 10-Q filed with the Commission on May 15, 2017).

10.21	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on January 17, 2017).

10.22	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on January 17, 2017).

10.23	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).

10.24	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).

10.25	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on July 21, 2017).

10.26	Form of 8.5% Convertible Redeemable Debentures due April 18, 2018 (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on July 21, 2017).

10.27	Securities Purchase Agreement between the Company and Crossover Capital Fund I, LLC dated July 11, 2017 (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.28	Jerrick Media Holdings Inc. 8.5% Convertible Redeemable Note Due April 11, 2018 (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.29	First Amendment to 8.5% Convertible Redeemable Note Due April 11, 2018 (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.30	Securities Purchase Agreement between the Company and Diamond Rock LLC dated July 24, 2017 (incorporated by reference to Exhibit 10.4 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.31	Jerrick Media Holdings Inc 8.5% Convertible Redeemable Note Due April 11, 2018 (incorporated by reference to Exhibit 10.5 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.32	First Amendment to 8.5% Convertible Redeemable Note Due April 24, 2018 (incorporated by reference to Exhibit 10.6 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.33	First Amendment to 8.5% Convertible Redeemable Note Due April 18, 2018 (incorporated by reference to Exhibit 10.7 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.34	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on September 18, 2017)

10.35	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on September 18, 2017)

10.36	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on February 14, 2018)

10.37	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on January 2, 2018)

10.38	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on January 2, 2018)

10.39	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on February 13, 2018)

10.40	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on February 13, 2018)

10.41	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on April 2, 2018)

10.42	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on April 2, 2018)

10.43	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on May 29, 2018)

10.44	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on May 29, 2018)

10.45	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.46	Form Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.47	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.48	Form of Series A Preferred Stock Conversion Letter Agreement (incorporated by reference to Exhibit 10.4 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.49	Form of Series B Preferred Stock Conversion Letter Agreement (incorporated by reference to Exhibit 10.5 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.50	Form of Convertible Note Conversion Letter Agreement (incorporated by reference to Exhibit 10.6 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.51	Form of Promissory Note Conversion Letter Agreement (incorporated by reference to Exhibit 10.7 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.52	Lease Agreement (incorporated by reference to Exhibit 10.5 of the Company’s quarterly report on Form 10-Q filed with the Commission on August 20, 2018)

10.53*	Jerrick Ventures, Inc. 2015 Incentive Stock and Award Plan and forms of award agreements thereunder

10.54*	2020 Equity Incentive Plan and forms of award agreements thereunder

16.1	Letter from Sadler, Gibb & Associates, LLC dated January 7, 2019

23.1*	Consent of Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm for Jerrick Media Holdings, Inc.

23.3+	Consent of Sheppard Mullin Richter & Hampton LLP (included as Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this Registration Statement)

*	filed herewith.

+	To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Fort Lee, State of New Jersey, on the 20th day of August, 2020.

JERRICK MEDIA HOLDINGS, INC.

By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeremy Frommer	Chief Executive Officer and Director	August 20, 2020
Jeremy Frommer	(Principal Executive Officer)

*	Chief Financial Officer	August 20, 2020
Chelsea Pullano	(Principal Financial and Accounting Officer)

*	Chairman of the Board	August 20, 2020
Mark Standish

*	Director	August 20, 2020
Mark Patterson

*	Director	August 20, 2020
Leonard Schiller

*	Director	August 20, 2020
Laurie Weisberg

* By:	/s/ Jeremy Frommer
Jeremy Frommer, Attorney-in-fact